Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.20

Execution Version

Dated as of January 25, 2008

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, AS OWNER TRUSTEE

as Lessor

and

CONCESIONARIA VUELA COMPAÑIA DE AVIACION S.A. DE C.V.

as Lessee

AIRCRAFT LEASE AGREEMENT

relating to the leasing of one A320-XXX aircraft

bearing manufacturer’s serial

number 3672

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

- i -

TABLE OF CONTENTS

(continued)

Page

*****	107

Schedule 9 *****	108

Schedule 10 [INTENTIONALLY LEFT BLANK]	109

Schedule 11 *****	110

*****	110

*****	113

Schedule 12 *****	122

Schedule 13 *****	123

*****	123

*****	124

*****	125

*****	126

*****	127

*****	128

*****	129

*****	130

Schedule 14 *****	131

*****	132

*****	133

*****	134

Schedule 15 *****	135

*****	136

*****	137

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

- ii -

THIS AGREEMENT is made as of January 25, 2008

Between:

(1) WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, except as otherwise expressly herein provided, but solely as Owner Trustee, under the Trust Agreement (as defined below), a national banking association organized under the laws of the United States, whose main office is at 299 South Main Street, 12th Floor, Salt Lake City, Utah 84111 (Lessor); and

(2) CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A. DE C.V., a company (sociedad anónima de capital variable) incorporated under the laws of México, whose registered office is at Alfonso Nápoles Gándara #490, Edificio General Electric, 1er piso, Col. Santa Fe Peña Blanca, 01210 México, D.F., México (Lessee).

It is agreed as follows:

1.	Interpretation

Definitions

1.1 In this Agreement, unless the context otherwise requires, capitalized words and expressions shall have the respective meanings given to them in paragraph 1.1 of Schedule 1 (Definitions and Construction).

Construction

1.2 The conventions on construction and usage set out in paragraph 1.2 of Schedule 1 (Definitions and Construction) shall apply to this Agreement.

Clauses and Schedules

1.3 References in this Agreement to clauses or schedules are, unless otherwise specified, references to clauses of and schedules to this Agreement and together the clauses and schedules shall constitute this Agreement. Certain provisions including conditions precedent and representations and warranties have been placed in the schedules and shall take effect as part of this Agreement.

2.	Agreement to Lease

Subject to and in accordance with the terms and conditions of this Agreement, Lessor agrees to lease the Aircraft to Lessee and Lessee agrees to take the Aircraft on lease from Lessor for the Term.

3.	Delivery

Scheduled Date

3.1	Lessor shall, when known, notify Lessee of the date on which Delivery is scheduled to occur (the Scheduled Delivery Date) but in any event (if known) shall:

(a)	No later than thirty (30) days prior to the Scheduled Delivery Month, notify Lessee of the week in which the Scheduled Delivery Date is expected to occur; and

(b)	No later than seven (7) days prior to the week notified to Lessee pursuant to clause 3.1(a), notify Lessee of the Scheduled Delivery Date.

Lessor shall also give Lessee advance notice of any inspection and predelivery flight tests reasonably in advance of the dates thereof so as to enable Lessee to participate in such inspection and predelivery flight test in accordance with the Participation Agreement.

Pre-Delivery Procedure

3.2	Lessor and Lessee will follow the Pre-Delivery Procedure set out in Schedule 7 (Pre-Delivery Procedure)

3.3	After completion of the Pre-Delivery Procedure and subject to the terms of this Agreement, Lessor shall offer, if the Aircraft meets the Delivery Condition Specification, delivery of the Aircraft at the Delivery Location in an “AS IS, WHERE IS” condition. Lessee shall effect acceptance of the Aircraft by execution and delivery to Lessor of the Acceptance Certificate. Lessee’s acceptance of the Aircraft shall be absolute, unconditional and irrevocable.

Delayed Delivery

3.4	If owing to a Delayed Delivery Event there is a delay in the delivery of the Aircraft, or Delivery does not occur, then:

(a)	(i)	Lessor will not be responsible for any Losses (, including loss of profit) suffered or incurred by Lessee, arising from or in connection with the delay or non-delivery of the Aircraft.;

	(ii)	Lessee will not be entitled to terminate this Agreement or to reject the Aircraft when tendered for delivery by Lessor in accordance with this Agreement because of any such delay except in the circumstances set out in clause 3.4(a)(iii), clause 3.4(a)(iv) or paragraph 4 of Schedule 7 (Pre-Delivery Procedure);

	(iii)	in the case of termination of the Aircraft Purchase Agreement in respect of the Aircraft, Lessor (unless such termination occurred as a result of a breach by Lessor of its obligations thereunder) or Lessee may at any time after such termination terminate this Agreement by giving notice in writing to the other party;

	(iv)	if the Delivery is delayed for a period of more than ***** after the end of the Scheduled Delivery Month, either party may terminate this Agreement by giving notice in writing to the other party within ten (10) Business Days after the expiration of such period; and

(b)	upon any termination pursuant to clause 3.4(a)(iii) or (iv) or paragraph 4 of Schedule 7 (Pre-3.3 (Delayed Delivery Procedure) neither Lessor nor Lessee will have any further obligation to the other under this Agreement other than:

	(i)	pursuant to clause 23.3 (Expenses) and clause 23.12 (Confidentiality);

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(ii)	Lessee will, on demand, pay to lessor any and all Breakage Costs in accordance with clause 8.4 (Breakage Costs Indemnity); and

(iii)	Lessor will pay to Lessee the amount of any Deposit (including the amount by which it shall be deemed to have increased in respect of accrued interest as provided in clause 6.1) and any prepaid rent received by Lessor on or prior to the date of such termination, or, if applicable return any Letter of Credit.

Delayed Acceptance

3.5	If (i) the Aircraft meets the Delivery Condition Specification, and (ii) the Lessor Conditions Precedent have been met (or, but for any breach by Lessee of its obligations hereunder, Lessor could be in a position to meet such Lessor Conditions Precedent), and:

(a)	Lessee is unwilling or unable to accept delivery of the Aircraft when offered for delivery; and/or

(b)	Lessee fails to fulfill any Lessee Conditions Precedent when the Aircraft is offered for delivery,

Lessee’s obligation to pay Rent shall commence on the date the Aircraft is tendered for delivery in accordance with the terms of this Agreement (the Rent Commencement Date). The Aircraft shall remain at the Delivery Location but Lessor shall have no obligation to deliver possession of the Aircraft to Lessee unless and until Lessee fulfils all Lessee Conditions Precedent and accepts delivery of the Aircraft under this Agreement. The Aircraft shall be insured and stored by Lessor between the Rent Commencement Date and the Delivery Date and Lessee shall indemnify Lessor for its actual cost of insurance and storage during this period. The provisions in this clause 3.5 are without prejudice to the rights of Lessor under clause 20 (Events of Default).

Risk

3.6 Throughout the Term Lessee shall be responsible for all risks associated with or relating to the Aircraft, including for any loss of or damage to the Aircraft. In recognition of the foregoing, and notwithstanding Lessor’s rights under this Agreement, including under clause 12, Lessee acknowledges and agrees that, as between Lessor and Lessee, Lessee (a) is in sole operational control of the Aircraft and is in the business of operating commercial aircraft, (b) it is solely responsible for the condition, maintenance, repair and security of the Aircraft and compliance with all requirements of applicable Regulations, and (c) has not relied upon, and shall not rely upon, any statement, act, or omission of Lessor in connection with the use, operation, maintenance, repair, condition or security of the Aircraft.

4.	Expiry Date

The Expiry Date shall be the Scheduled Expiry Date, subject to the following provisions:

(a)	if Lessor, acting in accordance with clause 20.2 (Lessor’s Rights) of this Agreement, terminates the leasing of the Aircraft to Lessee under this Agreement, the date of such termination shall be the Expiry Date and clause 20.2 (Lessor’s Rights) shall apply;

(b)	if the Aircraft or Airframe suffers a Total Loss, the Expiry Date shall be the date when Lessor receives the full amount of the Agreed Value together with any other amounts then due and unpaid under this Agreement; and

(c)	if clause 19.2 (Non-compliance) becomes applicable, the Expiry Date shall be extended pursuant to clause 19.2(a).

5.	Rent

Rent Periods

5.1	(a) The Term shall be divided into successive periods (each a Rent Period) in respect of which Rent shall accrue and be payable.

(b) The first Rent Period shall commence on the Delivery Date, and each subsequent Rent Period shall commence on the date immediately following the last day of the previous Rent Period.

(c) Each Rent Period shall be of one calendar month’s duration except that, with respect to the final Rent Period, if it would not otherwise end on the Expiry Date, it shall end on the Expiry Date.

Rent Date

5.2

(a)    Lessee shall pay Rent to Lessor or to its order in advance on each Rent Date. Lessee shall initiate payment adequately in advance of each Rent Date to ensure that Lessor receives the payment for value on such Rent Date.

(b) If a Rent Date is not a Business Day, the Rent shall be paid on the Business Day immediately before such Rent Date.

Rent

5.3

(a)    Subject to the provisions of clause 5.4 (One Time Option to Fix Rent Prior to Delivery), for purposes of determining amounts of Rent under this clause 5.3 (Rent), the Term shall be divided into successive periods (each a Relevant Period).

(b) The first Relevant Period shall commence on the Delivery Date and each subsequent Relevant Period shall commence on the date immediately following the last day of the previous Relevant Period.

(c)    Each Relevant Period shall be of 6 calendar months’ duration except that with respect to the final Relevant Period, if it would not otherwise end on the Expiry Date, it shall end on the Expiry Date.

(d) Rent payable in respect of each Rent Period shall be calculated as follows:

*****

where:

*****	=	*****

*****	=	*****

*****	=	*****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

One Time Option to Fix Rent Prior to Delivery

5.4	(a)	Lessee shall have the one time option, so long as no Default shall then be continuing, exercisable by not less than three (3) Business Days irrevocable notice (such notice a Fixed-Rent Election Notice) to Lessor, such notice to be received by Lessor no later than 2:00 p.m. Dublin time in Dublin on the third (3rd) Business Day prior to the Scheduled Delivery Date, to elect that the Rent payable by Lessee on each Rent Date and in respect of each Rent Period shall be fixed on a forward basis for the entire duration of the Term.

	(b)	If Lessor shall receive a validly issued Fixed-Rent Election Notice, then notwithstanding the provisions of clause 5.3 (Rent), Rent payable on each Rent Date in respect of each Rent Period shall be calculated as follows:

*****

where:

***** = *****

***** = *****

***** = *****

(c)	Once the Rent has been established pursuant to this clause 5.4, the provisions of clause 5.3 (Rent Calculation) shall be overridden and Rent shall be payable in the amount, as determined pursuant to this clause 5.4, on each Rent Date in respect of each Rent Period.

(d)	The actual dollar amount of Rent payable by Lessee hereunder, as adjusted pursuant to clause 5.3 (Rent) or, if applicable, clause 5.4 (One Time Option to Fix Rent Prior to Delivery) will be notified in writing to Lessee no later than two (2) Business Days prior to Delivery, and, in the case of Rent calculated pursuant to clause 5.3, prior to the first day of each Relevant Period thereafter, and will be set out in the Acceptance Certificate and the execution and delivery of the Acceptance Certificate by Lessee shall, in the absence of manifest error, constitute conclusive evidence of the actual dollar amount of Rent in the case of Fixed Rent, and of the calculation of rent in the case of Rent under clause 5.3, payable on each Rent Date.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

6.	Deposit

Payment

6.1	Lessee shall pay to Lessor the Deposit in the following installments:

(a)	***** paid on or before the date of this Agreement (receipt of which is hereby acknowledged); and

(b)	the balance to be paid no later than two (2) Business Days prior to the Delivery Date.

On the date of any return of the Deposit by Lessor hereunder, there shall be deemed added to the amount of the Deposit an amount equal to interest on the amount of the Deposit as of and from the Delivery Date at a floating rate per annum equal to the “bid” rate of interest quoted by the Bank for London interbank dollar deposits of six months in duration on the Delivery Date and thereafter at approximately 11:00 am London time as in effect on the first day of each Relevant Period, so long as Lessee has not provided a Letter of Credit in lieu of the Deposit and so long as no Event of Default has occurred and is continuing. The Deposit shall not be deemed to increase by an amount equal to interest as provided above during any period during which an Event of Default shall be continuing.

6.2 No later than the date falling ten (10) Business Days after the later of (a) the Expiry Date and (b) the date on which any Default (including under clause 20.1(e)(iv) in respect of “Other Agreements”) existing as of the Expiry Date ceases to be continuing, and, provided no Letter of Credit in lieu of the Deposit has been provided, Lessor shall pay to Lessee an amount equal to the remaining Deposit (including the amount by which it shall be deemed to have increased in respect of accrued interest as provided in clause 6.1) that has not been applied by Lessor in accordance with the terms of this Agreement. Except as expressly specified in this Agreement, Lessee shall have no entitlement to receive payment of any part of the Deposit (including the amount by which it shall be deemed to have increased in respect of accrued interest as provided in clause 6.1).

Concerning the Deposit

6.3	(a)	Lessee hereby grants a security interest in and first fixed charge and pledge of the Deposit (including the amount by which it shall be deemed to have increased in respect of accrued interest as provided in clause 6.1) to Lessor as security for Lessee’s and Lessee Affiliates’ obligations under this Agreement and all Other Agreements (including any and all Losses suffered or incurred by Lessor or any of its Affiliates in respect of which Lessee or any Lessee Affiliate is obligated under this Agreement or any Other Agreement). Lessor shall be entitled to commingle the Deposit with Lessor’s general or other funds, and Lessor will not hold any such funds as agent or on trust for Lessee or in any similar fiduciary capacity.

	(b)	Following the occurrence of an Event of Default which is continuing, including an Event of Default under clause 20.1(e)(iv) in respect of any of the Other Agreements, in addition to all rights and remedies accorded to Lessor elsewhere in this Agreement or under Law, Lessor may, on behalf of itself or on behalf of any of its Affiliates, immediately or at any time thereafter, without notice to Lessee, use, apply or retain all or part of the Deposit in or towards the payment or discharge of any matured obligation owed by Lessee (or any Affiliate of Lessee) under this Agreement or any Other Agreement, in such order as Lessor sees fit, and/or exercise any of the rights of set-off described in clause 23.4 (Set-off) against all or part of the Deposit and/or exercise any other right or remedy of a secured creditor upon a default provided in the UCC.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(c)	If Lessor exercises any of the rights described in clause 6.3(b):

(i)	Lessee shall, upon a demand in writing from Lessor, within three (3) Business Days restore the Deposit to the level at which it stood immediately prior to such exercise; and

(ii)	such application shall not be deemed a cure of any Event of Default unless such application was sufficient to cure such Event of Default (or Lessee has otherwise cured the same) and Lessee has restored the Deposit to the level at which it stood immediately prior to such exercise.

(d)	Without prejudice to its rights under Section 6.1 above, Lessee acknowledges and agrees that it is not located in the State of New York within the meaning of Section 7-101 1-c. (b) of the New York General Obligations Law and, therefore, the requirements of Section 7-101 of the New York General Obligations Law to the effect that Lessor hold the Deposit in a separate interest bearing account do not apply.

Provision of Letter of Credit

6.4 Lessor agrees that Lessee may, by 10 Business Days prior notice in writing to Lessor given at any time, elect to substitute for the Deposit a Letter of Credit substantially in the form set out in Schedule 15 (Form of Letter of Credit) or as otherwise approved by Lessor from time to time (the Letter of Credit), provided that no Default is continuing. Such Letter of Credit shall in any event:

(a)	be denominated in and payable in the currency in which the Rent is payable and be payable in an amount of not less than the Deposit required hereunder;

(b)	be issued by an OECD registered bank with a long term unsecured credit rating of A with Standard & Poors and A2 with Moody’s (the Acceptable SDLC Bank Rating) and from a jurisdiction satisfactory to Lessor or confirmed by such a bank;

(c)	be an irrevocable standby letter of credit payable on demand without proof or evidence of entitlement of loss required at an office of the issuing bank in Dublin, London or New York or in another location satisfactory to Lessor, and shall be capable of being drawn by the Lessor directly;

(d)	without prejudice to clause 6.4(c) above, be capable of being drawn if a replacement letter of credit is not provided in accordance with clause 6.5; and

(e)	have a non-cancelable term of at least three hundred and sixty five (365) days.

The Lessor shall not be obliged to accept a Letter of Credit in substitution for the Deposit if a Default has occurred and is continuing.

Letter of Credit

6.5	(a)	If Lessee has elected pursuant to clause 6.4 (Provision of Letter of Credit) to provide Lessor with a Letter of Credit and Lessee does so provide Lessor with a Letter of Credit in accordance with the terms of clause 6.4 (Provision of Letter of Credit), then on receipt of such Letter of Credit Lessor shall return any cash Deposit paid by Lessee to Lessor pursuant to clause 6.1 (Payment) to Lessee no later than ten (10) Business Days after receipt of the Letter of Credit.

(b)	Lessee shall ensure that the Letter of Credit remains in place throughout the Lease Period or any relevant part thereof and for a period of not less than ten (10) Business Days following the Redelivery Date.

(c)	Lessee shall procure the renewal of or new issue of a Letter of Credit no later than thirty (30) days (the SDLC Renewal Date) prior to the stated expiry date of any then current Letter of Credit.

(d)	If Lessee fails to put in place a replacement Letter of Credit by the SDLC Renewal Date in accordance with clause 6.5(c) and has not notified Lessor that Lessee will replace the same with a cash Deposit of like amount by such SDLC Renewal Date and thereafter does in fact replace the Letter of Credit with such cash Deposit not later than ten (10) Business Days prior to the stated expiry date of such Letter of Credit, an Event of Default shall be deemed to have occurred and be continuing and Lessor shall be entitled to drawdown on the Letter of Credit for the full amount thereof and such monies so drawn shall thenceforth be held by Lessor as provided below.

(e)	If at any time the long term unsecured credit rating of the issuing bank or (if applicable) the confirming bank in respect of the Letter of Credit falls below the Acceptable SDLC Bank Rating then, upon notice from Lessor, Lessee shall promptly and in any event within ten (10) Business Days of receipt of such notice, either (1) provide Lessor with a replacement letter of credit complying with clause 6.4 (Provision of Letter of Credit); or (2) provide a cash Deposit that meets the requirements of, and in accordance with the provisions of, clause 6.1 (Deposit), in which event, upon receipt of such replacement letter of credit or cash Deposit Lessor will return the original Letter of Credit to Lessee as soon as reasonably practicable following receipt of such replacement letter of credit or cash Deposit. Any such Letter of Credit must be substantially in the form set out in Schedule 15 (Form of Letter of Credit) (or as otherwise approved by Lessor) and comply with the requirements of clause 6.4 (Provisions of Letter of Credit), together with acceptable evidence of confirmation, if applicable. This clause 6.5(e) is entirely without prejudice to the provisions of clause 20 (Events of Default) and exercise of rights and remedies thereunder.

(f)	Lessor may assign or pledge its interest under the Letter of Credit to any Financing Party or any assignee or transferee of the Lessor’s interests as permitted by clause 22.3 (Transfer by Lessor) (and Lessee shall at Lessor’s cost perform such acts and deliver such instruments as Lessor may reasonably request in order to carry out and effect any such assignment or pledge).

(g)	Lessor shall be entitled to make any number of demands under the Letter of Credit at any time following any Event of Default which is continuing and at any other time as specified in this clause 6 (Deposit). Any amounts drawn under the Letter of Credit shall be held by Lessor and/or applied (and/or set off) against all obligations of Lessee or any Lessee Affiliate under this Agreement or any Other Agreement, including any Losses arising as a result of the occurrence of any Default, including any Default under clause 20.1(e)(iv). Such holding as security, application and/or set off of any amount so drawn by Lessor shall not be deemed a cure by Lessee, or waiver by Lessor or any other person, of any Default except to the extent Lessee replaces the Letter of Credit pursuant to clause 6.5(h) or by another Deposit in the amount so applied, held as security, and/or set-off by Lessor.

(h)	If for any reason Lessor applies any amount (the Paid Amount) under the Letter of Credit, then Lessee shall within five (5) Business Days of demand, cause an additional letter of credit complying with the requirements of clause 6.4 (Provision of Letter of Credit) with a face amount equal to the Paid Amount and expiring on the same date as the existing Letter of Credit to be issued, or shall pay to Lessor in immediately available funds an amount equal to the Paid Amount to Lessor so that Lessor shall at all times have on an aggregate basis the benefit of a letter of credit and/or a cash Deposit for the amount of the Deposit pursuant to clause 6 (Deposit).

(i)	Any amount drawn by Lessor under the Letter of Credit shall, pending application and/or set off in the manner contemplated by clause 6.5(g) or the payment of the same to Lessee pursuant to clause 6.5(k) (Return of Letter of Credit), be the absolute and unconditional property of Lessor (but to the extent that in any jurisdiction any such amounts would be held to be the property of Lessee, Lessee hereby declares to the fullest extent permissible under applicable Law, for the benefit of Lessor that such property is and will be held subject to the security interest provided in clause 6.3(a) by Lessee for the benefit of Lessor).

(j)	If at any time any Letter of Credit delivered to Lessor shall cease to constitute the legal, valid and binding obligations of the issuer thereof or any applicable confirming bank enforceable in accordance with its terms, or amounts payable under any Letter of Credit shall cease to be freely available for drawing, Lessee shall forthwith notify Lessor upon becoming aware of such circumstance(s) and as soon as practicable and in any event within five (5) Business Days after becoming aware of such circumstances or after written demand from Lessor either (i) deliver to Lessor a replacement Letter of Credit complying with the requirements set out in clause 6.4 (Provision of Letter of Credit) or (ii) deliver to Lessor a cash Deposit of an amount equal to the face value of the Letter of Credit, to be held by Lessor, whereupon Lessor shall redeliver to Lessee the first above mentioned Letter of Credit not later than ten (10) Business Days following receipt of such replacement Letter of Credit or, as the case may be, cash deposit.

(k)	Subject to the payment, performance and discharge in full of all of Lessee’s obligations under each of the Operative Documents and so long as no Default is then continuing under this Agreement, Lessor shall within ten (10) Business Days of the Expiry Date return to Lessee the Letter of Credit.

7.	Maintenance Rent

Lessee shall pay Maintenance Rent to Lessor in respect of the Aircraft. Such Maintenance Rent shall be calculated and paid in accordance with Schedule 8 (Maintenance Rent). Lessee acknowledges and agrees that Maintenance Rent is additional rent for the leasing of the Aircraft and not cash collateral or other collateral security for Lessee’s maintenance obligations under this Agreement. Once paid, all Maintenance Rent is the property of Lessor, it is not refundable to Lessee under any circumstances whatsoever and Lessee has no interest therein whatsoever. In addition, Maintenance Rent shall otherwise be treated for all purposes of this Agreement as Rent, and Lessor shall have the same remedies in respect of Lessee’s failure to pay Maintenance Rent when due as Lessor has for Lessee’s failure to pay Rent when due.

8.	Payments

Account for Lessee Payments

8.1 All payments by Lessee to Lessor under this Agreement will be made for value on the due date in dollars in immediately available funds by SWIFT or wire transfer to Lessor’s account set out below or to such other account as Lessor may from time to time notify Lessee in writing:

Bank:	The Royal Bank of Scotland PLC Financial Institutions PO Box 39952 2 1/2 Devonshire Square London EC2M 4XJ

Account No:	*****

Account Name:	*****

Sort Code:	*****

IBAN BIC/Swift Code:	*****

IBAN:	*****

Correspondent Bank:	American Express International Bank 23rd Floor American Express Tower 200 Vesey Street New York City NY 10285-2300 USA

Swift Code:	*****

ABA:	*****

Default Interest

8.2 If Lessee fails to pay any amount payable under this Agreement on the due date, Lessee shall pay to Lessor on demand from time to time interest at the Default Rate (both before and after judgment) on that amount, from the due date to the date of payment in full by Lessee to Lessor. All such interest will be compounded monthly and calculated on the basis of the actual number of days elapsed and a 360 day year. Any Default Interest which is unpaid after a Lessor demand shall thereafter bear interest at the Default Rate.

Absolute Obligations

8.3	(a)	Lessee’s obligations to pay Rent and to perform any of its other obligations pursuant to this Agreement are absolute and unconditional and shall be paid and performed in full when due without reduction, deduction, set-off, recoupment, claim or counter claim, and Lessor shall have all of the rights and benefits of a lessor under a lease to which Section 2A-407 of the UCC applies as provided therein. Lessee may not regard its obligations as terminated, suspended, reduced or altered (and waives to the greatest extent permitted by applicable Laws any rights which it may have at any time to terminate, suspend, reduce or alter such obligations) by reason of any contingency or circumstance whatsoever, including (but not limited to):

(i)       any right of set-off, counterclaim, recoupment, reduction, reimbursement, claim, defense or other right which Lessee may have against Lessor, the Manufacturer, any other vendor, or against any other Person;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(ii)	any unavailability of the Aircraft for any reason or interruption of or interference with Lessee’s use, operation or possession of the Aircraft;

(iii)	any defect in title, airworthiness, condition, design, operation of, fitness for use of, registration of the Aircraft or any damage to or (subject to the provisions of clause 17.2 (Payment of Agreed Value following Total Loss)) loss or destruction of the Aircraft, or any Security Interest or Taxes;

(iv)	any insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against Lessor or Lessee or any other Person;

(v)	any invalidity or unenforceability or other defect in, this Agreement; and,

(vi)	any other cause or circumstance which but for this provision would or might otherwise have the effect of terminating, canceling, suspending, abating, reducing, deferring or in any way affecting any obligation of Lessee under this Agreement, including to lease the Aircraft or pay Rent or Maintenance Rent. Lessee acknowledges and agrees that it has used its own judgment in selecting the Aircraft, and has not relied on Lessor or on any information supplied by Lessor, that Lessor is not a manufacturer of or dealer in aircraft.

(b)	Each payment of Rent or Maintenance Rent made by Lessee shall be final. Lessee will not seek to recover all or any part of any payment of Rent or Maintenance Rent for any reason whatsoever except manifest error.

(c)	The provisions of this clause 8.3 (Absolute Obligations) shall not be construed to limit Lessee’s right to institute separate legal proceedings for direct damages or otherwise pursue remedies for direct damages against Lessor in the event of Lessor’s breach of the terms of this Agreement or to limit Lessee’s rights and remedies against any other Person.

Breakage Costs Indemnity

8.4 Lessee shall indemnify and hold harmless Lessor, on first written demand by Lessor on an after-Tax basis, against any and all Breakage Costs as a result of:

(a)	the late or non-Delivery of the Aircraft, as the case may be (other than where such late or non-delivery is caused by breach by Lessor of its obligations under this Agreement); or

(b)	the termination of the leasing of the Aircraft under this Agreement prior to the Scheduled Expiry Date for any reason; *****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

*****

Currency Indemnity

8.5	(a) If, under any applicable Law, whether as a result of judgment against Lessee or the liquidation of Lessee or for any other reason, any payment under or in connection with this Agreement is made or is recovered in a currency (the other currency) other than the currency (the contractual currency) in which it is payable pursuant to this Agreement then, to the extent that the payment (when converted into the contractual currency at the rate of exchange on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable Law) falls short of the amount unpaid under this Agreement, Lessee shall, as a separate and independent obligation, fully indemnify Lessor against the amount of the shortfall. For the purposes of this sub-clause rate of exchange means the rate at which Lessor is able on the relevant date to purchase the contractual currency in London with the other currency.

(b) Lessee waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency other than that in which such amount is expressed to be payable.

Application of Payments by Lessor

8.6 If any sum paid to Lessor or recovered by Lessor in respect of the liabilities of Lessee under this Agreement is less than the amount then due, Lessor may apply that sum to amounts due under this Agreement in such proportions and order and generally in such manner as Lessor may, acting reasonably, determine.

Lessor’s Determination of Amounts Due

8.7 Any certificate or determination by Lessor as to any rate of interest, Breakage Costs (or gain), or as to any other amount payable under this Agreement shall be prepared in reasonable detail and, in the absence of manifest error, be conclusive and binding on Lessee.

Business Day Convention

8.8 If any payment due under this Agreement (other than a payment of Rent) would otherwise be due on a day which is not a Business Day, it shall be due on the next following Business Day, or, if that Business Day falls in the following month, in the following year, or after the Expiry Date, on the Business Day immediately before such date.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

9. Lessor Covenants

Quiet Enjoyment

9.1	Lessor agrees that provided no Event of Default has occurred and is continuing, neither Lessor nor any Person lawfully claiming through it shall interfere with the quiet use, possession and enjoyment of the Aircraft by Lessee during the Term. The lawful exercise by Lessor of its rights in accordance with this Agreement will not constitute such an interference.

Lessor Obligations following Expiry Date

9.2 Subject to the payment, performance and discharge in full of all of Lessee’s obligations under this Agreement and so long as no Default, including under clause 20.1(e)(iv) in respect of any Other Agreement, has occurred and is continuing, Lessor shall within ten (10) Business Days of the Expiry Date:

(a)	pay to Lessee a portion of any Rent paid to Lessor to the extent such portion is attributable to the period falling after, but excluding, the Expiry Date;

(b)	pay to Lessee any amount equal to the remaining Deposit in accordance with clause 6.2 or return the Letter of Credit in accordance with clause 6.5(k), whichever is applicable; and

(c)	pay to Lessee any amounts payable pursuant to Schedule 14 hereof.

If any Default is continuing, Lessor may hold and apply any such amounts in or towards cure of such Default and at such time as no Default (including under clause 20.1(e)(iv)) is in existence, shall pay the unapplied portion thereof, if any, to Lessee.

Maintenance Contributions

9.3	Notwithstanding references herein to the non-refundability of Maintenance Rent, Lessor shall pay Maintenance Contributions in respect of the Aircraft as a separate obligation not constituting a refund of Maintenance Rent. Such Maintenance Contributions shall be calculated and paid in accordance with the relevant provisions of Schedule 14 (Maintenance Contributions).

Lessor Limitation on Liability

9.4	Lessee agrees that its only right with respect to a default by Lessor under this Agreement is to make a claim against Lessor for actual damages resulting directly therefrom, subject to clause 18 hereof. Lessee hereby waives any and all other rights or remedies it may have under Section 2A-211 of the UCC or Sections 2A-508 through 2A-522 of the UCC or otherwise.

10.	Lessee Covenants

Performance

10.1	(a)	Lessee shall perform and comply with its undertakings and covenants in this Agreement at all times prior to Delivery (where applicable) and during the Term. All such undertakings and covenants shall, except where expressly otherwise stated, be performed at the expense of Lessee.

(b)	Lessee shall remain liable to Lessor for all of Lessee’s obligations and liabilities under this Agreement notwithstanding any delegation by Lessee to another Person of any such obligations or liabilities or any reliance by Lessee on another Person to perform or discharge any such obligations or liabilities, whether or not such delegation or reliance is permitted or contemplated by this Agreement (provided that to the extent any such obligation or liability is actually performed or discharged by such other Person on Lessee’s behalf, such performance or discharge shall constitute performance or discharge of the corresponding obligation or liability of Lessee).

(c)	Lessee will take such steps as are necessary to ensure that no Person (other than Lessor or any Financing Party) acts in any manner inconsistent with Lessee’s obligations under this Agreement.

(d)	Lessee will cause the Post-Delivery Authorizations and Filings to be made or obtained as provided in the definition of such term and by the deadline provided in the definition of such term.

Information – General and Financial

10.2	Lessee shall:

(a)	furnish to Lessor:

(i)	upon Lessor’s request, but not more often than once quarterly, Lessee’s unaudited consolidated management prepared financial statements (in English, in dollars, and comprising a balance sheet and profit and loss statement) prepared for the most recent previous financial quarter certified by a qualified financial officer of Lessee as being true and correct;

(ii)	as soon as available, but, in any event, no later than one hundred and twenty (120) days after the last day of each financial year of Lessee, its audited consolidated balance sheet and cash flow statement as of such day and its audited consolidated profit and loss statement for the year ending on such day (each may be in Spanish and in Mexican currency so long as such financial statements and the auditors opinion thereon shall be provided in English and in dollars within forty-five (45) days thereof); and

(iii)	to the extent that Lessee is permitted by applicable Law and is not bound by confidentiality undertakings to third parties, such other information concerning the business or financial affairs of the Lessee as the Lessor may from time to time reasonably request;

(b)	promptly notify Lessor of the occurrence of any Total Loss or of any event which is likely to result in a claim under the Insurances (but in the case of hull claims only, for any claim in excess of the Damage Notification Threshold) and reasonable details of any negotiations with the insurance brokers over any such claim;

(c)	promptly notify Lessor of the occurrence of any Default or Event of Default;

(d)	provide Lessor, upon request, with evidence reasonably satisfactory to Lessor that all Taxes and charges incurred by Lessee in connection with the Aircraft, its location and its operation, including those invoiced by airports and air traffic control authorities have been paid in full or are being contested as and to the extent permitted under the definition of Permitted Lien; and

(e)	within thirty (30) days after receipt by Lessee of a request by Lessor (or such shorter period as may be set forth in any written request by any Government Entity for information or documents) Lessee shall furnish in writing to Lessor such information or documents within its or any Affiliate’s possession or which is reasonably available to it or any of its Affiliates and subject to any legal or contractual requirements of confidentiality (or copies thereof certified as correct by an authorized officer of Lessee) regarding the Aircraft as may reasonably be requested by Lessor or as may be required to enable Lessor or any Affiliate thereof to file any report or document required to be filed by it with any Government Entity because of its ownership or other interest in the Aircraft, the Airframe or the Engines.

Operation of the Aircraft

10.3	Lessee shall:

(a)	operate the Aircraft solely for commercial purposes from the Habitual Base;

(b)	not use or operate the Aircraft in violation of or contrary to any applicable Regulation or in a manner causing Lessor or any Financing Party to be in violation of any applicable Regulation;

(c)	not permit any items to be on or transported by the Aircraft if such item is itself an illegal substance or contraband or if it is prohibited by any Regulation for such item to be on or transported by the Aircraft;

(d)	not use or operate the Aircraft for any purpose for which the Aircraft is not designed or for any purpose other than primarily in passenger service in passenger configuration;

(e)	not use the Aircraft for purposes of training, qualifying or re-confirming the status of cockpit personnel except for the benefit of Lessee’s cockpit personnel, and then only if the use of the Aircraft for such purpose is not disproportionate to the use for such purpose of other aircraft of the same type operated by Lessee;

(f)	subject to (h) below, not use, operate, or locate the Aircraft or suffer or permit the Aircraft to be used, operated or located in any manner not covered by the Insurances or in any area excluded from coverage by the Insurances;

(g)	not operate, maintain, modify, insure or deal with the Aircraft or any Engine or Part in a manner which discriminates against the Aircraft or such Engine or Part, when compared with the manner in which Lessee operates, maintains, modifies, insures or deals with similar aircraft, engines or parts in Lessee’s fleet.

(h)

Notwithstanding the provisions of clause 10.3(f) above, Lessee shall not be deemed in breach of such clause if Lessee’s violation of the provisions thereof is done to safeguard the lives, safety or well being of passengers or crew or to preserve and protect the Aircraft, provided it is attributable to causes beyond the reasonable control of the Lessee or to extraordinary circumstances, in each case involving an isolated occurrence or series of incidents not in the ordinary course of the regular operations of the Lessee and in each case the Lessee is taking all reasonable steps to remedy such failure as soon as is reasonably practicable.

General Covenants, Compliance and Outgoings

10.4	Lessee shall:

(a)	at all times during the Term maintain (i) its business as a commercial scheduled air carrier; (ii) its corporate existence (except as permitted by clause 10.4(b) below); and (iii) in full force and effect, all consents, licenses, authorizations, approvals, permits, rights and privileges material to its business or to the performance of its obligations under this Agreement;

(b)	not enter into any merger with or into, or consolidation with, or sell, convey, transfer, lease or otherwise dispose, in one or a series of transactions, of all or substantially all of its assets as an entirety to, any Person, unless Lessor shall have consented thereto (such consent not to be unreasonably withheld), or unless the surviving Person, including the Lessee (the “Successor”), resulting from such merger, or consolidation, or which acquires by purchase, conveyance, transfer or lease all or substantially all of the assets of it as an entirety (i) is a corporation organized under the laws of Mexico and is an air carrier duly certificated by the Aviation Authority, (ii) executes a duly authorized, legal, valid, binding, and enforceable agreement, satisfactory in form and substance to the Lessor, acting reasonably, containing an effective assumption of and agreement to be bound by and fully and punctually perform all of Lessee’s obligations under, and a confirmation of its continuing liability under, this Agreement, the other Operative Documents and the Other Agreements and delivers such instrument to the Lessor, and (iii) provides an opinion from counsel acceptable to Lessor (acting reasonably), which opinion shall be reasonably satisfactory to Lessor, and an officer’s certificate (which may rely, as to legal matters, on such legal opinion), each stating that such merger, consolidation, conveyance, transfer, lease or other disposition and the instrument noted in clause (ii) above comply with this clause, that such instrument is a legal, valid and binding obligation of, and is enforceable (except as enforceability may be limited by bankruptcy, insolvency and other laws applicable to the enforcement of creditors’ rights generally and by general principles of equity) against, such Successor , and that this Agreement, the other Operative Documents and the Other Agreements continue to be enforceable against (except as enforceability may be limited by bankruptcy, insolvency and other laws applicable to the enforcement of creditors’ rights generally and by general principles of equity) the Successor as Lessee hereunder, and that all conditions precedent provided for herein have been complied with; provided that no such merger, consolidation or conveyance, transfer or lease shall be permitted if the tangible net worth of the Successor (including for the avoidance of doubt the Lessee) at the effective time thereof is less than the tangible net worth of Lessee immediately prior to such effective time or, if immediately after giving effect to such consolidation, merger, purchase, conveyance, transfer, lease or other disposition, a Default or Event of Default shall have occurred and be continuing.

(i)	Prior to any transaction permitted pursuant to this clause 10.4, Lessee shall provide reasonable prior written notice to Lessor and, at Lessor’s request, shall make available to Lessor appropriate management personnel in order to answer reasonable questions and concerns from Lessor and to provide such informationas Lessor may reasonably request relating to such transaction including reasonable evidence of conformity with the provisions of this clause 10.4.

(ii)	Upon any consolidation or transaction, or any conveyance, transfer or lease of all or substantially all of the assets of the Lessee and the satisfaction of the conditions specified in this clause, the Successor formed by such consolidation or into or with which the Lessee is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee under this Agreement and any other document contemplated hereby with the same effect as if such successor corporation had been named as the Lessee herein. No such merger or consolidation, or sale, conveyance, transfer or lease of all or substantially all of the assets of the Lessee as an entirety shall have the effect of releasing the Lessee or any Successor which shall theretofore have become the Lessee hereunder in the manner prescribed in this clause from its liability hereunder.

(c)	comply with all Regulations required for the making of payments, and the performance by Lessee of its other obligations under this Agreement (including complying with any applicable carriage regulations or restrictions from time to time issued by IATA);

(d)	not cause or permit the Aircraft to proceed to, or remain at, any location in an Excluded Country except under the circumstances contemplated by clause 10.3(h);

(e)	ensure that the Habitual Base remains the habitual base of the Aircraft unless Lessor gives its prior written consent to a change thereof, which consent shall not be unreasonably withheld;

(f)	promptly pay or cause to be paid within such period as may be agreed between Lessee and the relevant Government Entity and/or Eurocontrol all license, registration, navigation and airport fees and charges assessed and demanded by any Government Entity and/or Eurocontrol and/or any other air navigation authority in accordance with applicable Regulations relating to the Aircraft or to the extent failure to comply therewith could reasonably be expected to result in a breach of this Agreement or in a Security Interest on the Aircraft, or could reasonably be expected to affect materially and adversely Lessee’s ability to perform any of its obligations in respect of other aircraft operated by Lessee, and Lessee shall be responsible for all costs, expenses, charges, fees (including license and registration fees), Taxes and other outgoings related to the operation, storage, maintenance, leasing or registration of the Aircraft, and shall promptly pay the same as and when they become due in each case, unless the amount, imposition or assessment of or demand for the same is or are being contested in good faith as provided in the definition of Permitted Lien;

(g)	comply with all Applicable Laws and implement reasonable procedures concerning security measures to protect the Aircraft and its passengers from theft, destruction, hijacking, bombing or other acts of terrorism in accordance with applicable Law and industry practices of similarly situated air carriers;

(h)	Lessee is not a “foreign air carrier” within the meaning of the Act, but if it becomes such a “foreign air carrier,” it will cause itself to be located (as defined in Section 9-307 of the UCC) in the District of Columbia, except upon thirty (30) days prior written notice to the contrary to Lessor; and

(i)	Lessee shall cause all Post Delivery Authorizations and Filings to be made or accomplished by the date specified in the definition of such term.

Registration and Protection

10.5

(a)	Lessee shall to the greatest extent permitted by applicable Law:

(i)	register and keep the Aircraft registered with the Aviation Authority in the name of Lessor as owner thereof;

(ii)	register and record with the Aviation Authority and any other relevant public record (or as required to comply with the Geneva Convention where applicable) (x) the Aircraft, this Agreement (or particulars thereof) and/or (y) the interest of Lessor as owner and lessor and, at Lessor’s cost, the rights of any Financing Parties under any Security Interest in respect of the Aircraft or this Agreement (as the case may be) on such public record; and

(iii)	make any changes to the registrations referred to at (i) or (ii) above as may be necessary or advisable (and are consistent with the provisions of this Agreement) to take account of any change permitted by this Agreement in ownership of the Aircraft any Engine or Part (including any permanent replacement of any Engine or Part) or any modification to the Aircraft (including Equipment Changes) or any change in the financing of the Aircraft or of any change in applicable Regulations or introduction of new Regulations.

Lessor shall pay all costs incurred in respect of a change in ownership and/or financing of the Aircraft pursuant to clause 22.2 (Lessor Transfer). Lessee will pay any other costs incurred in complying with this clause;

(b)	Lessee shall not without the prior written consent of Lessor change the State of Registration;

(c)	if the state and/or any territorial unit in which Lessee is domiciled or the State of Registration has, or at any time brings into force, any legislative or other provisions giving effect to the Convention and/or the Protocol and/or becomes a Contracting State, Lessee at its own cost and expense shall from time to time, do or cause to be done any and all acts and things which may be required or desirable (in the discretion of Lessor acting reasonably, but in each case consistent with the provisions of the Agreement and the other Operative Documents) to ensure that Lessor, and, at Lessor’s cost, the Financing Parties, if any, have or obtain the fullest benefit(s) of the Convention and/or the Protocol in connection with the Aircraft and any Engine, including (but not limited to):

(i)	any matters connected with registering, perfecting or preserving and/or enhancing any International Interest(s) or other registrable interests vested in the Financing Parties with respect to the Aircraft and/or any Engine and constituted by this Agreement;

(ii)	constituting any International Interest(s) or other registrable interests to be vested in the Financing Parties with respect to the Aircraft and/or any Engine in connection with this Agreement; and

(iii)	entry into agreements (subordination or otherwise) to protect, perfect and/or enhance and/or improve the priority of any International Interest(s) or other registrable interests referred to in the foregoing paragraph (i) and/or (ii).

For the purposes of this clause 10.5(c) the place in which Lessee is situated shall be construed and determined in accordance with the provisions of Article 4 (and Article 68) of the Consolidated Text and the terms: “assignment” (for the purposes of this clause 10.5(c) only), “Contracting State”, “Regional Economic Integration Organisation”, “situated in”, “State”, and “territorial unit” shall have the meaning given to them in (or, as appropriate, shall be construed in accordance with) the Consolidated Text.

Title and other Property and Security Interests

10.6	Lessee shall:

(a)	affix, and maintain in a prominent position, a fireproof plate (having dimensions of not less than 10 cm. x 7 cm.) on each Engine and in the cockpit or cabin of the Aircraft stating:

“THIS [AIRCRAFT/ENGINE] IS OWNED BY WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, AS OWNER TRUSTEE (“OWNER”) UNDER THAT CERTAIN TRUST AGREEMENT (MSN TBD), AND IS LEASED TO [LESSEE] AND MAY NOT BE OR REMAIN IN THE POSSESSION OF, OR BE OPERATED BY, ANY OTHER PERSON WITHOUT THE PRIOR WRITTEN CONSENT OF OWNER”;

(b)	not at any time (i) represent to others that Lessor or the Financing Parties are in any way connected with or responsible for any operation of the Aircraft or the business of the Lessee or carriage (whether for hire or reward or gratuitously) which may be undertaken by Lessee; or (ii) pledge the credit of Lessor or the Financing Parties;

(c)	on all occasions when the ownership of the Aircraft, any Engine or any Part is relevant, make clear to third parties that title is held by Lessor. Lessee further undertakes to inform any third party attempting to seize or arrest the Aircraft that it does not have any ownership interest in or title to the Aircraft;

(d)	not do or omit to do or knowingly permit to be done or omitted to be done any act or thing which might reasonably be expected to jeopardize the rights of Lessor as owner or lessor of the Aircraft or the Financing Parties under any Security Interest or assignment in respect of the Aircraft;

(e)	not abandon the Aircraft, any Engine or any Part; and

(f)	not allow the Aircraft, any Engine or any Part, Lessor’s or any Financing Party’s interest in the same, or this Agreement or the Insurances, to become or remain subject to any Security Interest (other than Permitted Liens) and promptly at Lessee’s expense take such action as may be necessary to discharge any such Security Interest other than Permitted Liens if the same shall exist at any time.

Recognition of Rights

10.7 Lessee shall from time to time, on request by Lessor, procure that any Person to whom possession of the Aircraft, the Airframe or any Engine is given acknowledges in writing to Lessor, in a form acceptable to Lessor, acting reasonably, which may be included within a mortgage or lease or other agreement between Lessee and such Person, that it will respect the interests of Lessor as owner and lessor of the Aircraft, the Airframe or such Engine, as applicable and the interests of the Financing Parties under any Security Interest in respect of such Aircraft, the Airframe or such Engine and will not seek to exercise any rights whatsoever in relation to such Aircraft, Airframe or Engine. Lessor hereby agrees for the benefit of such Person that Lessor shall not claim any interest in or seek to exercise any rights whatsoever in relation to an engine belonging to such Person and from time to time installed on the Airframe or in any airframe upon which an Engine may from time to time be installed.

11.	Possession and Sub-Leasing

Possession

11.1 Lessee shall not, without the prior written consent of Lessor (such consent not to be unreasonably withheld), sub-lease or part with possession of the Aircraft, the Engines or any Part, except that Lessee may part with possession, without Lessor’s consent:

(a)	with respect to the Aircraft, the Engines or any Part, to the relevant manufacturers for testing or to the Maintenance Performer for service, repair, maintenance or other work to the extent required or permitted by this Agreement;

(b)	on a wet lease which complies with clause 11.2;

(c)	on a sub-lease which complies with clause 11.3; and

(d)	with respect to an Engine or Part as expressly permitted by this Agreement.

Wet-leasing

11.2 Lessee shall be permitted to wet-lease the Aircraft to a third party provided that under the terms of such wet-lease:

(a)	the Aircraft shall be operated solely by regular crews of Lessee possessing all current certificates and licenses that are required by applicable Regulations;

(b)	the Aircraft shall be subject to Lessee’s insurance coverage or such other insurance coverage as is approved by Lessor;

(c)	the Aircraft shall be maintained by the Maintenance Performer in accordance with the Maintenance Program and Lessee’s normal maintenance practices;

(d)	the Aircraft shall not be subject to any change in its State of Registration or Habitual Base;

(e)	such wet-lease is expressly subordinated to this Agreement and the rights of Lessor and the Financing Parties hereunder and to the Aircraft; and

(f)	the duration of such wet-lease (including all extensions and renewals) does not exceed six (6) months and does not extend beyond the Expiry Date.

Sub-leasing

11.3

(a)	Lessee may sub-lease the Aircraft to TACA International Airlines and/or any Affiliate of TACA International Airlines that is a certificated air carrier (a Permitted Sub-Lessee) if:

(i)	Lessee shall have given no less than 10 Business Days’ prior written notice (it being acknowledged that in any case (y) the below conditions are required to be satisfied prior to commencement of the relevant sub-lease and (z) the evidence and/or documentation specified below shall be required to be supplied to Lessor in good time prior to commencement of the relevant sub-lease to enable Lessor to review the same) to Lessor of its intention to enter into any sub-lease agreement or arrangement (which notice shall include full details of the proposed sub-lessee and sub-leasing arrangements) and a copy of the draft sub-lease agreement and insurance certificate;

(ii)	no Default shall have occurred and be continuing at the time of commencement of such sub-lease;

(iii)	(i) the sub-lease shall be expressly stated to be and shall remain subject to and subordinate to Lessor’s rights under this Agreement and will terminate immediately upon any termination of the leasing of the Aircraft under this Agreement; (ii) the sub-lease and all of Lessee’s right, title and interest thereunder shall have been assigned to Lessor, pursuant to a sub-lease assignment in form and substance acceptable to Lessor (acting reasonably), as collateral security for the performance of all obligations of Lessee and its Affiliates under this Agreement and all Other Agreements, and (iii) prior to delivery of the Aircraft under such sub-lease (and as a condition precedent thereof) the sub-lessee shall provide an acknowledgement to Lessor, in a form satisfactory to Lessor (acting reasonably), confirming such subjection, subordination and assignment and confirming that its rights to possession of the Aircraft under such sub-lease will terminate immediately on written notice from Lessor stating that the leasing of the Aircraft under this Agreement has terminated following an Event of Default and that it will redeliver the Aircraft (together with all Engines, Parts and Aircraft Documents) to Lessor upon receipt of such written notice, and that it will perform all obligations under the sub-lease directly to, and deal exclusively with, Lessor;

(iv)	the sub-lease requires the sub-lessee to operate the Aircraft substantially on the same terms as those set out in clause 10.3 (Operation of the Aircraft), maintain the Aircraft on the same terms as those set out in clause 12.1 (Maintenance and Repair) and (if the Permitted Sub-Lessee is to maintain Insurances rather than Lessee) insure the Aircraft on the same basis as set out in clause 16 (Insurance) and shall contain equivalent restrictions on interchange and replacement ofEngines and Parts as those contained in clause 13 (Interchange and Replacement of Engines and Parts);

(v)	the sub-lease shall contain terms substantially similar to clauses 15 (Indemnities), 16 (Insurance), 17 (Loss, Damage and Requisition), and 20 (Events of Default);

(vi)	the sub-lease shall not permit any further sub-leasing or, unless Lessor otherwise consents, wet leasing, of the Aircraft;

(vii)	the sub-lease shall not have a term which extends or is capable of extending beyond the term of the Term;

(viii)	on or prior to the commencement of the sub-lease Lessee shall provide to Lessor evidence satisfactory to Lessor confirming that the Aircraft will continue to be insured in accordance with this Agreement;

(ix)	the sub-lessee under the sub-lease shall not at the time of commencement of the relevant sub-lease be insolvent or otherwise be subject to any events of the type set out in clauses 20.1(g) through (j);

(x)	the sub-lessee under the sub-lease shall hold all certificates, licenses, permits and authorization required for its use and operation of the Aircraft; and

(xi)	prior to the delivery of the Aircraft under such sub-lease, Lessor shall have received a legal opinion from reputable independent counsels in the jurisdiction in which each of Lessee and the sub-lessee is established and has its principal place of business and in which the Aircraft is to be habitually based and registered, in form and content and from legal counsel in each case reasonably satisfactory to Lessor. Such opinion would be required to confirm (amongst other things):

(x)	that the rights of Lessor (and, if applicable, the Financing Parties) in respect of this Agreement and the Aircraft are not adversely affected following the commencement of the sub-lease;

(y)	the legal, valid, binding and enforceable nature of the obligations of the sub-lessee in connection with the sub-lease (and in particular in relation to the direct obligation to Lessor to return the Aircraft on the termination of the leasing of the Aircraft under this Agreement for any reason); and

(z)	the proper compliance with registration and other formalities (including any registrations with the international registry in relation to the Convention and Protocol), if applicable) necessary or advisable in connection with the sub-lease, the subordination thereof or the assignment to Lessor thereof, including the perfection of Lessor’s rights and interests in respect thereof against Lessee, sub-lessee and all other Persons.

(b)

Lessor shall (if necessary in connection with such sub leasing (at no cost to Lessor) co operate with Lessee upon reasonable request to assist Lessee and/or the relevant sub-lessee, as the case may be, in promptly making any filings, recordings and registrations in the Habitual Base or the State of Registration (or with the International Registry in relation to the Convention and Protocol), if applicable) which, to the extent applicable, are necessary or desirable in order to (i) protect the interests of Lessor as owner and lessor under this Agreement; or (ii) ensure the validity, enforcement or priority thereof; or (iii) at Lessor’s request and only if Lessee’s co operation is required, protect the rights of the Financing Parties and Lessee shall pay all reasonable costs, expenses and liabilities incurred by Lessor and any Financing Party in connection with any re-registration of the Aircraft and such filings, recordings and registrations (and no sub-lease shall be permitted unless and until such filings, recordings and registrations have been made).

(c)	Lessee will indemnify Lessor and any Financing Party on demand for all reasonable out of pocket expenses (including reasonable legal fees) incurred in connection with Lessor’s evaluation of any proposed sub-lease or its implementation.

(d)	Lessee shall provide Lessor with a copy of the executed sub-lease and any amendments thereto within five (5) Business Days after the execution of such sub-lease or such amendments; such copy may be in electronic form to be followed promptly by hard copy.

(e)	No sub-leasing of the Aircraft shall release Lessee from its obligations under this Agreement, and Lessee hereby confirms and agrees that it shall remain fully liable to perform all of its obligations under this Agreement notwithstanding any such sub-leasing.

(f)	Notwithstanding any reference above to re-registration of the Aircraft or changes in the registry of the Aircraft, in no event shall the Aircraft be registered in a jurisdiction or on a registry other than the registry of the State of Registration without first obtaining the consent of Lessor.

12.	Technical Reporting, Records, Inspection, Maintenance and Repair

Technical Reporting

12.1	Lessee shall:

(a)	Furnish to Lessor within fifteen (15) days after the end of every calendar month during the Term a Technical Status Report on the Aircraft and each Engine;

(b)	give Lessor not less than thirty (30) days’ written notice of the time and location of all Major Checks and of all maintenance in respect of which Lessee is entitled to a Maintenance Contribution pursuant to this Agreement and following such checks provide, on request of Lessor a copy of the relevant completed workpack relating to such check (for purposes of clarification, the parties agree that notwithstanding the foregoing their rights and obligations in respect of Maintenance Contributions shall be governed by Schedule 14);

(c)	within ten (10) Business Days of Lessor’s request, provide to Lessor such other information and documentation as Lessor may reasonably request concerning the location, condition use and operation of the Airframe, any Engine or Part, and any engine or part installed on the Airframe; and

(d)	notify Lessor promptly following the removal of any Engine for the purpose of the Engine Refurbishment.

Records

12.2	Lessee shall:

(a)	keep accurate, complete and current records (which records shall form part of the Aircraft Documents and, notwithstanding that such records may be generated by Lessee, shall be deemed the property of Lessor and leased to Lessee hereunder):

(i)	as required by the Aviation Authority and all applicable Regulations (including JAR/EU-OPS1 sub-part M) of all flights made by, and all maintenance carried out on, the Aircraft (including in relation to each Engine and Part subsequently installed, before the installation), in such manner as the Aviation Authority may from time to time require, and ensure that they comply with the recommendations of the Manufacturers and the OEMs;

(ii)	of all structural checks and compliance with the corrosion protection and control program, including historical checks; and

(iii)	evidencing Back to Birth Traceability of all Life Limited Parts;

(b)	maintain all Aircraft Documents in English (with an appropriate revision service) and best practice of major international air transport operators in respect of the Aircraft;

(c)	retain such Aircraft Documents and other materials at either Lessee’s principal place of business, the facility of the Maintenance Performer or an agreed storage location under Lessee’s control, and not permit any other Person to have possession of or control over the same without Lessor’s prior written consent; and

(d)	(if Lessee subscribes to the Manufacturer’s on-line electronic information database and maintains on that facility an updated record of the aircraft service bulletin and other configuration embodiment status and to the extent permissible as a result of future developments by the Manufacturer, Airworthiness Directives, structural repairs and Maintenance Planning Data compliance status) make available to Lessor Lessee’s access to the relevant parts of such on-line system.

Inspection

12.3	(a)	On request from Lessor, Lessee shall arrange that at any reasonable time during the Term, Lessor, any Financing Party and any prospective purchaser of the Aircraft or their authorized representatives may inspect the Aircraft and the Aircraft Documents and Lessee shall provide reasonable assistance and co-operation in connection with such inspection (including facilitating access to the Aircraft and the Aircraft Documents) provided that, unless a Default and/or an Event of Default shall have occurred and be continuing, Lessor shall give Lessee reasonable notice of such inspection and shall ensure that such inspections shall be coordinated with Lessee so as not to cause unreasonable interference with or delay to Lessee’s operation of the Aircraft. Lessee shall comply with the reasonable requests of Lessor’s representatives during the course of an inspection including any request to open quick release panels or to travel on the flight deck of the Aircraft as an observer, subject to any applicable Regulations or insurance restrictions.

(b)	The cost of conducting an inspection (including all reasonable out-of-pocket expenses) shall be borne by Lessor unless: (i) an Event of Default has occurred and is continuing, in which case the cost shall be borne by Lessee; or (ii) an inspection reveals that Lessee has failed to comply in any material way with its obligations under this Agreement, in which case any follow up inspection required to verify that remedial work has been completed will be at Lessee’s cost.

(c)	Lessor shall have no duty or obligation to inspect the Aircraft or arising out of such inspection and Lessor shall incur no liability as a result of non-exercise of any inspection rights in this clause 12.3. In addition, any inspection of the Aircraft (including any Aircraft Documents) shall be solely for Lessor’s or such Financing Party’s information and failure to notify Lessee of any discrepancies thereafter shall not imply that Lessee is in compliance with this Agreement, its Maintenance Program or applicable Regulation.

Maintenance and Repair

12.4 Lessee shall or shall procure that a Maintenance Performer shall, maintain, overhaul and repair the Aircraft so that at all times during the Term:

(a)	the Aircraft is kept airworthy in all respects and in good operating condition and repair;

(b)	Lessee has a current certificate of airworthiness (in the appropriate category for the nature of the operations of the Aircraft) for the Aircraft issued by the Aviation Authority except where the Aircraft is undergoing maintenance, modification or repair required or permitted by this Agreement, and Lessee will from time to time, but not more frequently than once annually if no Default is in existence, provide to Lessor a copy within ten (10) days of Lessor’s request;

(c)	the Aircraft is maintained in accordance with the Maintenance Program through a Maintenance Performer and in at least the same manner and with at least the same care as is the case with respect to similar aircraft owned or otherwise operated by Lessee (taken as a whole), and as if Lessee were to retain and continue operating the Aircraft in its fleet after the Expiry Date, including maintenance scheduling, modification status and technical condition, and all maintenance to the Airframe, any Engine or any Part required to maintain all warranties, performance guarantees or service life policies applicable to the Aircraft in full force and effect in accordance with their terms;

(d)	the Aircraft complies with all applicable Regulations and all Mandatory Orders, all Airworthiness Directives and all other airworthiness directives issued by the Aviation Authority or other aviation authorities with jurisdiction over Lessee or the Aircraft, any Engine or Part, regardless of upon whom such requirements are imposed having a compliance date during the Term or within one hundred and eighty (180) days after the Scheduled Expiry Date (provided that in relation to Airworthiness Directives Lessor and Lessee agree to the cost sharing formula set out in Schedule 9 (Airworthiness Directive Cost Sharing Formula));

(e)	Lessee and the Aircraft are each in compliance with any other applicable Regulation which relates to the maintenance, condition, use or operation of the Aircraft or requires any modification or alteration to the Aircraft, any Engine or Part regardless of upon whom such requirements are imposed; and

(f)	if required by the Aviation Authority, a current certification as to maintenance issued by or on behalf of the Aviation Authority in respect of the Aircraft is maintained and Lessee will from time to time provide to Lessor a copy within ten days of Lessor’s request.

Maintenance Program

12.5 Lessee shall consult with Lessor before any material changes to the Maintenance Program (including the preamble and schedules thereto) encompassing scheduled maintenance (including block maintenance) of the Airframe, Engines and Parts, including but not limited to service, testing, preventative maintenance, repairs, structural inspections, system checks, overhauls, approved modifications, service bulletins, engineering orders, airworthiness directives, corrosion control inspection and treatments. Except for changes required by the Aviation Authority or the Manufacturer or engine manufacturer in order to preserve rights in respect of any applicable product warranties, no material change to the Maintenance Program shall be made until such reasonable revisions to Schedules 8, 9, 11, 12, 13 and 14 have been made as requested by Lessor in order to maintain for Lessor the benefits provided to Lessor pursuant to such Schedules; provided, however, that such request shall be made promptly following receipt of any notice of such change from Lessee.

Engine Thrust and Operational Derate

12.6	(a)	No Engine may be utilized by Lessee on the Aircraft or on any other airframe (or by a sublessee pursuant to a sublease permitted by this Agreement) at a greater thrust level than the Engine Thrust without the prior written consent of Lessor; and

	(b)	if Lessor provides its consent pursuant to clause 12.6(a) then the amounts of Engine Performance Restoration Rent and Engine LLP Rent will be increased in accordance with Schedule 8.

13.	Replacement and Interchange of Engines and Parts

Replacement and Interchange of Engines and Parts

13.1	(a)	Lessee shall promptly replace any Engine which has suffered an Engine Total Loss in accordance with clause 13.6.

	(b)	Lessee shall promptly replace any Part which has become time-, cycle- or calendar-expired, lost, stolen, seized, confiscated, destroyed, damaged beyond economic repair, unserviceable or permanently rendered unfit for use, in accordance with clause 13.6.

	(c)	Except to the extent otherwise agreed by Lessor, any engine, component, furnishing, equipment or part provided by the relevant manufacturer or vendor in replacement of a defective Engine or Part pursuant to the terms of any warranty must be installed as a permanent replacement in accordance with clause 13.6.

	(d)	Lessee shall be entitled to install replacement engines and parts on the Aircraft provided that:

(i)	a permanent replacement of an Engine or Part shall be in accordance with clause 13.6;

(ii)	a temporary replacement of an Engine shall be in accordance with clause 13.3; and

(iii)	a temporary replacement of a Part shall be in accordance with clause 13.4.

Removed Engines and Parts

13.2	Lessee shall only be entitled to remove an Engine or Part from the Aircraft provided that:

(a)	any Engine or Part not installed on the Aircraft (a Removed Engine or Removed Part (as the case may be)) is promptly replaced in accordance with clause 13.1; and

(b)	such Removed Engine or Removed Part:

(i)	is (x) installed on another aircraft operated by Lessee in accordance with clause 13.5; or (y) properly and safely stored; or (z) if unserviceable, without delay placed with the Maintenance Performer and into the Maintenance Program for repair, maintenance and/or refurbishment in accordance with this Agreement;

(ii)	is kept free of Security Interests;

(iii)	continues to be covered by the Insurances; and

(iv)	remains the property of the Lessor unless and until there has been a permanent replacement in accordance with clause 13.6 and unless and until title to that Replacement Engine or Replacement Part has passed to the Lessor subject to this Agreement; and

(c)	Lessee complies with clause 10.7 (Recognition of Rights) with respect to any Removed Engine and Removed Part; and

(d)	Lessee ensures that any Removed Engine or Removed Part is reinstalled on the Aircraft or permanently replaced by an engine or part in accordance with clause 13.6 on the earlier of (i) the Expiry Date or (ii) the occurrence of an Event of Default.

Installation of other engines

13.3 Lessee may only install an engine on the Airframe that is not a permanent replacement in accordance with clause 13.6 if:

(a)	such engine is of the same manufacturer and model (or an improved model) as the Removed Engine it replaces;

(b)	such engine is owned by or leased or conditionally sold to Lessee;

(c)	the Insurances for the Aircraft are not affected; and

(d)	on the earlier of (i) the Expiry Date or (ii) the occurrence of an Event of Default, Lessee removes that engine and replaces it with the relevant Removed Engine or a permanent replacement engine in accordance with clause 13.6, provided that if an engine complying with the conditions in clause 13.3(b) is not available at the time and/or place where the engine is required to be installed on the Airframe and it would result in unreasonable disruption of the operation of the Aircraft and/or business of Lessee to ground the Aircraft until an engine complying with clause 13.3(b) becomes available for installation on the Aircraft, Lessee may install any suitable engine on the Airframe by way of temporary replacement. As soon as reasonably practicable after the installation of the engine but in any event no later ninety (90) days after such installation, Lessee shall remove the engine and replace it with an engine complying with clause 13.3(a), (b) and (c) subject always to the requirements of 13.3(d).

Installation of other parts

13.4 Lessee may only install any part on the Aircraft that is not a permanent replacement pursuant to clause 13.6, if:

(a)	as soon as reasonably practicable after a part is installed on the Aircraft, but before the earlier of one hundred and twenty days (120) after such temporary replacement and the Expiry Date, Lessee removes that part and replaces it with the relevant Removed Part or a part that is a permanent replacement pursuant to clause 13.6; and

(b)	the Insurances for the Aircraft are not affected.

Installation of Engines and Parts on Other Aircraft

13.5 (a) Lessee shall only be entitled to install a Removed Engine or Removed Part on an aircraft operated by Lessee (the Other Aircraft) if:

(i)	no Default has occurred and is continuing;

(ii)	the Other Aircraft is being operated at the Engine Thrust and within the same Operational Derate as the Aircraft;

(iii)	Lessee owns or leases the Other Aircraft and has operational control of it;

(iv)	Lessor remains the owner of the Removed Engine or Removed Part until it is permanently replaced pursuant to clause 13.6 and the Removed Engine or Removed Part does not become subject to a Security Interest (other than a Permitted Lien);

(v)	neither the provisions of applicable Law nor the terms of any lease or other agreement or Security Interest to which the Other Aircraft is subject, (x) prohibit such installation or (y) require that the Removed Engine or Removed Part become the property of a Person other than Lessor and/or subject to any Security Interest or (z) will have the effect at any time of divesting or impairing the title and interests of Lessor as owner and lessor of the Removed Engine or Removed Part (and the rights of the Financing Parties under any Security Interest or assignment in respect of the Removed Engine or Removed Part); and

(vi)	on the earlier of (i) the Expiry Date or (ii) the occurrence of an Event of Default, Lessee removes the Removed Engine or Removed Part from the Other Aircraft.

Permanent Replacement of Engines and Parts

13.6	If Lessee permanently replaces an Engine or Part Lessee shall procure that:

(a)	in the case of an Engine, the replacement engine: (i) is of the same manufacturer and model (or at Lessee’s option an improved model) as the Removed Engine; (ii) has undergone an equal or lower number of Engine Performance Restorations; (iii) is certified in accordance with JAR 145 or its successor for installation on the Aircraft; (iv) has equivalent interchangeable modification status as the Removed Engine; (v) has equivalent or greater time remaining to the next Engine Performance Restoration as the Removed Engine; (vi) has equivalent or lower time Life Limited Parts life used as the Removed Engine; (vii) has equivalent remaining warranty status as the Removed Engine; (viii) is of an equivalent or greater value and utility as the Removed Engine; (ix) is suitable for installation and use on the Airframe without impairing the value or utility of the Airframe; and (x) is compatible with the remaining installed Engine;

(b)	in the case of a Part, the replacement part: (i) is an OEM approved part and is of the same manufacturer and model (or at Lessee’s option an improved model) as the Removed Part; (ii) is certified in accordance with JAR 145 or its equivalent successor for installation on the Aircraft; (iii) is in as good operating condition as the Removed Part (prior to any damage where relevant); (iv) has not been involved in any accident or incident; (v) has equivalent interchangeable modification status as the Removed Part; (vi) has equivalent or more hours available until next scheduled check, inspection, overhaul and shop visit as the Removed Part; (vii) is not from a military source; and (viii) is of equivalent or greater value and utility as the Removed Part;

(c)	the replacement engine or part becomes and remains (until replaced by this clause 13.6) the property of the Lessor free from Security Interests (except Permitted Liens) and on installation on the Aircraft will without further act be deemed transferred to and owned by Lessor and subject to this Agreement, and Lessee shall supply to Lessor all such title documents as Lessor may require to evidence and perfect such transfer of title in accordance with all applicable Laws (including the provision if requested by Lessor of bills of sale and legal opinions); and

(d)	Lessee has full details of the source and maintenance records of such replacement engine or part with full Back to Birth Traceability.

Equipment Changes

13.7 (a) Lessee shall not make any modification or addition to the Aircraft (each an Equipment Change), except for an Equipment Change which:

(i)	is expressly permitted or required by this Agreement; or

(ii)	does not diminish the value, utility, condition, or airworthiness of the Aircraft; or

(iii)	has the prior written approval of Lessor.

(b)	So long as no Event of Default has occurred and is continuing, Lessee may remove and retain any Equipment Change to the extent it is severable from the Aircraft and (i) such Equipment Change is not required by a Mandatory Order of the Aviation Authority or the JAA/EASA or an Airworthiness Directive or other airworthiness directives issued by aviation authorities with jurisdiction over Lessee or the Aircraft, (ii) such severance will not adversely affect the value, utility, condition or airworthiness of the Aircraft, and (iii) such Equipment Change did not constitute directly or by function a replacement of Part installed on the Aircraft at Delivery.

(c)	Lessor may require Lessee to remove any Equipment Change on the Expiry Date and to restore the Aircraft to its condition prior to that Equipment Change.

(d)	Title to any equipment installed on the Aircraft pursuant to an Equipment Change after the Delivery Date will on installation, without further act, vest in Lessor and shall be an Engine or Part (as the case may be) subject to this Agreement free and clear of all Security Interests (other than Permitted Liens). Lessee will at its own expense take all such steps and execute, and procure the execution of, all such instruments as Lessor may require and which are necessary to ensure that title so passes to Lessor according to all applicable Laws. At any time when requested by Lessor, Lessee will provide such documents as Lessor may reasonably require to evidence and perfect such transfer of title in accordance with all applicable Laws (including the provision, if required, to Lessor of bills of sale and legal opinions).

Lessee Title

13.8 Following (i) transfer of title of a replacement engine or part in accordance with clause 13.6(c) or (ii) restoration of the Aircraft to its condition prior to an Equipment Change in accordance with clause 13.7(c), title to the replaced Engine or Part or removed Equipment Change will, provided no Event of Default has occurred and is continuing, pass to Lessee on an “AS IS, WHERE IS” basis, without recourse, representation or warranty, except that it is free and clear of all Lessor Liens, and if requested by Lessee, Lessor will (at Lessee’s cost) provide such documents as Lessee may reasonably require to evidence and perfect such transfer of title in accordance with all applicable Laws (including the provision, if required, to Lessee of bills of sale).

14.	Manufacturer’s Warranties

Use of Warranties

14.1	(a)	With effect from Delivery, and so long as no Event of Default has occurred and is continuing, Lessor hereby makes available to Lessee, and authorizes Lessee to exercise, such rights as Lessor may have under any warranty with respect to the Aircraft, any Engine or any Part made by any manufacturer, vendor, sub-contractor or supplier (including compensation for loss of use of the Aircraft during the Term), to the extent that the same may be made available to Lessee and to the extent that the same have not otherwise been made available to Lessee pursuant to any other agreement.

	(b)	Lessee shall give Lessor prompt written notice of any warranty claim in respect of the Aircraft in excess of ***** which is settled with Lessee on the basis of a total or partial cash payment other than cash payments constituting reimbursements for work performed on the Aircraft by or at the direction of Lessee. Any cash payments to Lessee in respect of warranty claims concerning the Aircraft which are not applied to repair or

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

remedy of defects in the Aircraft and which are not in respect of compensation for the condition of or loss of use of the Aircraft, an Engine or Part during the Term due to a defect covered by such warranty, shall be for Lessor’s account and shall to the extent received by Lessee be promptly paid by Lessee to Lessor.

(c)	Lessee shall take all steps and execute all documents as are necessary at the end of the Term to ensure that the benefit of any warranties to which this clause 14.1 applies and which have not expired is vested in Lessor including all claims thereunder other than claims made in respect of any facts or circumstances occurring during the Term and in respect of which Lessee has notified the relevant manufacturer prior to the end of the Term.

Proceeds of Warranty Claims

14.2	(a)	Lessee agrees promptly to apply any proceeds of any claims (other than to the extent that they relate to compensation for the condition or loss of use of the Aircraft during the Term or are to be paid to Lessor in accordance with clause 14.1(b)) under any warranty relating to the Aircraft, any Engine or any Part received by Lessee to remedy the defect, if any, in the Aircraft, any Engine or any Part giving rise to such claim or an reimbursement for such remedy.
	(b)	If an Event of Default has occurred and is continuing, Lessee’s authorization to exercise Lessor’s warranty rights shall automatically terminate, and Lessor may immediately:

(i)	retain for its own account any such proceeds previously paid to Lessor which would have been remitted to Lessee under this clause 14.2 (Proceeds) in the absence of such Event of Default;

(ii)	cause any proceeds of any pending claims to be paid to Lessor, rather than to Lessee; and

(iii)	recover from Lessee the proceeds of any such claims previously paid to Lessee to the extent that such claims relate to any defect in the Aircraft, any Engine or any Part not rectified by Lessee in accordance with the requirements of this Agreement and applicable manufacturer’s guidelines before such Event of Default.

15.	Indemnities

General

15.1 Lessee agrees to assume liability for (as between itself and the Indemnitees), and to defend and indemnify and hold harmless each of the Indemnitees against, upon demand, and agrees to pay and agrees not to make any claim against any Indemnitee for, any and all Losses (without duplication):

(a)	which may at any time be suffered or incurred by any Indemnitee directly or indirectly as a result of, arising from or connected with (i) the possession, delivery, purchase, sale, transfer, importation, transportation, pooling, interchange, leasing, sub-leasing, wet leasing, chartering, storage, registration, insurance, replacement, maintenance, modification, refurbishment, condition, service, repair, overhaul, control, management, ownership, use, operation, exportation or redelivery of the Aircraft, any Engine or Part

(either in the air or on the ground), whether or not such Losses may be attributable to any defect in the Aircraft, any Engine or any Part or to its design, testing or use or otherwise, and regardless of whether it arises out of or is attributable to any act or omission, negligent or otherwise, of any Indemnitee, or (ii) any Security Interest in respect of the Aircraft, any Engine or Part (other then a Lessor Lien);

(b)	which arise out of any act or omission which invalidate or renders voidable any of the Insurances;

(c)	which arise as a result of any breach by Lessee of its representations, warranties or other obligations under this Agreement or any Event of Default; or

(d)	which may at any time be suffered or incurred as a consequence of any design, article or material in the Aircraft, any Engine or any Part, including any defect therein (regardless of whether it is discoverable) or its operation or use constituting an infringement of patent, copyright, trademark, design or other proprietary right, but excluding any Loss in relation to a particular Indemnitee to the extent that such Loss:

(i)	arises as a result of the Gross Negligence or willful misconduct of such Indemnitee; or

(ii)	arises as a result of Lessor Taxes or a Lessor Lien; or

(iii)	is a Tax (without prejudice to any Indemnitee’s rights under any other provision of this Agreement); or

(iv)	arises as a result of acts or events which occur after the Aircraft has been redelivered to Lessor in compliance with clause 19 and is no longer subject to this Agreement, unless any such act or event is attributable to an act, omission, event or circumstance which occurred during the Term; or

(v)	arises from the breach by such Indemnitee of this Agreement or any other Operative Document but excluding any such breach which is attributable to or arises out of an Event of Default; or

(vi)	constitutes the ordinary and usual operating and overhead expenses of such Indemnitee (other than any such Loss which is suffered or incurred as a result of or following the occurrence of an Event of Default); or

(vii)	is a Loss for which Lessor has expressly agreed to be responsible under any other provision of this Agreement.

Notification

15.2 Lessor or any other Indemnitee intending to claim any amounts from Lessee pursuant to clause 15.1, shall notify Lessee in writing of any matter of which Lessor or such Indemnitee, through a responsible officer has received formal notice and for which Lessee is obligated to indemnify under this clause 10 (each a Claim); provided, however, the delay or failure of Lessor to give notice to Lessee in accordance with this clause 10.2 will not discharge or release Lessee from any of its indemnity obligations under clause 10.1 except, and only to the extent, that such delay or failure was unreasonable and materially prejudices Lessee’s right to defend any such Claim or results in a material increase in the amount which Lessee is required to indemnify (in such case to the extent of such increase).

Contest

15.3 If Lessee disputes the payment of any claim payable by Lessor or any Indemnitee for which Lessee acknowledges and agrees it is responsible under this clause 10, Lessor will consider with Lessee the taking of such action as Lessee may reasonably request at Lessee’s risk and expense to contest that payment, but no Indemnitee will be obliged to take any such action:

(a)	which such Indemnitee considers, acting in good faith, may prejudice it; or

(b)	which such Indemnitee considers, acting in good faith, not to have a reasonable prospect of success;

(c)	for which Lessee has not made adequate provision to the satisfaction of such Indemnitee in respect of the potential expense or risk concerned;

(d)	while a Default is in existence; or

(e)	against an Indemnitee’s own insurers.

Duration

15.4 The indemnities contained in this Agreement will continue in full force after the Expiry Date notwithstanding any breach or repudiation of this Agreement by Lessor or Lessee or the termination of the leasing of the Aircraft under this Agreement.

16.	Insurance

Insurances

16.1	(a)	Lessee shall, at its own expense, obtain and maintain the Insurances in full force during the Term and thereafter and, in each case, as required by this Agreement which shall have such deductibles and be subject to such exclusions as may (in each case) be permitted by this Agreement or as otherwise approved by Lessor (which approval shall not be unreasonably withheld) and with such insurers, brokers and underwriters complying with clause 16.1(b).

	(b)	The Insurances shall be effected either:

		(i)	on a direct basis with insurers of recognized standing who normally participate in aviation insurances in the leading international insurance markets and led by reputable underwriter(s) and through brokers of recognized standing, in each case satisfactory to Lessor, acting reasonably (and for such purposes, Lessee’s current lead underwriter and broker are each deemed satisfactory to Lessor); or

		(ii)	with a single insurer or group of insurers acceptable to Lessor, acting reasonably who does not fully retain the risk but effects substantial reinsurance with reinsurers who normally participate in aviation insurances in the leading international insurance markets and through brokers each of recognized standing and acceptable to Lessor acting reasonably (and for purposes hereof Lessee’s current reinsurers and reinsurance brokers are deemed acceptable to Lessor) for a percentage acceptable to Lessor (acting reasonably and taking into account any Application) of all risks insured.

Requirements

16.2 Lessor’s current requirements as to the Insurances are as specified in this clause 16 (Insurance) and in Schedule 5 (Insurance Requirements) Lessor may from time to time following any material change in applicable industry practices, and after consultation with Lessee and its designated brokers, amend the requirements in Schedule 5 so that (a) the scope and level of cover are maintained in line with prudent industry practice as applied to similarly situated carriers; and (b) the interests of Lessor and the other Indemnitees are prudently protected.

Change

16.3	(a)	If at any time Lessor wishes to revoke its approval of any insurer, reinsurer, insurance or reinsurance, Lessor and/or its brokers shall consult with Lessee and Lessee’s insurers or, if applicable, brokers regarding whether that approval should be revoked to protect the interests of the parties insured. If, following the consultation, Lessor considers that any change should be made, Lessee shall then promptly arrange or procure the arrangement of alternative cover satisfactory to Lessor.

	(b)	To the extent such endorsement is accepted on the Delivery Date as meeting the requirements of Schedule 5 and subject to the other provisions of this clause 16 (including clause 16.2). Lessee shall maintain insurance in respect of the Aircraft for the purposes of this Agreement which reflects Lloyds endorsement AVN67B or AVN67C (whichever, in the reasonable judgment of Lessor, shall, at any relevant time constitute customary industry practice) in respect of leased aircraft (as at the date hereof). In the event that any provision of AVN67B or AVN67C, as applicable (as at the date hereof) conflicts or is otherwise inconsistent with the requirements of this clause 9 and Schedule 4 then (so long as it shall be general industry practice to insure aircraft financed or leased on the basis of such endorsement and subject to clause 16.2) the provisions of AVN67B or AVN67C, as applicable, shall prevail and such endorsement shall be deemed to satisfy the requirements of this Agreement.

Insurance Covenants

16.4	Lessee shall:

(a)	comply with the terms and conditions of each policy of the Insurances and any applicable Regulations and not do, consent or agree to any act or omission which:

(i)	invalidates or may invalidate the Insurances; or

(ii)	renders or may render void or voidable the whole or any part of any of the Insurances; or

(iii)	brings any particular insured liability within the scope of an exclusion or exception to the Insurances;

(b)	not take out any insurance or procure any reinsurance in respect of the Aircraft which would prejudice the recovery by Lessor or otherwise prejudice Lessor’s interests under the Insurances required to be maintained by Lessee under this Agreement;

(c)	on request, provide to Lessor such documents and information as may be reasonably requested by Lessor in respect of (i) claims made under the insurances or (ii) payment of Insurance premiums (including daily status updates of payment or non-payment of premiums after issuance of any notice of cancellation for failure to pay premiums);

(d)	if at any time insurance clause AVN 2000 or its successor is endorsed on the policies of Insurance, ensure that the insurance write back clauses AVN 2001 and AVN 2002 as applicable (or any equivalent clauses) are endorsed on the policies of Insurance required to be maintained under this Agreement and give and comply with all representations, warranties and undertakings required by the insurers or reinsurers in connection with such clauses; and

(e)	provide any other information and assistance in respect of the Insurances which Lessor may from time to time reasonably require.

Renewal of Insurances

16.5 Lessee shall commence renewal procedures in a timely manner in accordance with its general practices, and provide to Lessor:

(a)	If requested by Lessor in writing a written status report of renewal negotiation fourteen (14) days prior to each insurance expiry date;

(b)	confirmation of completion of renewal prior to each insurance expiry date; and

(c)	certificates of insurance (and where appropriate certificates of reinsurance), and a brokers’ and any reinsurance brokers’ letter of undertaking in a form acceptable to Lessor in English, detailing the coverage and confirming the insurers’ (and any reinsurers’) agreement to the specified insurance requirements of this Agreement within seven (7) days after each renewal date.

Failure to Insure

16.6 If Lessee fails to maintain the Insurances in compliance with this Agreement, each of the Indemnitees will be entitled but not bound (without prejudice to any other rights of Lessor under this Agreement):

(a)	to pay the premiums due or to effect and maintain insurances satisfactory to it or otherwise remedy Lessee’s failure in such manner (including, without limitation to effect and maintain an owner’s interest policy) as such Indemnitee considers appropriate. Any sums so expended by such Indemnitee will become immediately due and payable by Lessee to such Indemnitee together with interest thereon at the Default Rate, from the date of expenditure by such Indemnitee up to the date of reimbursement by Lessee; and

(b)	at any time while such failure is continuing to require the Aircraft to remain at any airport or to proceed to and remain at any airport designated by it until the failure is remedied to its satisfaction.

Continuing Insurance for Indemnity

16.7 Lessee shall effect and maintain (at no cost to Lessor) liability insurance after the Expiry Date, including with respect to its liability under the indemnities in clause 15 (Indemnities), for a period of two years, which provides for each Indemnitee to be named as additional insured.

17.	Loss, Damage and Requisition

Total Loss prior to Delivery

17.1 If a Total Loss occurs prior to Delivery, this Agreement shall immediately terminate, and except as expressly stated in this Agreement neither party will have any further obligation or liability under this Agreement other than:

(a)	pursuant to clauses 23.3 (Expenses) and 23.12 (Confidentiality); and

(b)	Lessor will pay to Lessee the amount of Deposit received by Lessor prior to the date of such Total Loss and not applied in accordance with clause 6 (Deposit); or return the Letter of Credit, as applicable and any prepaid rent, as provided above.

Total Loss after Delivery

17.2	(a)	If a Total Loss occurs after Delivery, Lessee shall pay the Agreed Value to Lessor on or prior to the earlier of:

(i) ninety (90) days after the Total Loss Date; and

(ii) the date of receipt of insurance proceeds in respect of that Total Loss.

	(b)	Subject to the rights of any insurers and reinsurers or other third parties, upon irrevocable payment in full to Lessor of the Agreed Value and all other amounts which are then payable to Lessor under this Agreement, Lessor shall transfer to Lessee all of Lessor’s right, title and interest in and to the Aircraft including any Engines and Parts not installed when the Total Loss occurred, on an AS-IS WHERE-IS basis and without recourse, representation or warranty (save as to freedom from Lessor Liens), and Lessor shall provide such documents as Lessee may reasonably require to evidence and perfect such transfer of title in accordance with all applicable Laws (including the provision, if required, to Lessee of bills of sale and removal of any International Interests created by this Agreement from the International Registry). Lessee shall indemnify Lessor for all fees, expenses and Taxes incurred by Lessor in connection with any such transfer.

	(c)	Upon a Total Loss of any Engine not involving a Total Loss of the Airframe, Lessee shall give Lessor prompt written notice thereof and Lessee shall promptly replace the destroyed Engine as required under clause 13.1(a).

	(d)	The receipt by Lessor of the insurance proceeds in respect of the Event of Loss on or prior to the date required pursuant to this clause 17.2 shall discharge Lessee from its obligation to pay the Agreed Value to Lessor, provided such proceeds are not less than the Agreed Value and to the extent such proceeds are available to be, and are, applied to pay such Agreed Value (it being agreed that if available Lessor shall apply the same to pay such Agreed Value unless an Event of Default is in existence in which case Lessor may apply such proceeds to such of Lessee’s obligations as Lessor may elect in its discretion) and so long as no Default (other than a Default relating to the condition of the Aircraft) is in existence, any excess of insurance proceeds over and above the Agreed Value and other amounts then payable by Lessee under this Agreement or any Other Agreement shall be promptly paid over to Lessee less an amount of any other sums then payable on the date of payment of the Agreed Value by Lessee to Lessor hereunder or under any Other Agreement. If the insurance proceeds are paid initially to Lessee and not to Lessor, they may be retained by Lessee if Lessee shall have paid the Agreed Value and all other payments then owing hereunder or under the Other Agreements to Lessor, and so long as no Default (other than a Default relating to the condition of the Aircraft) is in existence, otherwise Lessee shall be deemed to hold them in trust for Lessor and shall pay the Agreed Value to Lessor immediately upon the receipt by Lessee of such proceeds. If Lessee pays the Agreed Value and all other amounts then owing hereunder or under the Other Agreements and no Default is in existence, Lessor shall promptly assign (and shall procure that Owner assigns) to Lessee its rights under the Insurances to receive the insurance proceeds in respect of the Event of Loss (to the extent that such proceeds shall not have been paid to Lessee).

Requisition

17.3	(a)	During any requisition for use or hire of the Aircraft, any Engine or any Part which does not constitute a Total Loss:

		(i)	the Rent and other amounts payable under this Agreement will not be suspended or abated either in whole or in part, and Lessee will not be released from any of its other obligations under the Agreement (other than operational obligations with which Lessee is unable to comply solely by virtue of the requisition);

		(ii)	so long as no Default or Event of Default has occurred and is continuing, Lessee shall be entitled to any hire fee paid by the requisitioning authority in respect of the Term;

		(iii)	Lessee shall, as soon as practicable after the end of any such requisition, cause the Aircraft to be put into the condition required by this Agreement; and

		(iv)	Lessor shall be entitled to all compensation payable by the requisitioning authority in respect of any change in the structure, state or condition of the Aircraft arising during the period of requisition, and Lessor shall apply such compensation in reimbursing Lessee for the cost of complying with its obligations under this Agreement in respect of any such change, provided that, if any Default or Event of Default has occurred and is continuing, Lessor may apply the compensation in or towards settlement of any amounts owing by Lessee under this Agreement or any Other Agreement and, so long as no Default is in existence or upon cure of any such Default, any excess shall be applied as described above.

18.	Disclaimers

LESSOR AND LESSEE AGREE THAT THE DISCLAIMERS, WAIVERS AND CONFIRMATIONS SET FORTH IN CLAUSES 18.1 (EXCLUSION) TO 18.4 (CONFIRMATION) SHALL APPLY AT ALL TIMES WITH EFFECT FROM LESSEE’S ACCEPTANCE OF THE AIRCRAFT IN

ACCORDANCE WITH CLAUSE 3, WHICH SHALL BE CONCLUSIVE EVIDENCE THAT LESSEE HAS FULLY INSPECTED THE AIRCRAFT AND EVERY PART THEREOF AND THAT THE AIRCRAFT, THE ENGINES, THE PARTS AND THE AIRCRAFT DOCUMENTS ARE AS BETWEEN LESSOR (AND THE OTHER INDEMNITIEES) AND LESSEE, TECHNICALLY ACCEPTABLE TO LESSEE AND SATISFY THE DELIVERY CONDITION SPECIFICATION AND ARE IN SUITABLE CONDITION FOR DELIVERY TO AND ACCEPTANCE BY LESSEE:

Exclusion

18.1 THE AIRCRAFT IS TO BE LEASED AND DELIVERED HEREUNDER “AS IS, WHERE IS”, AND LESSEE AGREES AND ACKNOWLEDGES THAT AS BETWEEN LESSOR (AND THE OTHER INDEMNITIEES) AND LESSEE:

(a)	LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT) WILL HAVE NO LIABILITY IN RELATION TO, AND LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT) HAS NOT AND WILL NOT BE DEEMED TO HAVE MADE OR GIVEN (WHETHER BY VIRTUE OF HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE), ANY WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO, THE AIRCRAFT OR ANY ENGINE OR PART UNDER THIS AGREEMENT INCLUDING (BUT NOT LIMITED TO) THE TITLE, DESCRIPTION, AIRWORTHINESS, COMPLIANCE WITH SPECIFICATIONS, OPERATION, MERCHANTABILITY, QUALITY, FREEDOM FROM INFRINGEMENT OF PATENT OR OTHER PROPRIETARY RIGHTS, FITNESS FOR ANY PARTICULAR USE OR PURPOSE, VALUE, DURABILITY, CONDITION, OR DESIGN, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR AS TO ANY OTHER MATTER WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OR TRADE) WITH RESPECT TO THE AIRCRAFT, ANY ENGINE OR ANY PART OR ANY SERVICES PROVIDED BY LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT) UNDER THIS AGREEMENT; AND

(b)	LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT) SHALL NOT HAVE ANY OBLIGATION OR LIABILITY WHATSOEVER TO LESSEE (WHETHER ARISING IN CONTRACT OR IN TORT, AND WHETHER ARISING BY REFERENCE TO NEGLIGENCE OR STRICT LIABILITY OR OTHERWISE) FOR:

(i)	ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE AIRCRAFT OR ANY ENGINE OR BY ANY INADEQUACY THEREOF OR DEFICIENCY OR DEFECT THEREIN OR BY ANY OTHER CIRCUMSTANCE IN CONNECTION THEREWITH;

(ii)	THE USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT OR ANY RISKS RELATING THERETO;

(iii)	ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR ANY OTHER DIRECT, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE; OR

(iv)	THE DELIVERY, OPERATION, SERVICING, MAINTENANCE, REPAIR, IMPROVEMENT OR REPLACEMENT OF THE AIRCRAFT, ANY ENGINE OR ANY PART.

Waiver

18.2 LESSEE HEREBY WAIVES, AS BETWEEN ITSELF AND LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT), ALL ITS RIGHTS IN RESPECT OF ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ON THE PART OF LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT) AND ALL CLAIMS AGAINST LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT) HOWSOEVER AND WHENEVER ARISING AT ANY TIME IN RESPECT OF OR OUT OF THE MATTERS EXPRESSLY WAIVED IN CLAUSE 18.1 (EXCLUSION).

Disclaimer of Consequential Damages

18.3 LESSEE AGREES THAT IT SHALL NOT BE ENTITLED TO RECEIVE AND HEREBY DISCLAIMS AND WAIVES ANY RIGHT THAT IT MAY OTHERWISE HAVE TO RECOVER LOST PROFITS, LOST REVENUE OR OTHER CONSEQUENTIAL, SPECIAL INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES AS A RESULT OF ANY BREACH OR ALLEGED BREACH BY LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT) OF ANY OF THE AGREEMENTS CONTAINED IN THIS AGREEMENT.

No Duties

18.4 LESSEE ACKNOWLEDGES AND AGREES THAT LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT) HAS NO FIDUCIARY OR OTHER DUTIES TO LESSEE WHATSOEVER, AND THAT LESSOR (AND FOR PURPOSES OF CLARIFICATION, OWNER PARTICIPANT)’S ONLY OBLIGATIONS TO LESSEE ARE THOSE OBLIGATIONS EXPRESSLY SET FORTH HEREIN.

Confirmation

18.5 LESSEE CONFIRMS THAT IT IS FULLY AWARE OF THE PROVISIONS OF THIS CLAUSE 18 (DISCLAIMERS) AND ACKNOWLEDGES THAT RENT AND OTHER AMOUNTS PAYABLE UNDER THIS AGREEMENT HAVE BEEN CALCULATED TAKING ITS PROVISIONS INTO ACCOUNT.

19.	Redelivery

Redelivery

19.1	(a)	On the Expiry Date or (if earlier) the date of required redelivery of the Aircraft pursuant to clause 20.2, Lessee shall (unless a Total Loss has occurred) redeliver the Aircraft and Aircraft Documents (which shall include each of the documents referred to in Schedule 11 (Aircraft Documents at Redelivery)) to Lessor at Lessee’s expense at the Redelivery Location in accordance with the procedures, and in compliance with the conditions set forth, in Schedule 13 (Redelivery Procedure and Return Conditions).

(b)	At the time of such redelivery the Aircraft shall be free and clear of all Security Interests (other than Lessor Liens) and in a condition qualifying for immediate issuance of a certificate of airworthiness under JAR-OPS-1 or as otherwise agreed between Lessor and Lessee.

(c)	If requested by Lessor, Lessee shall thereupon cause the Aircraft to be deregistered by the Aviation Authority.

(d)	On the Redelivery Date, Lessee shall pay to Lessor any Redelivery Maintenance Payment Adjustments due and owing pursuant to and calculated in accordance with Schedule 12 (Redelivery Maintenance Payment Adjustments).

Non-Compliance

19.2 If at the time of Final Inspection, the condition of the Aircraft does not comply with this Agreement, or, unless nevertheless Lessor in its sole discretion still accepts the Aircraft as being in compliance herewith on or before the Expiry Date, Lessee fails to make the Aircraft available to Lessor on a timely basis as provided in Schedule 13 for inspection and redelivery pursuant to clause 19.1 (Redelivery) and Schedule 13 (Redelivery Procedure and Return Conditions) (regardless of the circumstance), then:

(a)	Lessee shall immediately rectify the non-compliance and to the extent that the non-compliance extends beyond the Expiry Date, the Term will be automatically extended solely for the purpose of enabling such non-compliance to be rectified;

(b)	Lessee shall not use the Aircraft in flight operations except such operations directly related to the redelivery of the Aircraft to Lessor;

(c)	all Lessee’s obligations and covenants under this Agreement will remain in full force until Lessee so redelivers the Aircraft; and

(d)	Lessee shall pay to Lessor rent in respect of the period during which the Term is so extended (which rent shall be calculated in accordance with the provisions of clause 5 (Rent) and shall be payable to the Lessor at such intervals as the Lessor may specify or, in the absence of such specification, daily) at a rate, per month (prorated for actual days elapsed) equal to (a) for the first ten (10) days of such extension period, the rent payable in respect of the rent period immediately prior to the Scheduled Expiry Date, (b) for the period commencing on the ***** day and ending on the day following ***** days after the date Scheduled Expiry Date, an amount equal to ***** of such amount and (c) from the thirty-first day following the Scheduled Expiry Date, an amount equal to ***** of such amount.

Any such extension shall not prejudice Lessor’s right to treat such non-compliance as an Event of Default at any time and to enforce such rights and remedies as may be available to Lessor in respect thereof under the terms of this Agreement and applicable Law.

19.3 Lessor may elect (either on first tender of the Aircraft for redelivery or at any time during a period of extension pursuant to clause 19.2(a)) to accept redelivery of the Aircraft notwithstanding

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

non-compliance with clause 19.1 or Schedule 13, in which case Lessee shall indemnify Lessor and if requested by Lessor provide security to Lessor (in a form and amount acceptable to Lessor acting reasonably) in respect of such indemnity in respect of the cost to Lessor of putting the Aircraft into the condition required by this Agreement.

Export Documents

19.4 Upon redelivery Lessee shall provide to Lessor all documents necessary to export the Aircraft from the Habitual Base (including, without limitation, a valid and subsisting export license and export certificate of airworthiness for the Aircraft) and required in relation to the deregistration of the Aircraft with the Aviation Authority.

Acknowledgement

19.5 Provided Lessee has complied with its obligations under this Agreement, following redelivery of the Aircraft by Lessee to Lessor at the Redelivery Location, Lessor shall deliver to Lessee an acknowledgement confirming that Lessee has redelivered the Aircraft to Lessor in accordance with this Agreement.

20.	Events of Default

Events

20.1 Each of the following events will constitute an Event of Default and a repudiatory breach of this Agreement by Lessee:

(a)	Non-payment: Lessee fails to make any payment of Deposit (after the full amount of Deposit has been initially paid, it being agreed there is no grace period for initial payment of the Deposit), Rent, Maintenance Rent or Agreed Value under this Agreement within three (3) Business Days after such payment is due, or Lessee fails to provide a Letter of Credit or renewal thereof when applicable hereunder or, in the case of any other sums payable to Lessor or any other Indemnitee under the provisions of this Agreement or the other Operative Documents, Lessee fails to make payment thereof within 10 Business Days of demand made by Lessor or such Indemnitee; or

(b)	Insurance: Lessee fails to comply with any provision of clause 16 (Insurance) or Schedule 5 (Insurance Requirements), or any insurance required to be maintained under this Agreement is cancelled or terminated, or a notice of cancellation is given in respect of any such insurance; or

(c)	Breach: Lessee or any Lessee Affiliate fails to comply with any other provision of this Agreement or any other Operative Document and, if such failure is in the opinion of Lessor capable of remedy, such failure continues for twenty (20) days after notice from Lessor to Lessee; or

(d)	Representation: any representation or warranty made by Lessee or any Lessee Affiliate in or pursuant to this Agreement or any other Operative Document or in any document or certificate or statement is or proves to have been incorrect in any material respect when made and the circumstances giving rise to the breach of such representation or warranty if capable of being remedied are not remedied to Lessor’s satisfaction within twenty (20) days after notice to Lessee from Lessor requiring such remedy; or

(e)	Cross-Default:

(i)	any Financial Indebtedness in excess of ***** (or the equivalent in another currency) of Lessee or any Lessee Affiliate is not paid when due after giving effect to any applicable grace period; or

(ii)	any Financial Indebtedness in excess of ***** (or the equivalent in another currency) of Lessee or of any Lessee Affiliate becomes due or capable of being declared due prior to the date when it would otherwise have become due; or

(iii)	any security granted in respect of such Financial Indebtedness becomes enforceable; or

(iv)	any event of default or termination event (meaning, in each case, after the expiration of any applicable cure period) caused by Lessee’s or any Affiliate of Lessee’s default or another circumstance relating to Lessee or any Lessee Affiliate, howsoever described, occurs under any Other Agreement; or

(f)	Approvals: any Post-Delivery Authorization and Filing is not made or obtained as provided in the definition of such term by the deadline provided in the definition of such term; or any consent, authorization, license, certificate or approval of or registration with or declaration to any Government Entity required in connection with this Agreement, including:

(i)	any authorization required by Lessee to obtain and transfer freely dollars (or any other relevant currency) out of any relevant country (unless such authorization is not relevant to Lessee’s ability to perform its obligations hereunder); or

(ii)	any authorization required by Lessee to authorize, or required in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by Lessee of its obligations under this Agreement; or

(iii)	the registration of the Aircraft or the Aircraft’s certificate of airworthiness; or

(iv)	any airline license or air transport license required by Lessee,

is modified in a manner adverse to Lessor or to Lessee’s ability to perform its obligations hereunder or is withheld, or is revoked, suspended, cancelled, withdrawn, terminated or not renewed, or otherwise ceases to be in full force and, except in the case of clause (iii) above, is not, as applicable, restored, replaced, returned, re-granted or renewed within thirty (30) days; or

(g)	Insolvency:

(i)	Lessee or any Material Lessee Affiliate is, or is deemed for the purposes of any relevant law to be, unable to pay its debts as they fall due or to be insolvent, or admits in writing inability to pay its debts as they fall due; or

(ii)	Lessee or any Material Lessee Affiliate suspends making payments on all or any class of its debts or announces, in writing, an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(h)	Liquidation and Similar Proceedings:

(i)	a meeting of the shareholders or directors of Lessee or any Material Lessee Affiliate is convened to consider a resolution to present an application for an administration order or to appoint an administrator (whether out of court or otherwise) or any such resolution is passed; or

(ii)	any step (including filing of a petition or application to the court or affidavit, giving of notice, petition proposal or convening a meeting or giving notice) is taken with a view to a composition, assignment or arrangement with any creditors of, or the rehabilitation, administration (whether out of court or otherwise), custodianship, reorganization, liquidation, protection from creditors or dissolution of, Lessee or any Material Lessee Affiliate or any other insolvency or bankruptcy proceedings (including any concurso mercantil or suspension de pagos proceedings) involving Lessee or any Material Lessee Affiliate; or

(iii)	any order is made or resolution passed or petition filed for any such composition, assignment, arrangement, rehabilitation, administration (whether out of court or otherwise), custodianship, reorganization, liquidation, dissolution or insolvency or bankruptcy proceedings, or Lessee or any Material Lessee Affiliate becomes subject to or enters into any of the foregoing unless, in the case of any such involuntary action filed against Lessee or such Material Lessee Affiliates without its consent or acquiescence, the same is dismissed or stayed within sixty (60) days; or

(iv)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer (in each case, whether out of court or otherwise) is appointed, or an assignment for the benefit of creditors is made, or an order for relief under the United States bankruptcy laws is granted or entered, in respect of Lessee, or any Material Lessee Affiliate or any of their respective assets; or

(v)	an administrative or other receiver or manager or other insolvency officer (in each case, whether out of court or otherwise) is appointed in respect of Lessee or any Material Lessee Affiliate or any material part of their respective assets; or

(vi)	Lessee or any Material Lessee Affiliate requests any Person to appoint such a receiver or manager (whether out of court or otherwise); or

(vii)	any other steps are taken to enforce any Security Interest over all or any material part of the assets of Lessee or any Material Lessee Affiliate; or

(viii)	any attachment, sequestration, distress or execution affects any material assets of Lessee or any Material Lessee Affiliate and is not discharged or stayed within thirty (30) days of such attachment, sequestration, distress or execution; or

(i)	Other Jurisdiction: there occurs in relation to Lessee or any Material Lessee Affiliate any event in any jurisdiction which corresponds with any of the events mentioned in paragraphs (g), (h) or (i) above; or

(j)	Rights and Remedies: Lessee or any other Person claiming by or through Lessee challenges the existence, validity, enforceability (but not the validity or manner of any enforcement action by Lessor) or priority of the rights of Lessor as owner or lessor of the Aircraft or the Financing Parties under any Security Interest or assignment in respect of the Aircraft; or

(k)	Suspension of Business: Except due to acts of God and other matters outside of its control or affecting the commercial airline industry in general, Lessee or Parent suspends or ceases or threatens to suspend or cease to carry on all or substantially all of its business; or

(l)	Disposal: Lessee conveys, leases or otherwise transfers or disposes of all or substantially all of its property and assets to or consolidates or merges with or into any other Person unless Lessee has obtained Lessor’s prior written consent except as permitted in clause 10.4(b); or

(m)	Change of Control: without the previous consent in writing of Lessor, any single Person or group of Persons (other than a Person that is a shareholder of Lessee, or as a group of Persons who are shareholders of Lessee, on the date of this Agreement) acquires (i) the direct or indirect ability to vote in excess of 50% of the voting shares of Lessee, or (ii) the direct or indirect ability to appoint or remove more than 50% of the directors with voting rights or officers of Lessee or (iii) the direct or indirect ability to give effective directions with respect to and control the management and operations and financial policies and decisions of Lessee, with which the directors or other equivalent officers of Lessee are obligated to comply; provided, for purposes of clarification, a bona fide initial public offering of up to 70% of the voting equity shares of the Lessee shall not be deemed a change of control under this clause 20.1 (m) unless and until a circumstance described in clause (i), (ii) or (iii) otherwise exists; or

(n)	Delivery: Lessee fails to comply with its obligation under clause 3 (Delivery) to accept delivery of the Aircraft; or

(o)	Adverse Change: any event or series of events occurs which, in the reasonable opinion of Lessor, could reasonably be expected to have a material adverse effect on the financial condition or operations of Lessee and its Affiliates or on the ability (including the prospective ability) of Lessee to comply with its obligations under this Agreement; such opinion to be based upon and with reference to Lessee’s operational and/or financial condition as set forth in its most recent financial and management statements provided to Lessor under this Agreement prior to the date of such determination; or

(p)	Redelivery: Lessee fails to redeliver the Aircraft to Lessor on the Expiry Date in accordance with clause 19 (Redelivery); or

(q)

Certain Charges: Eurocontrol (or any authority on its behalf) or any other authority with jurisdiction over Lessee or the Aircraft notifies Lessor that there are Eurocontrol charges or other navigation, landing, airport or similar charges due from Lessee, and such charges remain outstanding for a period of the longer of (i) thirty days from the date of receipt by

Lessee of notice from Lessor that it has received such notice from Eurocontrol or any such other aviation authority and (ii) any payment period applicable pursuant to agreement between Lessee and the relevant aviation authority and the failure to pay such charges could reasonably be expected to result in a material risk of a Security Interest on the Aircraft; provided that: (i) no Event of Default shall arise under this paragraph (r) for so long as such charges are being contested in good faith and by appropriate proceedings, an adequate bond has been provided and such proceedings do not involve any danger of the detention, interference with use or operation or sale, forfeiture or loss of the Aircraft; and (ii) such thirty day period shall not apply if there is any risk of detention, interference with use or operation or sale, forfeiture or loss of the Aircraft; or

(r)	Litigation: any judgment of a court or tribunal for the payment of money in excess of ***** or the equivalent in another currency shall be rendered against Lessee and as to which Lessee’s insurers have not agreed to accept liability therefor shall remain undischarged for a period of ***** unless during such period execution of such judgment shall have been effectively stayed or bonded; or

(s)	Letter of Credit: any Letter of Credit is not renewed, extended or replaced as provided in clause 6 or the issuer or confirming bank under any Letter of Credit fails to make payment upon any draw thereunder pursuant to the terms thereof or the issuer or any confirming bank becomes subject to any of the circumstances described in or analogous to clause 20.1(g), (h), (i) or (j) hereof; or

(t) Registration Amendments: without the previous consent in writing of Lessor, Lessee amends or otherwise modifies any of the filings or registrations with the Aviation Authority described herein.

Lessor’s Rights

20.2	(a)	Lessor Rights and Remedies: If an Event of Default occurs, Lessor may at its option (and without prejudice to any of its other rights or remedies under this Agreement or available under applicable Law), at any time thereafter while such Event of Default is continuing (and subject to compliance with any non-waivable mandatory requirement of applicable Law then in effect):

(i)

accept such repudiation and by notice to Lessee and with immediate effect, terminate the leasing of the Aircraft or, if such leasing has not yet commenced, terminate Lessor’s obligations under this Agreement (but, in each case, without prejudice to any continuing obligations of Lessee under this Agreement (including to provide Insurance, maintain and repair the Aircraft and/or redeliver the Aircraft at the location and in the condition required hereunder)), whereupon all rights of Lessee under this Agreement shall cease; and/or

		(ii)	proceed by appropriate court action or actions to enforce performance of this Agreement and/or to recover damages for the breach of this Agreement; and/or

		(iii)	either:

(y) take possession of the Aircraft, for which purpose Lessor may enter any premises belonging to or in the occupation of or under the control of Lessee where the Aircraft may be located, or cause the Aircraft to be

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

redelivered to Lessor at the Redelivery Location (or such other location as Lessor may require), and Lessor is hereby irrevocably by way of security for Lessee’s obligations under this Agreement appointed attorney for Lessee in causing the redelivery or in directing the pilots of Lessee or other pilots to fly the Aircraft to that airport and will have all the powers and authorizations necessary for taking that action; or

(z)	by serving notice require Lessee to redeliver the Aircraft to Lessor at the Redelivery Location (or such other location as Lessor may require).

(b)	Sale or Re-Lease of Aircraft: If an Event of Default occurs, Lessor may sell or re-lease or otherwise deal with the Aircraft at such time and in such manner as Lessor considers appropriate in its absolute discretion, free and clear of any interest of Lessee, as if this Agreement had never been entered into. Lessor shall have no obligation or duty to sell the Aircraft and Lessor shall be obligated to attempt to re-lease the Aircraft only to the extent, if any, that it is required to do so under Article 2A of the UCC.

(c)	Deregistration/Removal of Lease from Registry: If an Event of Default occurs, Lessor may, and Lessee shall at the request of Lessor promptly assist Lessor to, take all steps necessary to remove this Agreement from the registry of the Aviation Authority, effect deregistration of the Aircraft and its export from the country where the Aircraft is for the time being situated and any other steps necessary to enable the Aircraft to be redelivered to Lessor in accordance with this Agreement. Without limiting the foregoing, Lessor may take any and all actions provided for in any Deregistration Power of Attorney executed by or on behalf of Lessee.

(d)	Payments: If an Event of Default occurs, require that Lessee pay to Lessor, and Lessee shall be liable for and immediately pay to Lessor, and/or Lessor may proceed by appropriate court action or actions to recover, any or all of the following amounts:

(i)	all Rent, Maintenance Rent and other amounts which are or become due and payable under this Agreement prior to the earlier to occur of the date Lessor sells or re-leases the Aircraft or receives payment of the amount calculated pursuant to clause (ii) below;

(ii)	an amount equal to the aggregate Rent for the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the date of payment by Lessee to Lessor, less the applicable amount set forth below:

(Y)	in the event that Lessor has re-let the Aircraft on terms (other than rental payment terms) which, taken as a whole, Lessor reasonably regards as being substantially similar to the terms of this Agreement, an amount equal to the aggregate basic rental payments to become due under such re-lease for the period coinciding with the remainder of the Term (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the date of payment by Lessee;

(Z)	In the event that Lessor has not re-let the Aircraft or has sold the Aircraft or has re-let the Aircraft on terms (other than rental payment terms) which, taken as a whole, Lessor does not reasonably regard as being substantially similar to the terms of the Lease, an amount equal to the Fair Market Rental Value (determined pursuant to the Appraisal Procedure) of the Aircraft for the period commencing with the date that Lessor reasonably anticipates that the Aircraft could be re-let at such rental rate and ending with the date that the Term was scheduled to expire (determined without reference to any right of Lessor to cancel the leasing of the Aircraft, whether or not such right is exercised), discounted periodically (equal to installment frequency) to present worth at the Discount Rate to the date of payment by Lessee.

The “Fair Market Rental Value” of the Aircraft shall be the then “As is, Where is” rental value which would be obtained in an arm’s-length transaction between an informed and willing lessee under no compulsion to lease, and an informed and willing lessor in possession under no compulsion to lease, based upon the actual condition and location of the Aircraft and the then existing market conditions and assuming an immediate delivery to the lessee and a lease term equal to the remaining Term of this Lease determined by an appraisal completed in accordance with the Appraisal Procedure. The “Appraisal Procedure” shall mean an appraisal of the Aircraft prepared on the basis of market practices and procedures and the code of ethics established by the International Society of Transport Aircraft Traders and delivered by an internationally recognized reputable firm of independent aircraft appraisers experienced in appraising aircraft of the make and model of the Aircraft, selected by Lessor. The fees and expenses of the appraiser shall be paid by Lessee. Notwithstanding the foregoing, “Fair Market Rental Value” shall be deemed to be zero if Lessor does not have possession and effective control over the Aircraft for release or sale thereof unless such failure is attributable to a Lessor Lien.

(iii)	without duplication, an amount equal to Lessor’s actual or reasonably anticipated costs, expenses and other incidental damages and losses associated with Lessor’s exercise of its remedies under this Agreement or otherwise incurred by Lessor as a result of an Event of Default or the exercise of rights or remedies with respect thereto, including repossession costs, legal fees, Aircraft storage, preservation, shipment, repair, refurbishment, modification, maintenance and insurance costs, Aircraft re-lease or sale costs (including any costs incurred to prepare the Aircraft for sale or lease, advertising costs, sale or lease costs (including commissions) and, without duplication, any costs to place the Aircraft in the return condition) in any way related to the Aircraft, any Engine or any Part, including to put the Aircraft in (Enforcement and Remarketing Costs) the Redelivery Condition or in the location provided for in this Agreement, or otherwise, and, without duplication, any loss, cost, expenses or liability, or damage to Lessor’s residual interest in the Aircraft, sustained by Lessor due to Lessee’s failure to maintain the Aircraft in accordance with the terms of the Lease or Lessee’s failure to redeliver the Aircraft in the Redelivery Condition, including any consequential loss of profits.

(iv)	without duplication, such additional amount, if any, as may be necessary to place Lessor in the same economic position as Lessor would have been in if Lessee had timely performed each of its obligations under this Agreement;

(v)	without duplication, all legal fees and expenses incurred to enforce this Agreement or Lessor’s rights and/or remedies or as a result of Lessee’s default under this Agreement or failure to comply with the obligations under the Lease;

(vi)	without duplication, any loss of profit suffered by Lessor because of Lessor’s inability to place the Aircraft on lease with another lessee on terms as favorable to Lessor as the Lease, or because whatever use, if any, to which Lessor is able to put the Aircraft upon its return to Lessor, or the funds arising upon a sale or other disposal of the Aircraft, is not as profitable to Lessor as this Agreement;

(vii)	all Breakage Costs; if any; and

(viii)	without duplication, any incremental amount of principal, interest, fees or other sums whatsoever paid or payable on account of funds borrowed in order to carry any unpaid amount.

(e)	Interest: Require Lessee to pay, and Lessee shall pay to Lessor, interest on all unpaid amounts at the Default Rate, from the due date until the date of payment in full.

(f)	Deposit: Apply all or part of the Deposit, or draw under the Letter of Credit and apply the proceeds, to any amounts owing or to be owing to Lessor under this Agreement.

(g)	No Exclusive Remedy: No remedy referred to in this clause 20.2 is intended to be exclusive, but, to the extent permissible under this Agreement or under applicable Law, each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at Law or in equity and in Lessor’s sole and absolute discretion; and the exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all of such other remedies. No waiver by Lessor of any Default or Event of Default shall in any way be, or be construed to be, a waiver of any future subsequent Default or Event of Default.

Lessor’s Right To Remedy

20.3 If Lessee fails to comply with any provision of this Agreement, Lessor may, without being in any way obliged to do so or responsible for so doing and without prejudice to the ability of Lessor to treat such non-compliance as a Default, effect compliance on behalf of Lessee, whereupon Lessee shall become liable to pay immediately any sums expended by Lessor together with all costs and expenses (including legal costs) in connection with the non-compliance.

21.	Taxation

Gross-up

21.1

(a)    All payments by Lessee under or in connection with this Agreement shall be made without set-off or counterclaim, free and clear of and without deduction for or on account of all Taxes unless Lessee is required by law to make any such deduction or withholding.

(b)	All Taxes (other than Lessor Taxes) in respect of payments under this Agreement shall be for the account of Lessee and shall be paid by Lessee within the period for payment permitted by law.

(c)	If any Taxes are required to be deducted or withheld from any amount payable hereunder, Lessee shall:

(i)	pay to Lessor and/or Owner Participant (as applicable and without duplication) by way of additional rent such additional amounts, in the same currency as such payment as may be necessary in order that the amount of such payment received by Lessor and/or Owner Participant (as applicable and without duplication) on the date of such payment, after deduction or withholding for all such Taxes, and after deduction for income Taxes thereof at the highest marginal rate applicable to Lessor and/or Owner Participant (as applicable and without duplication), will be equal to the amount that Lessor and/or Owner Participant (as applicable and without duplication) would have received if such Taxes had not been deducted or withheld;

(ii)	pay to the relevant authority within the period for payment permitted by applicable Laws the full amount of the deduction or withholding; and

(iii)	furnish to Lessor or Owner Participant (as applicable) evidence of payment to the relevant authority of all amounts deducted or withheld as aforesaid.

(d)	If any payment is made by Lessee under clause 21.1(c) and Owner Participant in good faith determines that it has actually received a credit against, or relief or remission for, or repayment of, any Tax paid or payable by Owner Participant in respect of or calculated with reference to the deduction or withholding giving rise to such payment, Owner Participant shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and without leaving Owner Participant in any worse position than that in which it would have been had such deduction or withholding not been required to be made, pay to Lessee such amount as Owner Participant shall in good faith have determined to be attributable to the relevant deduction or withholding.

Nothing in this clause 21.1(d) shall:

(i)	interfere with the right of Lessor and/or Owner Participant (without duplication) to arrange its tax affairs in whatever manner it thinks fit and, in particular, but without limitation, Lessor and/or Owner Participant (without duplication) shall not be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar Tax liability in respect of the amount of any such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to Lessor and/or Owner Participant (without duplication); or

(ii)	oblige Lessor and/or Owner Participant (without duplication) to disclose any information relating to its Tax affairs or any computations in respect thereof.

Covenant to Pay Taxes

21.2	Lessee shall promptly pay when due:

(a)	all Taxes (other than Lessor Taxes) imposed by any Government Entity with respect to the Aircraft, including the ownership, delivery, leasing, possession, use, operation, redelivery, import, export, sale or other disposition of the Aircraft; and

(b)	all Taxes (other than Lessor Taxes) in respect of any premises where the Aircraft, any Engine or any Part thereof is located from time to time and in respect of which the failure to pay the same could reasonably be expected to result in a material risk of a Security Interest on the Aircraft or an Engine or an inability to procure possession of the Aircraft or an Engine by Lessor, except to the extent that such payment is being contested in good faith by appropriate proceedings, in respect of which adequate resources have been provided by Lessee and non-payment of which does not give rise to any material risk of the Aircraft or any interest therein being sold, forfeited or otherwise lost or any risk of criminal liability on the part of Lessor or any Finance Party. Without limiting the foregoing, Lessee will be responsible for and shall pay when due any Tax in respect of the Aircraft under the Mexican Asset Tax Law (Ley del Impuesto al Activo) or any successor or similar law from time to time in effect.

Tax Indemnity

21.3	(a)	Lessee agrees to indemnify and hold harmless each Tax Indemnitee against, and agrees to pay on demand, all Taxes (other than Lessor Taxes) levied or imposed against or upon any Tax Indemnitee or Lessee and relating to or attributable to Lessee, this Agreement, or the Aircraft or directly or indirectly in connection with the possession, delivery, purchase, sale, transfer, location, existence, importation, transportation, pooling, interchange, leasing, sub-leasing, wet-leasing, chartering, storage, registration, insurance, replacement, maintenance, modification, refurbishment, condition, service, repair, overhaul, control, management, ownership, use, operation, exportation or redelivery of the Aircraft, any Engine or any Part or any part thereof or any rent, receipts, insurance proceeds, income or other amounts arising therefrom, or the making of any Equipment Change.

(b)	The provisions of clause 21.3(a) shall not apply to, and Lessee shall have no liability pursuant to such clause to a Tax Indemnitee in respect of, any Tax to the extent that such Tax (a Lessor Tax):

(i)	arises as a result of the Gross Negligence or willful misconduct of such Tax Indemnitee; or

(ii)	is imposed as a result of a Lessor Lien; or

(iii)	is imposed with respect to any period commencing or event occurring after the Aircraft has been redelivered to Lessor in compliance with clause 19 and is no longer subject to this Agreement unless such Tax is attributable to any act, omission, event or circumstance which occurred during the Term and would not have constituted a “Lessor Tax” had it arisen during the Term; or

(iv)	arises from the breach by such Tax Indemnitee of this Agreement but excluding any such breach which is attributable to or arises out of any Event of Default; or

(v)	is imposed as a direct result of any connection between that Tax Indemnitee and the jurisdiction imposing the Tax that is unrelated to the transactions contemplated by this Agreement or the operation of the Aircraft by Lessee or any sub-lessee, or the location of the Aircraft, the Lessee or any sub-lessee; or

(vi)	is imposed or levied on or measured by or with respect to the net income, profits, assets, net-worth, turnover, capital gains or any alternative minimum tax of Lessor and/or Owner Participant (without duplication) by any Government Entity in the United States or Ireland or any jurisdiction where Lessor and/or Owner Participant (without duplication) has a principal place of business; but excluding any Tax imposed by any government or taxing authority of any jurisdiction if and to the extent that such Tax results from the use, operation, presence or registration of the Aircraft, the Airframe, any Engine or any Part in the jurisdiction imposing the Tax; or

(vii)	is imposed in connection with the sale, transfer, assignment (whether legal or equitable, voluntary or involuntary) or other disposition by that Tax Indemnitee of any or all of its rights, title and interest in or with respect to the Aircraft, the Airframe, any Engine or any Part or this Lease except a sale, transfer assignment or other disposition permitted or required under this Agreement (other than pursuant to clause 22.2), or at Lessee’s request or while an Event of Default is in existence; or

(viii)	is imposed as a result of any failure of that Indemnitee to provide the information/documentation when required to do so pursuant to clause 21.9 below.

Notwithstanding the foregoing, in no event shall withholding Taxes imposed by Mexico be a Lessor Tax unless and to the extent such withholding tax arises as a result of a transfer by Lessor or Owner Participant of any of their respective right, title and interest in and to this Lease or the Aircraft (except as requested by Lessee or permitted or required under this Agreement, except pursuant to clause 22.2, or while an Event of Default is in existence) and, as of the date of such transfer, no withholding tax would have existed in the absence of such transfer.

(c)	If Lessor and/or Owner Participant (without duplication) is required by any applicable Law, or by any third party, to deliver any report or return in connection with any Taxes for which Lessee is obliged to indemnify Lessor and/or Owner Participant or any Tax Indemnitee under this Agreement, Lessee will complete the same and, on request, supply a copy of the report or return to Lessor and/or Owner Participant, as applicable.

(d)	If any report, return or statement is required to be made by Lessor or any Tax Indemnitee with respect to any Tax for which there is an indemnity obligation of Lessee under this Agreement, Lessee will promptly notify Lessor of the requirement, and:

(i)	if permitted by applicable Law, make and file in a timely manner such report, return or statement (except for any report, return or statement that Lessor has notified Lessee that Lessor or any Tax Indemnitee intends to prepare and file), prepare such return in such manner as will indicate Lessor as owner and lessor of the Aircraft if required or appropriate, and provide Lessor upon request a copy of each such report, return or statement filed by Lessee, or

(ii)	if Lessee is not permitted by applicable Law to file any such report, return or statement, Lessee will prepare and deliver to Lessor a proposed form of such report, return or statement within a reasonable time prior to the time such report, return or statement is to be filed.

Sales Tax

21.4	(a)	Without limiting clause 21.3 above, Lessee shall pay to Lessor and/or Owner Participant (without duplication) (or, if permitted by applicable Law and if requested by Lessor and/or Owner Participant (without duplication), Lessee shall pay to the relevant tax authority for the account of Lessor and/or Owner Participant (as applicable)):

(b)	all sales, use, rental, value added, goods and services and similar Taxes (Sales Taxes) required to be paid to the tax authority of the jurisdiction in which the Delivery Location is situated or in which the Aircraft, any Engine or any Part is located at the time of a transfer of any thereof permitted or required under this Agreement (other than under clause 22.2), in connection with a request of Lessee or while an Event of Default is in existence or to the jurisdiction of the Habitual Base or the State of Incorporation with respect to the lease of the Aircraft to Lessee pursuant to this Agreement or any such transfer unless Lessee delivers to Lessor and/or Owner Participant (without duplication) on or prior to the Delivery Date or such other date upon which any such tax would otherwise become due, such exemption certificate or other document as may be required by applicable Law to evidence Lessor’s and/or Owner Participant’s (without duplication) entitlement to exemption from all Sales Taxes imposed by each such jurisdiction with respect to the lease of the Aircraft pursuant to this Agreement or any such transfer; and

(c)	all Sales Taxes required to be paid to the tax authority of any jurisdiction in which the Aircraft may be used, operated or otherwise located from time to time unless Lessee delivers to Lessor and/or Owner Participant (without duplication) such exemption certificates or other documents as may be required by applicable Law to evidence Lessee’s entitlement to exemption from all Sales Taxes imposed by each such jurisdiction with respect thereto.

Value Added Tax

21.5	(a)	For the purposes of this clause 21.4:

(i)	VAT means value added tax and any goods and services, sales or turnover tax, imposition or levy of a like nature; and

(ii)	supply includes anything on or in respect of which VAT is chargeable.

(b)	Lessee shall pay to Lessor and/or Owner Participant (without duplication) or the relevant taxing authority, as the case may be, the amount of any VAT chargeable in respect of any supply for VAT purposes under this Agreement.

(c)

Each amount stated as payable by Lessee under this Agreement is exclusive of VAT (if any), and if VAT is payable in respect of any amount as aforesaid, Lessee shall pay all such VAT and shall indemnify Lessor and/or Owner Participant (without duplication) against any claims for the same (and where appropriate Lessee shall increase the payments which would otherwise be required to be made under this Agreement so that

Lessor and/or Owner Participant (without duplication) is left in the same position as it would have been in had no VAT been payable); and Lessee shall provide evidence to Lessor and/or Owner Participant (without duplication), if available, in respect of payment of any such VAT.

Information regarding Taxes

21.6 (a) If Lessee is required by any applicable Laws, or by any third party, to deliver any report or return in connection with any Taxes, Lessee shall complete the same in a manner satisfactory to Lessor and in particular shall state therein that Lessee is exclusively responsible for the use and operation of the Aircraft and for any Taxes arising therefrom, and Lessee shall, on request supply a copy of the report or return to Lessor.

(b)	Lessee shall (without prejudice to its right to contest the same in accordance with this Agreement):

(i)	within thirty days after the end of any Rent Period, furnish to Lessor evidence satisfactory to Lessor of payment of all Taxes arising in connection with or as a result of the transactions contemplated by this Agreement requiring payment within such Rent Period, including, without limitation, copies of receipts from the relevant tax authorities or other Governmental Entities for payments of withholding taxes, any VAT and payment of customs duties; and

(ii)	furnish to Lessor evidence satisfactory to Lessor that all Taxes and charges incurred by Lessee with respect to the Aircraft, including without limitation all payments due to the relevant air traffic control authorities, have been paid and discharged in full.

Taxation of Indemnity Payments

21.7	(a)	If and to the extent that any sums payable to any Indemnitee by Lessee under this Agreement by way of indemnity are insufficient, by reason of any Taxes payable in respect of those sums, for such Indemnitee to discharge the corresponding liability to the relevant third party (including any taxation authority), or to reimburse such Indemnitee for the cost incurred by it to a third party (including any taxation authority) Lessee shall pay to such Indemnitee such sum as will after the tax liability has been fully satisfied leave that Indemnitee with the same amount as it would have been entitled to receive in the absence of that liability together with interest on the amount of the deficit at the Default Rate in respect of the period commencing on the date on which the payment of taxation is finally due until payment by Lessee (both before and after judgment).

(b)	If and to the extent that any sums constituting (directly or indirectly) an indemnity to an Indemnitee but paid by Lessee to any Person other than such Indemnitee are treated as taxable in the hands of such Indemnitee, Lessee shall pay to such Indemnitee such sum as will, after the tax liability has been fully satisfied at the highest marginal rate of the applicable jurisdiction, indemnify such Indemnitee to the same extent as it would have been indemnified in the absence of such liability together with interest on the amount payable by Lessee under this clause 21.6(b) at the Default Rate in respect of the period commencing on the date on which the payment of taxation is finally due until payment by Lessee (both before and after judgment).

Notification

21.8 Lessor or any other Tax Indemnitee shall notify Lessee in writing of any Taxes of which Lessor or such other Tax Indemnitee has, through a responsible officer received formal notice and for which Lessee is obligated to indemnify under this clause 21 (each a Claim); provided, however, the delay or failure of Lessor to give notice to Lessee in accordance with this Clause 21.8 will not discharge or release Lessee from any of its indemnity obligations under Clause 21.8 except, and only to the extent, that such delay or failure was unreasonable and materially prejudices or precludes Lessee’s right to defend any such Claim or results in additional amounts payable by Lessee which amounts would not have been imposed in the absence of such delay.

Information

21.9 Any Indemnitee that is entitled to an exemption from or reduction of withholding Tax under any applicable law or income tax treaty with respect to payments under this Lease, shall deliver to Lessee at the time or times prescribed by such applicable law or income tax treaty, such properly completed and executed documentation prescribed by such applicable law or income tax treaty that is reasonably requested by the Lessee as will permit such payments to be made without withholding or at a reduced rate of withholding, provided, however, that, an Indemnitee shall not be required to furnish to the Lessee any form or any other document if such Indemnitee determines in its reasonable discretion that providing such form or other document would expose it to tax liability in a jurisdiction where it would not otherwise have such liability if it did not provide the form or other document, unless Lessee agrees to indemnify such Indemnitee against such liability and such indemnity is reasonably acceptable to such Indemnitee.

*****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

*****

22.	Assignment and Transfer

By Lessee

22.1 LESSEE WILL NOT ASSIGN, DELEGATE OR OTHERWISE TRANSFER (VOLUNTARILY, INVOLUNTARILY, BY OPERATION OF LAW OR OTHERWISE) ANY OF ITS RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT OR CREATE OR PERMIT TO EXIST ANY SECURITY INTEREST OVER ANY OF ITS RIGHTS UNDER THIS AGREEMENT, AND ANY ATTEMPT TO DO SO WILL BE NULL AND VOID.

Lessor Transfer

22.2	(a)	Lessor may, subject to the provisions of this clause 22.2, without the consent of the Lessee assign and/or transfer any of its rights or obligations under this Agreement and/or any of its right title or interest in the Aircraft, including any assignment or transfer relating to (i) financing or refinancing arrangements secured on this Agreement or any right or interest therein, and/or the Aircraft and/or (ii) sale and leaseback of the Aircraft and/or (iii) any sale or other transfer of the Aircraft together with a transfer or novation of Lessor’s rights and obligations under this Agreement and/or (iv) any sale or other transfer of any interest in the Aircraft or this Agreement, including rights to payments hereunder.

(b)	Lessor shall notify Lessee in advance of any such transfer or assignment and Lessee agrees to provide all reasonable assistance and cooperation to Lessor in connection therewith, subject to the provisions of this clause 22.2 and Lessee agrees to execute and deliver all such documents and take such further action as Lessor may reasonably request to establish and protect the rights and remedies created or intended to be created in favor of the assignees or transferees in connection with any assignment or transfer.

(c)	Notwithstanding any such assignment or transfer, Lessor will remain entitled to the benefit of each indemnity and the liability insurances effected under this Agreement.

Provisions Relating to Lessor Transfer

22.3	(a)	Lessor shall reimburse Lessee for all reasonable its out of pocket costs and expenses (including reasonable legal expenses) incurred in connection with any transfer or assignment pursuant to clause 22.2.

(b)	Lessor shall procure that any Person that becomes a holder of an interest in the Aircraft or this Agreement by virtue of a transfer pursuant to clause 22.2(a) (by way of security or otherwise) except a Person that becomes Lessor shall provide an undertaking of quiet enjoyment to Lessee in substantially the same terms as the Lessor’s covenant set out in clause 9.1.

(c)	Upon a transfer or novation of this Agreement described in clause 22.2(a)(ii) or (iii) above, Lessor shall be released from its obligations and liabilities under this Agreement to the extent such obligations and liabilities are assumed by such transferee or novatee.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(d)	*****

(e)	Lessee shall have no greater obligations under this Agreement as a result of such sale, assignment, transfer, novation or disposal than Lessee would have had if such sale, assignment, transfer, novation or disposal had not taken place based on applicable Laws (or then proposed Laws that would thereafter become applicable) and circumstances in effect as at the date of such sale, assignment, transfer, novation or disposal; and

Any transfer of the Aircraft or this Agreement to a trust shall be exempt from the foregoing provisions; provided, however, that any transfer of the beneficial interest in such a trust having title to the Aircraft shall comply with the foregoing provisions.

23.	Miscellaneous Provisions

Rights Cumulative, Waivers

23.1 The rights of Lessor under this Agreement may be exercised as often as Lessor considers appropriate, are cumulative and are in addition to its rights under any Law. The rights of Lessor against Lessee or in relation to the Aircraft (whether arising under this Agreement or any Law) cannot be waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on Lessor’s part or on its behalf shall in any way preclude it from exercising any such right or constitute a suspension or any variation of any such right.

Delegation

23.2 Lessor may, without releasing it from its obligations hereunder, delegate to any Person or Persons all or any of its rights, powers or discretions vested in it by this Agreement, and any such delegation may be made upon such terms and conditions and subject to such regulations (including power to sub-delegate) as Lessor in its absolute discretion thinks fit.

Expenses

23.3 Lessee shall pay to Lessor and/or Owner Participant (without duplication) on demand all documented expenses (including legal, professional, and out-of-pocket expenses, which shall be reasonable except in the case of enforcement or preservation of Lessor and/or Owner Participant (without duplication)’s rights or remedies) incurred or payable by Lessor and/or Owner Participant (without duplication) in connection with registration of the Aircraft or the filing, recordation or registration of any interests or documents in the State of Registration or the State of Incorporation, any amendment to or extension of or other documentation in connection with, or the granting of any waiver or consent under, this Agreement or the monitoring of compliance by Lessee with this Agreement (but in the case of such

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

monitoring of compliance, only if upon such monitoring a Default is found to have occurred or the enforcement or preservation of any of Lessor and/or Owner Participant (without duplication)’s rights or remedies under this Agreement (including in connection with any Event of Default).

Set-off

23.4	(a)	Lessor may set off any matured obligation owed by Lessee under this Agreement or any of the Other Agreements against any obligation (whether or not matured) owed by Lessor or any of its Affiliates to Lessee, regardless of the place of payment or currency. If the obligations are in different currencies, Lessor may convert either obligation at the market rate of exchange available in London or (at Lessor’s option) New York for the purpose of the set-off.

(b)	If an obligation is unascertained or unliquidated, Lessor may in good faith estimate that obligation and set off in respect of the estimated amount, in which case when the obligation is ascertained or liquidated Lessor or Lessee shall make a payment to the other (as appropriate) in respect of any amount by which the ascertained or liquidated amount differs from the estimated amount.

(c)	Notwithstanding any other provision of this Agreement, Lessor and its Affiliates shall not be obliged to pay any amount to Lessee under this Agreement or any of the Other Agreements so long as any sums which are then due from Lessee under this Agreement or any Other Agreements remain unpaid or if any Event of Default has occurred and is continuing, and any such amount which would otherwise be due shall fall due only if and when Lessee has paid all such sums and cured all Events of Default, except to the extent that Lessor otherwise agrees in writing or sets off such amounts against such payment pursuant to clause 23.4(a).

Time of Essence

23.5 The time stipulated in this Agreement for all payments by Lessee to Lessor and for the prompt performance of Lessee’s other obligations under this Agreement are of the essence of this Agreement.

Entire Agreement

23.6 This Agreement constitutes the sole and entire agreement between Lessor and Lessee in relation to the leasing of the Aircraft and supersedes all previous agreements in relation to that leasing. Any amendments to this Agreement must be in writing and signed on behalf of Lessor and Lessee.

Rights of Third Parties

23.7 All rights expressed to be granted to each Indemnitee or Tax Indemnitee (other than Lessor) under this Agreement are given to Lessor on behalf of that Indemnitee or Tax Indemnitee, and each Indemnitee or Tax Indemnitee is an express third party beneficiary hereof. Except for Lessor, Owner Participant, the Financing Parties, each Indemnitee and each Tax Indemnitee, no other Person shall be a third party beneficiary of this Agreement. Without limiting the foregoing, Lessee agrees with Owner Participant that:

(i)	Owner Participant is an express third party beneficiary of all of the obligations and liabilities of the Lessee under and in conformity with this Agreement, and all notices and communications given by Lessee to Lessor shall also be given to Owner Participant; and

(ii)	any approval, consent, waiver, amendment, supplement or other modification of this Agreement shall require the written consent or instruction of the Owner Participant to be binding against the Lessor, and Owner Participant agrees that, where Lessor has agreed to give or not unreasonably withhold such consent or instruction, it shall give such consent or instruction or not unreasonably withhold such consent or instruction. For the avoidance of doubt, any instructions for an approval, consent, waiver, amendment, supplement or other modification of this Agreement issued by the Owner Participant to Lessor shall be binding on Lessor.

23.8 Any Tax Indemnitee or Indemnitee who is not a party to this Agreement may enforce the terms of this Agreement expressed to be for the benefit of or given by Lessee to or in favor of such Tax Indemnitee or Indemnitee.

23.9 All terms of this Agreement may be varied, amended or otherwise released by an agreement between Lessor and Lessee without reference to any Indemnitee or Tax Indemnitee.

Counterparts

23.10 This Agreement may be executed in two or more counterparts each of which will be deemed an original but all of which together will constitute one and the same agreement.

Language

23.11 All notices, requests, direction and other communications to be given under this Agreement will be in English. All documents delivered to Lessor pursuant to this Agreement will be in English or, if not in English, will be accompanied by a certified English translation. If there is any inconsistency between the English version of this Agreement and any version in any other language, the English version will prevail.

Confidentiality

23.12 This Agreement, the terms hereof and all non-public information obtained by either party about the other are confidential and are between Lessor and Lessee only. Lessor and the Lessee shall not, and shall procure that their respective officers, employees and agents shall not, disclose this Agreement, the terms hereof or such non public information to any third party (other than (a) to such party’s auditors, legal advisors, financial advisors and rating agencies; (b) as required in connection with any filing of this Agreement in accordance with clause 10.5; (c) in connection with Lessor’s potential sale, financing, refinancing of or related to the Aircraft and/or transfer or assignment of this Agreement (provided such potential transferee or financing party agrees in writing to keep such information confidential and executes an agreement regarding the same on no less favorable terms than those set forth herein); (d) as required for enforcement by either party of its rights and remedies with respect to this Agreement; or (e) as required by applicable Regulation without the prior written consent of the other party. If any disclosure will result in the Agreement becoming publicly available, Lessor and Lessee will cooperate with one another to obtain confidential treatment or limit the scope of disclosure as to the commercial terms and other material provisions of this Agreement.

Invalidity of any Provision

23.13 If any provision of this Agreement becomes invalid, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Survival

23.14 All indemnities, representations, warranties and other obligations of Lessee shall survive, and remain in full force and effect, notwithstanding the expiration or other termination of this Agreement and/or the leasing of the Aircraft hereunder.

Further Assurance

23.15	(a)	Each of the parties agree to perform (or procure the performance of) all further acts and things within its control, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by applicable Laws or as may be necessary or reasonably desirable to implement and/or give effect to this Agreement, the transactions contemplated by this Agreement or any Other Agreement.

	(b)	The documented out-of-pocket costs and expenses of performing the acts contemplated by sub-clause (a) above shall be borne by Lessee.

No Brokers

23.16 Each of the parties represents and warrants to the other that it has not paid, agreed to pay, or caused to be paid directly or indirectly in any form, any commission percentage contingent fee, brokerage or other similar payments of any kind, in connection with the establishment or operation of this Agreement to any Person (except the fees and expenses of a financial advisor to Lessee, for which fees and expenses Lessee shall be solely responsible).

Chattel Paper

23.17 To the extent, if any, that this Agreement constitutes chattel paper (as such term is defined in the UCC as in effect in any applicable jurisdiction), no security interest in this Agreement may be created through the transfer or possession of any counterpart other than the original counterpart, which shall be identified as the counterpart designated as the “original” on the signature page of this Agreement by the Financing Parties or Lessor, as the case may be.

True Lease

23.18	The parties intend and agree that this Agreement:

	(a)	constitutes a “true lease”, and not a “security interest” as defined in Section 1-201(37) of the UCC;

	(b)	to the extent applicable, constitutes a “true lease” for United States federal income tax purposes and for purposes of article 188 of the Ley del Impusto Sobre la Renta; and

	(c)	confers only a leasehold interest on Lessee in and to the Aircraft on and subject to the terms of this Agreement, and no ownership or other interest with respect to the Aircraft is provided to Lessee under this Agreement.

Lessee shall not file a tax return that is inconsistent with the provisions of this clause.

Know Your Customer/OFAC Compliance

23.19	Anti-Terrorism Law:

	(a)	Lessee represents, warrants and agrees that neither Lessee nor any of its Affiliates is in violation of any Law relating to terrorism or money laundering (Anti-Terrorism Laws), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the Executive Order), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the Patriot Act).

	(b)	Lessee represents, warrants and agrees that neither Lessee nor any of its Affiliates is any of the following:

		(i)	a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

		(ii)	a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

		(iii)	a person with which Lessor and/or Owner Participant (without duplication) is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

		(iv)	a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

		(v)	a person that is named as a “special designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (OFAC) at its official website or any replacement website or other replacement official publication of such list.

	(c)	Lessee represents, warrants and agrees that neither Lessee nor any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in the preceding paragraph (b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

23.20	USA Patriot Act Notice:

Lessee agrees that pursuant to the requirements of the Patriot Act, Lessor may obtain, verify, and record information from Lessee that identifies Lessee, which information may include the name and address of Lessee, and its officers, directors and shareholders, and other information that will allow Lessor and/or Owner Participant (without duplication) to identify Lessee in accordance and for purposes of compliance with the Patriot Act.

23.21	Statements of Owner Trustee: The parties hereto agree that all of the statements, representations, covenants and agreements made by the Owner Trustee (when made in such capacity) contained in this Agreement and any agreement referred to herein, unless expressly otherwise stated, are made and intended only for the purpose of binding the Trust Estate and establishing the existence of rights and remedies which can be exercised and enforced against the Trust Estate. Therefore, anything contained in this Agreement or such other agreements to the contrary notwithstanding (except for any express provisions that the Owner Trustee is responsible for in its individual capacity), no recourse shall be had with respect to this Agreement or such other agreements against the Owner Trustee in its individual capacity or against any institution or person which becomes a successor trustee or co-trustee or any officer, director, trustee, servant or direct or indirect parent or controlling person or persons of any of them; provided, however, that this clause 23.21 shall not be construed to prohibit any action or proceeding against any party hereto for its own willful misconduct or grossly negligent conduct for which it would otherwise be liable; and provided further, that nothing contained in this clause 23.21 shall be construed to limit the exercise and enforcement in accordance with the terms of this Agreement or such other agreements of rights and remedies against the Trust Estate. The foregoing provisions of this clause 23.21 shall survive the termination of this Agreement;

24.	Notices

24.1 Every notice, request, direction or other communication under this Agreement shall be in English and be in writing delivered personally or sent with an internationally recognized courier service or fax and shall be deemed to have been received:

(a)	in the case of a letter when delivered personally or where sent with an internationally recognized courier service, on the date shown as the delivery date in the records of the Person who effected such delivery; or

(b)	in the case of a fax, in which case such notice, direction or other communication shall be deemed to have been received at the time of dispatch with confirmed transmission report stating the correct facsimile number and number of pages sent and that such transmission is “OK” or equivalent (provided always that if the time of dispatch is not within normal business hours on a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next business day), provided always that where delivery by hand or by fax occurs after 5:00 p.m. on a Business Day, or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next Business Day.

24.2	Every notice, request, direction or other communication under this Agreement shall be sent:

To Lessor at:

Address:

Wells Fargo Bank Northwest, National Association

299 South Main Street, 12th Floor

Salt Lake City, Utah 84111

Attention: Corporate Trust Services

Fascimile: +1 (801) 246-5053

With a copy to:

RBS Aerospace Limited

IFSC House

IFSC

Dublin 1

Ireland

Attention:	Head of Transaction Management

Facsimile:	+ 353 1 859 9230

To Lessee at:

Address:	Prolongación Paseo de la Reforma No. 490 Piso 1 (Edificio GE) Colonia Santa Fé Peña Blanca Del. Alvaro Obregón Mexico D.F. 01012 Mexico

Attention:	General Counsel

Facsimile:	+ 011 52 55 5261 6460

or any substitute address or fax number or department or officer as the relevant party may notify to the other party by not less than five (5) Business Days’ notice.

25.	Governing Law Jurisdiction and Waiver of Jury Trial

Governing Law

25.1 PURSUANT TO AND IN ACCORDANCE WITH SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THE PARTIES HERETO AGREE THAT THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK (EXCLUSIVE OF SECTION 7-101 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH IS INAPPLICABLE TO THIS AGREEMENT). THE PARTIES AGREE THAT THIS AGREEMENT WAS DELIVERED IN THE STATE OF NEW YORK.

Jurisdiction

25.2 Pursuant to and in accordance with Section 5-1402 of the New York General Obligations Law, Lessee and Lessor each irrevocably agrees that (i) the United States District Court for the Southern District of New York sitting in The Borough of Manhattan and any New York state court sitting in the County of New York, New York, and all related appellate courts, (ii) the competent courts of the corporate domicile (domicilio social) of the Lessee on the date of this Agreement (Distrito Federal), and (iii) the courts of the jurisdictions in which the Aircraft at the relevant time is located in the case of enforcement proceedings in respect of remedies hereunder have exclusive jurisdiction to settle any disputes arising out of or relating to this Agreement or any of the other Operative Documents and submits itself and its property to the jurisdiction of the foregoing courts with respect to such dispute, hereby waiving any other jurisdictions which may be available thereto by reason of domicile or otherwise.

Process Agents

25.3	(a)	Without prejudice to any other mode of service, Lessee:

(i)

appoints C.T. Corporation, 1111 Eighth Avenue, 13th Floor, New York, New York 10011 as its agent for service of process relating to any proceedings before the New York courts described in clause 25.2 in connection with this Agreement and agrees to maintain the process agent in New York notified to Lessor;

(ii)	agrees that failure by a process agent to notify Lessee of the process shall not invalidate the proceedings concerned; and

(iii)	consents to the service of process relating to any such proceedings by prepaid mailing or by personal delivery of a copy of the process to Lessee’s agent at the address identified in paragraph (i) or by facsimile or prepaid mailing by air mail, certified or registered mail, or by personal delivery, of a copy of the process to Lessee at the address set forth in clause 24.2.

(b)	Without prejudice to any mode of service, Lessor:

(i)

appoints C.T. Corporation, 1111 Eighth Avenue, 13th Floor, New York, New York 10011 as its agent for service of process relating to any proceedings before the courts described in clause 25.2 in connection with this Agreement and agrees to maintain the process agent in New York notified to Lessor;

(ii)	agrees that failure by a process agent to notify Lessor of the process shall not invalidate the proceedings concerned; and

(iii)	consents to the service of process relating to any such proceedings by prepaid mailing or by personal delivery of a copy of the process to Lessor’s agent at the address identified in paragraph (i) or by prepaid mailing by air mail, certified or registered mail, or by personal delivery, of a copy of the process to Lessor at the address set forth in clause 24.2.

Waiver of Objections

25.4	Each of Lessee and Lessor:

(i)	waives to the fullest extent permitted by Law any objection which it may now or hereafter have to the courts referred to in clause 25.2 on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement;

(ii)	waives to the fullest extent permitted by Law any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts referred to in clause 25.2; and

(iii)	agrees that a judgment or order of any court referred to in clause 25.2 in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction as if made by the highest court in that other jurisdiction and accordingly Lessee will not seek to, nor be entitled to, contest and/or delay and/or obstruct registration or enforcement of any such judgment and/or award and/or order on grounds of public policy or otherwise.

No Alternative Jurisdictions

25.5 This clause 25 shall survive, continue to take full effect and not merge in any order or judgment and this clause 25 prohibits either party to bring proceedings against the other in connection with this Agreement or any other Operative Document in any court other than as provided in clause 25.2 above.

Waiver of Sovereign Immunity and Other Defenses

25.6	Each of Lessee and Lessor irrevocably and unconditionally:

(i)	agrees that if the other brings legal proceedings against it or its assets in relation to this Agreement no sovereign or other immunity from such legal proceedings (which will be deemed to include suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, other attachment, the obtaining of judgment, execution of a judgment or other enforcement or legal process or remedy) will be claimed by or on behalf of itself or with respect to its assets;

(ii)	waives any such right of immunity which it or its assets now has or may in the future acquire and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and is intended to be irrevocable for the purposes of such Act; and

(iii)	waives any requirement, of any kind whatsoever, for Lessor to provide any form of security in respect of the payment of any damages, costs, expenses or any other financial obligation resulting from the commencement or prosecution of proceedings or the making of or service of any order and Lessee undertakes (x) not to challenge the validity of any proceedings or the making of any orders without any requirement for the provision of such security (y) to advise any court upon Lessor’s request that Lessee requires no such security and (z) to provide security itself for any third party claims arising out of or in connection with such proceedings and/or orders.

Waiver of Jury Trial

25.7 EACH OF LESSEE AND LESSOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LESSOR/LESSEE RELATIONSHIP BEING ESTABLISHED, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF LESSOR AND LESSEE REPRESENTS AND WARRANTS THAT EACH HAS REVIEWED AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH ITS LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS CLAUSE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

26.	Owner Participant and Lessee Undertakings:

26.1 By its execution of the Owner Participant Aircraft Lease Agreement Signature Page hereto, Owner Participant makes the agreements set forth thereon or in this Agreement and the representations and warranties in Part 3 of Schedule 3 hereof.

IN WITNESS WHEREOF Lessor and Lessee have executed this Agreement, both as of the date shown at the beginning of this Agreement.

SIGNED on behalf of:

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee

Name:	/s/ John Croasmun

Title:	Vice President

SIGNED on behalf of:

CONCESIONARIA VUELA

COMPAÑÍA DE AVIACIÓN, S.A. DE C.V.

Name:	/s/ Alfonso Ascencio Triujeque

Title:	General Counsel

This signature page forms part of that certain Aircraft Lease Agreement made as of January 25, 2008 between WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Lessor and CONCESIONARIA VUELA COMPAÑÍA DE AVIACIÓN, S.A. DE C.V., as Lessee, relating to the leasing of one A320-XXX aircraft bearing manufacturer’s serial number 3672.

OWNER PARTICIPANT AIRCRAFT LEASE AGREEMENT (MSN 3672)

SIGNATURE PAGE

The undersigned Owner Participant hereby instructs the Owner Trustee to enter into this Agreement and further agrees as follows:

a.	so long as no Event of Default has occurred and is continuing, neither Owner Participant nor any Person lawfully claiming through it shall interfere with the quiet use, possession and enjoyment of the Aircraft by Lessee during the Term. The lawful exercise by Owner Participant of its or Lessor’s rights in accordance with this Agreement will not however constitute such an interference;

b.	it will comply with clause 22.3 of this Agreement with respect to a transfer of its interest under the Trust Agreement;

c.	throughout the term of this Agreement, and subject to the terms and conditions of this Aircraft Lease Agreement, it will cause Lessor to pay and perform when due all of the obligations of Lessor under this Agreement (the “Lessor Obligations”) and to the extent, if any, that Lessor fails to pay or perform any Lessor Obligation when due, and subject to the terms and conditions of this Agreement, Lessee shall have a direct right of action against Owner Participant for the payment or performance of such Lessor Obligation; and

d.	it will be bound by this Agreement.

SIGNED on behalf of:
RBS AEROSPACE LIMITED
Name:

Title:

Schedule 1

DEFINITIONS AND CONSTRUCTION

1.1	The following words and expressions have the respective meanings set forth below:

Acceptable SDLC Bank Rating has the meaning given to it in clause 6.4(b);

Acceptance Certificate means a certificate of acceptance of the Aircraft in the Agreed Form;

Act means the Federal Aviation Act of 1958, as amended, and as recodified in Title 49 of the U.S.C. pursuant to Public Law 103-272, or any similar legislation of the United States of America as enacted in substitution or replacement thereof;

Affiliate means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company or any trust of which such Person or any of its Affiliates is a beneficiary;

Agreed Form means the form agreed between Lessor and Lessee;

Agreed Value means, from the Delivery Date to and excluding the first anniversary thereof, ***** and on the first anniversary of the Delivery Date and on each anniversary of the Delivery Date thereafter, such amount shall reduce to an amount equal to ***** of the amount previously in effect;

Agreement means this Aircraft Operating Lease Agreement together with its Schedules;

Airbus means Airbus Industrie SAS;

Aircraft means the aircraft described in Schedule 6 (Description of Aircraft), including all buyer furnished equipment and in-flight entertainment equipment (which term includes where the context admits a separate reference to all Engines, Parts and Aircraft Documents);

Aircraft Documents means the documents, data, aircraft manuals and technical records relating to the Aircraft at the time of Delivery and any other documents and records referred to in clause 12.2 (Records) and Schedule 11 (Aircraft Documents at Redelivery) and all additions, renewals, revisions and replacements from time to time made thereto in accordance with this Agreement;

Aircraft Purchase Agreement means the A320 Family Purchase Agreement Reference RBS A320-2005 between Owner Participant and Airbus insofar as it relates to the Aircraft;

Airframe means the Aircraft, excluding the Engines and the Aircraft Documents;

Airframe 12 Year Block Structural Check means a block structural check including all 12 year and lesser structural inspections which shall also include all 6,000 Flight Hours, 4,500 Cycles, 20 month and lesser tacks ensuring that no schedule inspections are due within the next 6,000 Flight Hours, 4,500 Cycles and 20 month period in accordance with Lessee’s airworthiness authority, Approved Maintenance Program and as a minimum, the latest revision of the Manufacturers Maintenance Planning Document.

Airframe 6 Year Block Structural Check means a block structural check including all 6 year and lesser structural inspections which shall also include all 6,000 Flight Hours, 4,500 Cycles, 20 month and lesser tasks ensuring that no schedule inspections are due within the next 6,000 Flight Hours, 4,500 Cycles and 20 month period in accordance with Lessee’s airworthiness authority, Approved Maintenance Program and as a minimum, the latest revision of the Manufacturers Maintenance Planning Document.

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Airframe Warranty Assignment means the airframe warranty assignment entered into or to be entered into between Lessor and Lessee, and the related consent and agreement between Lessor, Lessee and the Manufacturer, in respect of the Aircraft in the Agreed Form;

Airworthiness Directive means any and all mandatory airworthiness directives issued by the French DGAC and applicable to the Aircraft, the Airframe, either Engine, any Part or the Aircraft Documents;

Approved Maintenance Performer means the Lessee insofar as maintenance other than Major Checks, the check scheduled to clear maintenance items for the next 6,000 Flight Hours, 4,500 Cycles and 20 months, and Engine Performance Restoration are concerned, and for such maintenance means any other Person (including Aeromantenimiento) that meets the requirements of being a Maintenance Performer, provided that it shall retain its EASA / JAA approval including for those which (1) Maintenance Reserves are provided and (2) for end of lease airframe C check maintenance work-scope package;

APU means the auxiliary power unit installed on the Aircraft on the Delivery Date and any replacement auxiliary power unit installed in accordance with this Agreement title to which is transferred to Lessor in accordance with this Agreement;

APU Operating Hour means each hour or part thereof elapsing from the moment the APU is started to the moment when the APU is shut down. For the purpose of all calculations under this Agreement measured in APU Operating Hours, such hours, rounded to the nearest minute, shall be accumulated since the most recent APU Performance Restoration (or since new if no previous overhaul has been accomplished with respect to the APU);

APU Performance Restoration means off-wing APU shop visits including disassembly, inspection, component repair and balancing, testing and reassembly of the relevant APU, accomplished in accordance with the APU manufacturer’s component maintenance manual, with a Scheduled Life Limited Part and Airworthiness Directive release of no less than 6,000 Cycles and 3 years and on-condition release of no less than 9,000 Flight Hours and 6,000 Cycles and 3 years;

Assumed Aircraft Flight Hour to Cycle Ratio means a Flight Hour to Cycle ratio of 1.8 to 1;

Aviation Authority means all and any of the authorities, government departments, committees or agencies which under the laws of the State of Registration shall from time to time:

(a)	have control or supervision of civil aviation in that state; or

(b)	have jurisdiction over the registration, airworthiness or operation of, or other matters relating to, the Aircraft;

Back to Birth Traceability means in respect of any Part or part, original documentary evidence providing the part number and the unique serial number of such Part or part, and providing a detailed full record acceptable to an EASA regulatory standard but in any event having the following: (i) a removal/installation (‘on/off’) transaction history with the applicable hours and cycles at each on/off event up to and including installation of the Airframe and Engine; (ii) the original airworthiness tag document or other original record issued when the part was new such as the manufacturer’s tag certificate of conformity or readiness log document as appropriate and (iii) any other appropriate certified document or job card indicating hours, cycles or calendar time at each on/off event demonstrating an unbroken record of the hours, cycles or calendar time from date of manufacture of such part up to the relevant current time;

Bank means The Royal Bank of Scotland plc;

Bill of Sale means the warranty bill of sale transferring title to the Aircraft from Airbus to Lessor;

Breakage Costs means, without duplication, all costs, losses, premiums, penalties or out-of-pocket expenses, if any, incurred or suffered by Lessor or Owner Participant, any Affiliate of Lessor or Owner Participant or any Financing Party in liquidating or employing funds raised on any interbank market or internally by Lessor or Owner Participant or their respective Affiliates or otherwise in connection with the financing of Lessor’s or Owner Participant’s purchase or ownership of the Aircraft and/or the setting of the Rent and/or the unwinding or terminating or maintaining any swap agreement, interest rate agreement or other financial instrument relating in whole or in part to such financing and/or the leasing of the Aircraft hereunder, and/or any amounts receivable by Lessor or Owner Participant pursuant to this Agreement;

Business Day means:

(a)	in the case of payments, any day (other than a Saturday or Sunday) on which banks are open for business in New York; and

(b)	in all other cases, any day (other than a Saturday or Sunday) on which banks are open for business in New York, London, Dublin and México City, México;

Conditions Precedent means the conditions specified in Schedule 3 (Conditions Precedent);

Consolidated Text means the Consolidated Text of the Convention and the Protocol attached to Resolution No. 1 of the Final Act of the Diplomatic Conference to adopt the Convention and the Protocol held under the auspices of ICAO and UNIDROIT at Cape Town, South Africa from 29 October to 16 November 2001;

Contracting State shall have the meaning given to it in the Consolidated Text;

Convention means the Convention on International Interests in Mobile Equipment signed in Cape Town, South Africa on November 16, 2001;

CPCP means corrosion prevention and control program;

Cycle means one take-off and landing of the Aircraft;

Damage Notification Threshold means *****;

Default means any Event of Default and any condition, event or circumstance which, with the giving of notice and/or lapse of time, would, if such time had elapsed at the time of the occurrence of such condition, event or circumstance, constitute an Event of Default;

Default Interest mans any interest paid or payable pursuant to clause 8.2;

Default Rate means a rate of interest per annum equal to LIBOR plus ***** per annum;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Delayed Delivery Event means the occurrence of any of the following:

(a)	war, civil disturbance or act of any Government Entity, natural disaster, labor disputes, unexpected shortage of labor, materials or facilities affecting the Aircraft; or

(b)	any defect or non-conformity with the Delivery Condition Specification notified by Lessee to Lessor during the Pre-Delivery Procedure; or

(c)	any failure to deliver the Aircraft by any Person, including any seller or manufacturer, with possession or control of the Aircraft, whether or not a breach of contract by any Person, to Lessor for any reason (other than because of any default of Lessor) and in the condition provided for in the applicable agreement and this Agreement, or;

(d)	any purchase agreement for the Aircraft terminating prior to Delivery (other than because of any default of Lessor); or

(e)	any delays that Lessor cannot reasonably control in obtaining the Aircraft or any equipment or services for the Aircraft; or

(f)	any other cause which is beyond the reasonable control of Lessor;

Delivery means delivery of the Aircraft on lease by Lessor to Lessee under this Agreement;

Delivery Condition Specification means the condition detailed in Schedule 6;

Delivery Date means the date on which Delivery occurs;

Delivery Location means Toulouse, France, Hamburg, Germany or such other location as may be agreed by Lessor and Lessee;

Deposit *****;

Deregistration Power of Attorney means an irrevocable power of attorney in Agreed Form authorizing Lessor or such other Person as Lessor may from time to time specify to do any thing or act or to give any consent or approval which be required to obtain deregistration of the Aircraft and export the Aircraft from the Habitual Base upon termination of the leasing of the Aircraft under this Agreement, and, if applicable, duly notarized and legalized;

Discount Rate means ***** per annum;

Dollars, $ and US$ means the lawful currency of the United States of America and, in relation to all payments in dollars to be made under or pursuant to this Agreement, in immediately available funds;

EASA means the European Aviation Safety Agency and any successor thereof;

Engine means, whether or not for the time being installed on the Aircraft:

(a)	the engines specified in the Acceptance Certificate; or

(b)	any engine which has replaced that engine, title to which has, or should have, passed to Lessor in accordance with this Agreement,

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

and in each case includes all modules and Parts from time to time belonging to or installed in that engine but excludes any properly replaced engine title to which has, or should have, passed to Lessee pursuant to this Agreement;

Engine Cycle means, with respect to an Engine, one take off and landing of the airframe on which that Engine is installed.

Engine Flight Hour means each hour or part thereof an Engine is operated, elapsing from the moment the wheels of an aircraft on which such Engine is installed leave the ground until the wheels of such aircraft next touch the ground;

Engine Performance Restoration shall mean off-wing engine shop visits including performance restoration or full overhaul of all core modules of the relevant Engine, accomplished in accordance with the Engine manufacturer’s workscope planning document as customized for Lessee, with a scheduled Life Limited Part and Airworthiness Directive release of no less than 7,500 Cycles and 3 years and on-condition release of no less than 11,000 Flight Hours and 7,500 Cycles and 3 years;

Engine Thrust means the “Engine Thrust Rating” of the Engines as set out in Schedule 6;

Engine Total Loss means the occurrence with respect to an Engine only, whether or not installed on the Airframe, of any of those events described in the definition of Total Loss;

Engine Warranties Assignment means the assignment entered into or to be entered into on or prior to the Delivery Date in relation to the Engines between Lessee as assignor and Lessee as assignee;

Equipment Change has the meaning given to it in clause 13.7 (Equipment Change);

Eurocontrol means the European Organisation for the Safety of Air Navigation;

Event of Default means any event or circumstance specified in clause 20 (Events of Default);

Excluded Country means any country to which the export and/or use of Airbus aircraft is not permitted under any sanctions orders or legislation from time to time promulgated by any of the United Nations, the European Union or any Government Entity of the State of Registration or any country having jurisdiction over Lessor or any Affiliate of Lessor, the effect of which prohibits or restricts the export and/or use of Airbus aircraft to and from and within to such country;

Excluded Maintenance has the meaning given to it in Schedule 8 (Maintenance Rent);

Expiry Date means the date determined in accordance with clause 4 (Expiry Date);

FAA means the Federal Aviation Administration of the United States of America and any successor thereof;

FAR means the Federal Aviation Regulations set forth in Title 14 of the United States Code of Federal Regulations;

Final Inspection has the meaning given to it in Schedule 13 (Return Conditions);

Financial Indebtedness means any indebtedness in respect of:

(a)	moneys borrowed or raised; or

(b)	any liability under any debenture, bond, note, loan stock, acceptance, documentary credit or other security; or

(c)	the acquisition cost of any asset, to the extent payable before or after the time of acquisition or possession not being indebtedness in respect of the purchase or acquisition of goods and/or services in the ordinary course payment for which is deferred for a period of not more than thirty (30) days or in respect of goods and services the purchase price is not material, ninety (90) days; or

(d)	any capital amount in respect of any finance lease payable by Lessee which would be shown as an obligation in a balance sheet prepared in accordance with accounting principles generally accepted in Lessee’s state of incorporation; or

(e)	any guarantee, indemnity or similar assurance against financial loss issued in favor of any Person in respect of any obligation of a kind referred to in paragraph (a) to (d) above;

Financing Parties means any Affiliate of Lessor or Owner Participant who provides finance to Lessor or Owner Participant in connection with Lessor’s or Owner Participant’s acquisition of the Aircraft and/or any other Person or Persons from time to time notified by Lessor or Owner Participant to Lessee as providing finance to Lessor or Owner Participant in respect of its acquisition, ownership or leasing of the Aircraft, whether by way of loan, head lease or otherwise or acting as agent or security trustee in relation to any such financing;

Financing Statements means Uniform Commercial Code Financing Statements in respect of this Agreement and the Aircraft and Engines leased hereunder prepared in a form acceptable for filing with the applicable Government Entities in the state in which Lessee is located (as determined pursuant to Section 9-307 of the Uniform Commercial Code as in effect in such state) and such other jurisdictions as Lessor shall reasonably require;

Flight Hour means each hour or part thereof (rounded up to two decimal places) elapsing from the moment the wheels of the Aircraft leave the ground on take off until the wheels of the Aircraft next touch the ground;

French DGAC means la Direction Générale de l’Aviation Civile;

Geneva Convention means the Convention on the International Recognition of Rights in Aircraft signed at Geneva, Switzerland on 19 June 1948, and amended from time to time;

Government Entity means:

(a)	any national government, political subdivision thereof, or local jurisdiction therein;

(b)	any instrumentality, board, commission, court, or agency of any thereof, however constituted;

(c)	any association, organization, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any of the above is a participant; and

(d)	to the extent that an airport or air navigation service is not run or provided by an entity which falls within sub-paragraph (a) - (c) above, the relevant such entity, body, corporate, organization or institution to the extent it has authority over the Aircraft or the Lessee from time to time;

Gross Negligence means, in relation to an Indemnitee or Tax Indemnitee, gross negligence as determined under New York law;

Habitual Base means *****, or (i) if a sub-lease complying with the terms of clause 11.3 this Agreement is in effect, ***** or (ii) such other base agreed by Lessor;

Holding Company means, in relation to any Person, any other Person of which it is a Subsidiary;

IATA means the International Air Transport Association;

Indemnitees means Lessor, Owner Participant, the Financing Parties, each of their Affiliates and each of their respective successors and permitted assigns, and each of their shareholders, Affiliates, contractors performing services at Lessor’s direction in respect of the Aircraft or this Agreement, trustees, beneficiaries, members, directors, officers, servants, agents and employees;

Insurances means insurances and any reinsurances in respect of the Aircraft described in and complying with the requirements of clause 16 (Insurances) and Schedule 5 (Insurance Requirements);

International Interest shall have the meaning given to such term in the Consolidated Text;

International Registry shall have the meaning given to such term in the Consolidated Text;

JAA means the European Joint Aviation Authority and any successor thereof;

JAR means the Joint Aviation Requirements of the JAA;

Landing Gear means the complete strut assembly, consisting of the inner and outer cylinders of each main landing gear and nose landing gear and all associated parts that comprise each landing gear assembly, as listed in the Manuals and Technical Records including side struts, braces, and uplock and downlock mechanisms but excluding, without limitation, rotable parts such as wheels, tires, brakes, transducers and switch assemblies;

Landing Gear Overhaul means an overhaul accomplished in accordance with the manufacturer’s component maintenance manual and with a calendar release in respect of Life Limited Parts, Airworthiness Directives, corrosion prevention and control program CPCP requirements of no less than 20,000 cycles and 10 years;

Law includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of Persons to whom the directive, regulation, request or requirement is addressed);

LBA means the Luftfahaut-Bundesamt or any successor agency having jurisdiction over civil aviation in the Federal Republic of Germany;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Lessee Conditions Precedent means the Conditions Precedent to be satisfied by Lessee, listed at paragraph 1 of Schedule 3 (Conditions Precedent);

Lessee’s Certificate means a certificate in the Agreed Form to be provided by Lessee to Lessor;

Lessor Condition Precedent means the Conditions Precedent to be satisfied by Lessor, listed at paragraph 3 of Schedule 3 (Conditions Precedent);

Lessor Lien means:

(a)	any Security Interest from time to time created by or through Lessor, Owner Participant, any Affiliate of Lessor or Owner Participant or any Financing Party in connection with the financing of the Aircraft;

(b)	any other Security Interest in respect of the Aircraft which results from acts of or claims against Lessor or Owner Participant or their respective Affiliates or any Financing Party not related to the transactions contemplated by or permitted under this Agreement or the other Operative Documents; and

(c)	any Security Interest in respect of the Aircraft for Lessor Taxes;

Lessor Taxes means Taxes specified in clause 21.3(b);

Letter of Credit means a letter of credit provided pursuant to and in accordance with clause 6.3;

LIBOR means, in relation to any period and amount in respect of which an interest rate falls to be determined pursuant to this Agreement:

(a)	the British Banking Association (BBA) US Dollar fixing of the London Inter-Bank Offered Rate, as appearing on page BBAM1 of Bloomberg (or successor or replacement page) or equivalent page published by an alternative information provider for the specified period at or around 11:00 a.m. on the Quotation Date therefor; or

(b)	if no such rate is available, the rate determined by Lessor to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one sixteenth of one per cent.) of the rates (as notified to Lessor) at which each of the Reference Banks (on the basis that at least two Reference Banks so notify Lessor) was offering to prime banks in the London Interbank Market, on the Quotation Date, deposits in dollars for the specified period;

for the purposes of this definition, specified period means the period having a duration equal to or as close as practicable to the relevant period in respect of which LIBOR falls to be determined;

Life Limited Part means any Part that has a pre-determined life limit as mandated by Manufacturer, the Aviation Authority, the French DGAC or any other Government Entity having jurisdiction, which requires any such Part to be discarded upon reaching such life limit;

Loss means any loss, liability, action, claim, proceeding, judgment, penalty, fine, damages, fee, cost or expense (including legal fees and expenses, including legal fees and expenses incurred to enforce any applicable indemnity);

Maintenance Contributions shall have the meaning given to it in paragraph 1 of Schedule 14 (Maintenance Contributions);

Maintenance Performer means such Person approved by JAA/EASA to perform maintenance and/or modification services on commercial aircraft and/or commercial aircraft engines which Person shall be agreed by Lessor and Lessee to have internationally recognized standing and reputation with first-class experience, first class facilities and suitable equipment to perform such services on aircraft and/or engines of the same or improved model as the Aircraft or in the case of the Engines, engines;

Maintenance Program means an Air Authority approved Maintenance Program for the Aircraft based on the Manufacturer’s Maintenance Planning Document and in accordance with Manufacturer’s and/or the OEM’s specifications, requirements, mandatory service bulletins, planning documents, maintenance manuals and documents and encompassing scheduled maintenance (including block maintenance), condition monitored maintenance, and/or on condition maintenance of Airframe, Engines and Parts, including (but not limited to) servicing, testing, preventive maintenance, repairs, structural inspections, system checks, overhauls, approved modifications, service bulletins, engineering orders, airworthiness directives, corrosion control, inspections and treatments;

Maintenance Rent means together the Airframe Rent, the Engine Performance Restoration Rent, the Engine LLP Rent, the Landing Gear Overhaul Rent and the APU Performance Restoration Rent (each as defined in Part A of Schedule 8 (Maintenance Rent));

Major Checks means an Airframe 6 Year Block Structural Check, and an Airframe 12 Year Block Structural Check, and any similar check as determined by the Manufacturer;

Mandatory Orders means all and any Aviation Authority and JAA/EASA mandatory orders and regulations applicable to the Aircraft, any Engine or any Part;

Manufacturer means, in relation to the Airframe, Airbus or, in relation to the Engines, International Aero Engines A.G;

Manufacturer’s Maintenance Planning Document or MPD means the planning document relating to recommended maintenance of the Aircraft issued by Manufacturer, as the same may from time to time be amended, modified or supplemented;

Material Lessee Affiliate means the Parent and each Subsidiary of the Parent which as of the date of the then most recent quarterly financial statements prior to any date of determination accounts for more than 5% of the Parent’s consolidated total assets or more than 5% of the Parent’s consolidated total revenue or more than 5% of the Parent’s consolidated net income.

Mexico means the United Mexican States.

Minimum Liability Coverage means ***** for general liability, and ***** for war risk liability, each occurrence, each aircraft;

MR Rates means together the Airframe Rent Rate, the Engine Performance Restoration Rate, the Engine LLP Rent Rate, the Landing Gear Overhaul Rent Rate and the APU Performance Restoration Rate (each as defined in Part A of Schedule 8 (Maintenance Rent), and MR Rate shall mean any of them as the context may require;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

OEM means in relation to any Part or part the original equipment manufacturer of such Part or part; 5% of the Parent’s consolidated total assets or more than 5% of the Parent’s consolidated total revenue or more than 5% of the Parent’s consolidated net income.

Mexico means the United Mexican States.

Minimum Liability Coverage means US$600,000,000 for general liability, and $500,000,000 for war risk liability, each occurrence, each aircraft;

MR Rates means together the Airframe Rent Rate, the Engine Performance Restoration Rate, the Engine LLP Rent Rate, the Landing Gear Overhaul Rent Rate and the APU Performance Restoration Rate (each as defined in Part A of Schedule 8 (Maintenance Rent), and MR Rate shall mean any of them as the context may require;

OEM means in relation to any Part or part the original equipment manufacturer of such Part or part;

Operational Derate means operation of an Engine below the maximum thrust level for such Engine;

Operative Documents means (a) this Agreement, the Acceptance Certificate, the Deregistration Power of Attorney, the Letter of Credit, the Participation Agreement, the Airframe Warranty Assignment, Engine Warranties Assignment and the Aircraft Purchase Agreement Assignment, together with (b) any schedules, documents, notices or certificates from time to time executed or issued by Lessee pursuant thereto and (c) any side letters, supplements, amendments or modifications to any of the foregoing from time to time executed or agreed to by Lessee which (other than in the case of amendments to Operative Documents, which shall automatically be Operative Documents), are agreed in writing by Lessor and Lessee to be Operative Documents for the purposes of this Agreement;

Other Agreements means the aircraft lease agreements relating to ***** aircraft bearing manufacturer’s serial number 3045, 3069, 3253, 3279 and 3450, and any other aircraft lease agreement or other agreement from time to time entered into between Lessor (or any Affiliate of Lessor, or Owner Participant, including a trust of which the beneficiary is Owner Participant or an Affiliate of Owner Participant) and Lessee (or any Affiliate of Lessee); provided, however, that solely for the purpose of Clause 20.1(e)(iv), Other Agreements includes any aircraft lease agreement or other agreement managed or serviced by Owner Participant or any Affiliate of Owner Participant ;

Other Aircraft has the meaning given to it in clause 13.5 (Installation of Engines and Parts on Other Aircraft);

Owner Participant means RBS Aerospace Limited, a company incorporated under the laws of Ireland, whose registered office is at IFSC House, IFSC, Dublin 1, Ireland;

Owner Trustee means Wells Fargo Bank Northwest, National Association, as national banking association, in its capacity as Owner Trustee;

Parent means Controladora Vuela Compañia de Aviacion S.A. de C.V.;

Part means, whether or not for the time being installed on the Aircraft:

(a)	any component, furnishing or equipment (other than a complete Engine) furnished with the Aircraft on the Delivery Date; and

(b)	any other component, furnishing or equipment (other than a complete Engine) title to which has, or should have, passed to Lessor pursuant to this Agreement;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

but excludes any such items title to which has, or should have, passed to Lessee pursuant to this Agreement;

Participation Agreement means the participation agreement dated on even date herewith between Owner Participant and Lessee, including the consent and agreement thereto between Owner Participant, Lessee and the Manufacturer in respect of the Aircraft in the Agreed Form;

Permitted Lien means:

(a)	any lien for Taxes not assessed or, if assessed, not yet due and payable, or being contested in good faith by appropriate proceedings;

(b)	any lien of a repairer, mechanic, carrier, hangarkeeper, airport, air navigation authority or other similar lien arising in the ordinary course of business by operation of law in respect of obligations which are not overdue or are being contested in good faith by appropriate proceedings; and

but only if (in the case of both (a) and (b)) (i) adequate reserves have been taken by Lessee for the payment of such Taxes or obligations; and (ii) such proceedings, or the continued existence of such lien, do not give rise to any material risk of the sale, forfeiture or other loss of the Aircraft or any interest therein or any risk of criminal liability on Lessor or any other Indemnitee;

(c)	any Lessor Lien; and

(d)	any lien arising out of any judgment or award against Lessee provided such judgment or award is discharged, vacated or the execution thereof stayed pending appeal within thirty (30) days of the date of entry thereof and so long as during any such period such judgment or award does not involve any material risk of the sale, forfeiture or other loss of the Aircraft or any risk of criminal or unindemnified civil liability against Lessor or any other Indemnitees.

Permitted Sub-Lessee has the meaning given to it in clause 11.3;

Person means any individual, firm, partnership, joint venture, trust, corporation, Government Entity, corporate or business association, committee, department, authority or any other entity, incorporated or unincorporated, whether having distinct legal personality or not, or any member of the same and Persons shall be construed accordingly;

Post-Delivery Authorizations and Filings means each of the following:

(a)	evidence that the Bill of Sale, duly notarized and legalized and accompanied by a Spanish translation thereof certified by a Mexican court registered translator as true and correct, and an application for registration thereof, have been submitted to the Mexican Aeronautical Registry (Registro Aeronáutico Mexicano), together with payment of all fees and Taxes in connection with such submission, which shall be obtained (and a copy provided to Lessor) within five (5) Business Days following the Delivery Date;

(b)	Certificate of Airworthiness (Certificado de Aeronavegabilidad) and Certificate of Registration (Oficio de Asignación de Matrícula) for the Aircraft issued by the Department of Civil Aviation (Dirección General de Aeronáutica Civil), which shall be obtained (and a copy provided to Lessor) within five (5) Business Days following the Delivery Date;

(c)	temporary import license for the Aircraft in Mexico, which shall be obtained (and evidence thereof provided to Lessor), together with evidence that such permit has been filed with the Air Authority, that Lessee has paid all import duties related to the transaction contemplated by this Agreement and that the import of the Aircraft into Mexico is exempt from Taxes, within five (5) Business Days following the Delivery Date;

(d)

definitive registration of this Agreement (including the Acceptance Certificate) and the DGAC Bill of Sale with the Mexican Aeronautical Registry (Registro Aeronáutico Mexicano), which registration shall show Lessor as owner and lessor and Lessee as operator and possessor of the Aircraft and shall be completed (and evidence thereof provided to Lessor) within forty-five (45) days following the Delivery Date, but evidence of the submission of this Agreement, the Acceptance Certificate and the DGAC Bill of Sale (each duly notarized and legalized and accompanied by a Spanish translation thereof certified by a Mexican court registered translator as true and correct) to the Mexican Aeronautical Registry (Registro Aeronáutico Mexicano) and the payment of all fees and Taxes in connection with such submission shall be provided to Lessor within ten (10) Business Days following the Delivery Date; and

(e)	a copy of Lessee’s air operator’s certificate annotated to reflect the addition of the Aircraft to Lessee’s fleet, within 30 days following the Delivery Date.

Pre-Delivery Authorizations and Filings means each of the following:

(a)	evidence that this Agreement, duly notarized and legalized and accompanied by a Spanish translation hereof certified by a Mexican court registered translator as true and correct, and an application for registration thereof, have been submitted to the Mexican Aeronautical Registry (Registro Aeronáutico Mexicano), together with payment of all fees and Taxes in connection with such submission;

(b)	evidence that Lessee has received from the Department of Civil Aviation (Dirección General de Aeronáutica Civil) a temporary Mexican registration mark;

(c)	such other authorizations, filings, registrations and other like action to made with or obtained from any Government Entity as Lessor may reasonably request; and

(d)	evidence of a temporary registration certificate issued by the Aviation Authority.

Protocol means the Protocol to the Convention on Matters Specific to Aircraft Equipment, signed in Cape Town, South Africa on 16 November 2001;

Quotation Date means, in relation to any period in respect of which LIBOR is to be determined, the day falling two (2) Business Days before the beginning of such period;

Redelivery Date means the date on which the Aircraft is redelivered by Lessee to Lessor in accordance with the terms of this Agreement;

Redelivery Location means Toluca Airport, México or, if Lessee so notifies Lessor not less than 45 days prior to the Scheduled Expiry Date, El Salvador International Airport, El Salvador, or such other location as may be agreed by Lessor and Lessee;

Redelivery Maintenance Payment Adjustments means all adjustments to be made pursuant to Schedule 12 (Redelivery Maintenance Payment Adjustments);

Reference Banks means The Royal Bank of Scotland plc, Barclays Bank plc and Citibank N.A.;

Regulation means any Law or regulation of any governmental entity, official directive or mandatory requirement which applies to Lessee or the Aircraft and any Law or regulation, official directive or recommendation or mandatory requirement which applies to Lessor;

Related Relevant Period has the meaning given to it in clause 5.3(d) (Rent);

Relevant Period has the meaning given to it in clause 5.3(a) (Rent);

Removed Engines has the meaning given to it in clause 13.2 (Removed Engines and Parts);

Removed Part has the meaning given to it in clause 13.2 (Removed Engines and Parts);

Rent means all amounts payable pursuant to clause 5 (Rent);

Rent Adjustment Factor means the rent adjustment factors set out in Schedule 4 (Rent Adjustment Factors);

Rent Date means the first day of each Rent Period;

Rent Period means each period ascertained in accordance with clause 5.1 (Rent Periods);

Replacement Engine means a replacement engine complying with clause 13.6 (Permanent Replacement of Engines and Parts);

Return Conditions means the conditions specified in Schedule 13 (Return Conditions);

Scheduled Delivery Date means the date notified by Lessor to Lessee pursuant to clause 3.1(Scheduled Delivery Date);

Scheduled Delivery Month means November 2008;

Scheduled Delivery Week means the week notified by Lessor to Lessee pursuant to clause 3.1;

Scheduled Expiry Date means the day immediately before the day falling 96 months after the Delivery Date;

Security Interest means any mortgage, charge, pledge, lien, encumbrance, assignment, lease, sublease, hypothecation, right of set-off or any other agreement or arrangement having the effect of conferring security or creating an encumbrance;

State of Incorporation means México;

State of Registration means México or any other country in which the Aircraft is from time to time registered in accordance with clause 10.5 (Registration and Protection);

Subsidiary means, in reference to any Person:

(a)	in relation to any reference to accounts, any company whose accounts are consolidated with the accounts of such Person in accordance with accounting principles generally accepted under accounting standards of the State of Incorporation;

(b)	for any other purpose, an entity from time to time:

(i)	of which another has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting share capital or of which another has the ability directly or indirectly to appoint or remove more than 50 per cent of the directors with voting rights or officers or of which another has the ability to give effective directions with respect to and control the management and operational and financial policies and decisions of such person which the directors or other equivalent officers of such person are obliged to comply with; or

(ii)	which is a direct or indirect subsidiary of another under the laws of the jurisdiction of its incorporation;

Tax Indemnitee means Lessor, Owner Participant, their respective Affiliates and each Financing Party, if any;

Taxes means all present and future taxes, levies, imposts, duties or charges of any nature whatsoever, and wheresoever imposed, including (without limitation) value added tax or any similar tax and any franchise, transfer, sales, use, business, occupation, excise, personal property, real property, stamp, gross income, personal property, fuel, leasing, occupational, turnover, excess profits, excise, gross receipts, franchise, registration, license, corporation, capital gains, export/import, income, levies, imposts, withholdings or other taxes or duties of any nature whatsoever (or any other amount corresponding to any of the foregoing) now or hereafter imposed, levied, collected, withheld or assessed by any national or regional taxing or fiscal authority or agency, together with any penalties, additions to tax, fines or interest thereon, and Tax and Taxation shall be construed accordingly;

Technical Status Report means a monthly report on the operation of the Aircraft Engines and Parts including Flight Hours, Cycles, Engine Flight Hours and Engine Cycles operated by the Airframe and Engines in respect of each calendar month in the Agreed Form;

Term means the period commencing on the Delivery Date and ending on the Expiry Date;

Total Loss means, with respect to the Aircraft (including for the purposes of this definition the Airframe) or an Engine:

(a)	the actual, constructive, compromised, arranged or agreed total loss of the Aircraft or any Engine (including any damage to the Aircraft or any Engine or requisition for use or hire which results in an insurance settlement on the basis of a total loss); or

(b)	the Aircraft or any Engine being destroyed, damaged beyond economic repair or permanently rendered unfit for normal use for any reason whatsoever; or

(c)	the requisition of title, confiscation, forfeiture or other compulsory acquisition of title for any reason of the Aircraft or any Engine by the government of the State of Registration or any other authority (whether de jure or de facto); or

(d)	the hi-jacking, theft, disappearance, seizure or requisition for use or hire of the Aircraft or any Engine which deprives any Person permitted by this Agreement to have possession and/or use of the Aircraft of its possession and/or use for more than sixty (60) days or such lesser number of days as ends on the Expiry Date;

Total Loss Date means with respect to the Aircraft (including for the purposes of this definition, the Airframe) or an Engine:

(a)	in the case of an actual total loss or destruction, damage beyond economic repair of the Aircraft or any Engine, or the Aircraft or an Engine being rendered permanently unfit, the date on which such loss, destruction, damage or rendition occurs (or, if the date of loss or destruction is not known, the date on which the Aircraft or Engine was last heard of);

(b)	in the case of a constructive, compromised, arranged or agreed total loss of the Aircraft or any Engine, whichever shall be the earlier of (i) the date being sixty (60) days after the date on which notice claiming such total loss is issued to the insurers or brokers, and (ii) the date on which such loss is agreed or compromised by the insurers;

(c)	in the case of requisition for title, confiscation, forfeiture or other compulsory acquisition or similar event of the Aircraft or any Engine by the government of the State of Registration or any other authority, the date on which the same takes effect; and

(d)	in the case of hi-jacking, theft, disappearance, seizure or requisition for use or hire of the Aircraft or any Engine, the earlier of (i) the last day of the period referred to in paragraph (d) of the definition of Total Loss and (ii) the date on which the Insurers make payment on the basis of a Total Loss;

Trust Estate has the meaning set out in the Trust Agreement (MSN 3672) for that certain A320-XX Aircraft dated on or about January 25, 2008 between Owner Trustee and Owner Participant; and

UCC means the Uniform Commercial Code as enacted in the State of New York or, if the laws of another state of the United States so provide, as enacted in such state.

Construction and Usage

1.2	(a)	References in this Agreement to:

(i)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any provision enacted in substitution therefor;

(ii)	“Lessor” or “Lessee” include any assignee or successor in title to Lessor or Lessee respectively (subject to the provisions of clause 22);

(iii)	any deed, agreement or instrument shall include any such deed, agreement or instrument as may from time to time be amended, supplemented or substituted;

(iv)	an “agreement” also include a concession, contract, deed, franchise, license, treaty or undertaking (in each case, whether oral or written);

(v)	the “assets” of any Person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues);

(vi)	“month” is a reference to a period which starts on one day in a calendar month and ends on the day immediately preceding the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in that next month it shall end on the last day of that next month (and references to “months” shall be construed accordingly); and

(vii)	“includes,” “including”, “include” or similar terms shall not be construed as limiting and shall mean “including, without limitation”.

(b)	Headings are for ease of reference only.

(c)	Where the context so admits, words importing the singular number only shall include the plural and vice versa, and words importing neuter gender shall include the masculine or feminine gender.

Schedule 2

REPRESENTATIONS AND WARRANTIES

1.	Lessee’s Representations and Warranties

Lessee represents and warrants to Lessor and Owner Participant on the date of execution of this Agreement and on the Delivery Date in each case by reference to the facts and circumstances existing on such date that:

(a)	Status: Lessee is a sociedad anónima de capital variable duly incorporated and validly existing and in good standing under the laws of the State of Incorporation;

(b)	Power and Authority: (i) Lessee and each relevant Lessee Affiliate has the corporate power and authority to carry on its business as presently being conducted and to enter into and perform its obligations under this Agreement and each other Operative Document to which Lessee or such Lessee Affiliate is a party, (ii) Lessee and each relevant Lessee Affiliate has taken all necessary corporate action to authorise the entry into, performance and delivery of, this Agreement and each other Operative Document to which Lessee or such Lessee Affiliate is a party and (iii) this Agreement and each other Operative Document has been duly executed and delivered by Lessee or such Lessee Affiliate;

(c)	Legal validity: this Agreement and each other Operative Document constitutes legal, valid and binding obligations of Lessee and each relevant Lessee Affiliate party thereto, enforceable against Lessee or such Lessee Affiliate in accordance with its terms, except insofar as enforceability may be limited by (i) applicable bankruptcy and/or similar laws affecting creditors’ rights generally or (ii) general principles of equity;

(d)	Non-conflict: the entry into and performance by Lessee and each relevant Lessee Affiliate of, and the transactions contemplated by, this Agreement and each other Operative Document do not and will not: (i) conflict with any Laws or Regulations applicable to Lessee or such Lessee Affiliate; or (ii) conflict with the constitutional documents (estatutos sociales) of Lessee or such Lessee Affiliate; or (iii) conflict with or result in default under any document which is binding upon Lessee or such Lessee Affiliate or any of its assets nor result in the creation of any Security Interest over any of its assets (other than as contemplated hereby);

(e)	Licenses and permits: Lessee and each relevant Lessee Affiliate holds all licenses, certificates, permits and approvals necessary for the conduct of its business and the performance of its obligations under this Agreement and each other Operative Document to which Lessee or such Lessee Affiliate is a party;

(f)	Approvals and Consents: except for the Post-Delivery Authorizations and Filings, all Pre-Delivery Authorizations and Filings and all other authorizations, approvals, consents and notifications required by Lessee and any such relevant Lessee Affiliate in connection with the entry into, performance, validity and enforceability of, this Agreement and each other Operative Document to which Lessee or such Lessee Affiliate is a party and the transactions contemplated by this Agreement and each other Operative Document to which Lessee or such Lessee Affiliate is a party, have been (or will on or before the Delivery Date have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect;

(g)	Registrations and Filings: except for the Post-Delivery Authorizations and Filings, no filing or recording of any instrument or document is necessary or advisable under the laws of the State of Incorporation, the State of Registration or the Habitual Base in order to ensure the validity, effectiveness and enforceability of this Agreement or to establish, perfect or protect the rights and interests of Lessor in the Aircraft and this Agreement against Lessee and all other Persons;

(h)	Export: no approvals, licenses or consents are necessary to enable Lessor to export the Aircraft from the Habitual Base and to deregister the Aircraft from the State of Registration upon the termination of the leasing of the Aircraft under this Agreement;

(i)	Excluded Countries: Lessee does not hold a contract or other obligation to operate the Aircraft to or from any country which is an Excluded Country;

(j)	Financial Statements: the financial statements delivered to Lessor pursuant to paragraph 1.2(i) of Schedule 3 (Conditions Precedent) fairly present the financial condition of Lessee as at such date and the results of its operations for the period ended on such date, all in accordance with generally accepted accounting principles in the State of Incorporation applied on a consistent basis;

(k)	Material Adverse Change: there has been no material adverse change in the financial condition or prospects of the Lessee and its Affiliates on the part of the Lessee or its Affiliates since the date of the financial statements referred to in paragraph (j) above or in the consolidated financial condition of Lessee or its Affiliates which would materially adversely affect the ability of Lessee or any Lessee Affiliate to perform its obligations under this Agreement or any other Operative Document;

(l)	No Litigation: no litigation, arbitration or administrative proceedings are pending or, to Lessee’s knowledge, threatened before any court or administrative agency against Lessee or any Lessee Affiliates which, if adversely determined, would have a material adverse effect upon Lessee’s or such Lessee Affiliate’s financial condition or business or its ability to perform its obligations under this Agreement or any other Operative Document;

(m)	No Default: no Default has occurred and is continuing or might result from the entry into or performance of this Agreement by Lessee;

(n)	Full Disclosure: each of the Operative Documents and any other document, certificate or statement furnished to Lessor by or on behalf of Lessee in connection with the transactions contemplated hereby or thereby (including, without limitation, financial information) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading; all forecasts and opinions contained therein were made in good faith and, if applicable, based upon assumptions deemed reasonable by Lessee;

(o)	Pari Passu: the obligations of Lessee and of each relevant Lessee Affiliate under this Agreement or any other Operative Document are direct and general obligations and rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of Lessee or such Lessee Affiliate, with the exception of such obligations as are mandatorily preferred by law and not by virtue of any contract;

(p)	No Immunity: Lessee and each relevant Lessee Affiliate is subject to civil commercial law with respect to its obligations under this Agreement and each other Operative Document, neither Lessee nor any Lessee Affiliate nor any of its assets is entitled to any right of immunity and the entry into and performance of this Agreement or any other Operative Document by Lessee and by each relevant Lessee Affiliate constitute private and commercial acts;

(q)	Import: all required import licenses and all customs formalities relating to the import of the Aircraft into the Habitual Base have been obtained or complied with and all Taxes payable in connection with the import of the Aircraft into the Habitual Base have been paid;

(r)	Location: Lessee’s location (within the meaning of Section 9-307 of the UCC) is as set forth in clause 10.4(h);

(s)	Tax Election: Prior to or on the Delivery Date, if such law or a successor or similar law is in effect, Lessee will have duly made an election under Article 25 of the regulations to the Mexican Assets Tax Law (Ley del Impuesto al Activo) or any similar law to be treated as the owner of the Aircraft for the purpose of the application of the tax on assets imposed by that law (or any successor or similar law), including submission of a letter to the Mexican Ministry of Finance and Public Credit to effectuate and confirm such election; and

(t)	Withholding Tax: Lessee is not required to deduct, from any payment hereunder, any Taxes other than applicable Withholding Tax at a rate, as of the date of this Agreement, of ***** and the provisions of clause 21 requiring Lessee to “gross-up” Lessor for such Withholding Tax and any applicable rate after the date of this Agreement, are legal, valid, binding and enforceable obligations of Lessee.

2.	Lessor’s Representation and Warranties

Lessor, in its capacity and (but only as provided in clause (b) and (c) below to the extent that it relates to the Owner Trustee) as Owner Trustee, represents and warrants to Lessee and Owner Participant on the date of execution of this Agreement and on the Delivery Date in each case by reference to the facts and circumstances existing on such date that:

(a)	Status: Lessor, in its individual capacity, is a national banking association duly organised and validly existing in good standing under the laws of the United States, has full corporate power and authority to carry on its business as so conducted, has the corporate power and authority to execute and deliver the Trust Agreement, has the corporate power and authority to carry out the terms of the Trust Agreement and has the corporate power and authority to execute and deliver and to carry out the terms of this Agreement;

(b)	Power and Authority: this Agreement has been duly authorized by all necessary corporate action on the part of Owner Trustee, has been duly executed and delivered by Owner Trustee and constitutes the valid, legal and binding obligation of Owner Trustee enforceable in accordance with its terms except insofar as enforceability may be limited by (i) applicable bankruptcy and similar laws afflicting creditors’ rights generally or (ii) general principles of equity;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(c)	Non-conflict: the entry into and performance by Lessor of, and the transactions contemplated by, this Agreement does not and will not: (i) conflict with any Laws or Regulations applicable to Lessor; or (ii) conflict with the constitutional documents of Lessor; or (iii) conflict with or result in default under any document which is binding upon Lessor or any of its assets nor result in the creation of any Security Interest over any of its assets; and

(d)	Approvals and Consents: no consent, approval, order or authorization of giving of notice to, or registration with, or taking of any other action in respect of any Utah state or local governmental authority or agency or any United States federal governmental authority or agency regulating the trust powers of the Owner Trustee in its individual capacity is required for the execution and delivery of or the carrying out by, the Owner Trustee, in its individual capacity or as Owner Trustee, as the case may be, of any of the transactions contemplated hereby or by the Trust Agreement, other than any such consent, approval, order, authorization registration, notice or action as has been duly obtained, given or taken.

3.	Owner Participant’s Representation and Warranties

Owner Participant hereby represents and warrants to Lessee and Owner Trustee that as of the Effective Time:

(a)	Status: Owner Participant is a company incorporated and validly existing under the laws of Ireland and has the power and authority to enter into and to perform its obligations under this Agreement;

(b)	Power and Authority: this Agreement has been duly authorized by all necessary corporate action on the part of Owner Participant, has been duly executed and delivered by Owner Participant and constitutes the valid, legal and binding obligation of Owner Participant enforceable in accordance with its terms except insofar as enforceability may be limited by (i) applicable bankruptcy and similar laws afflicting creditors’ rights generally or (ii) general principles of equity; and

(c)	Non-conflict: the entry into and performance by Owner Participant of, and the transactions contemplated by, this Agreement does not and will not: (i) conflict with any Laws or Regulations applicable to Owner Participant; or (ii) conflict with the constitutional documents of Owner Participant; or (iii) conflict with or result in default under any document which is binding upon Owner Participant or any of its assets nor result in the creation of any Security Interest over any of its assets.

4.	Survival

The representations and warranties of Lessee pursuant to paragraph 1 of this Schedule 2 (Representations and Warranties) shall survive the execution of this Agreement and Delivery.

Schedule 3

CONDITIONS PRECEDENT

Conditions Precedent to be satisfied by the Lessee

1. Lessor’s obligations to deliver and lease the Aircraft to Lessee are subject to the satisfaction of the conditions precedent set out in paragraph 1 to this Schedule 3 (the Lessee Conditions Precedent). All documents delivered to Lessor pursuant to paragraph 1 of this Schedule 3 will be in English and if not in English will be accompanied by a certified English translation.

1.1	Pre Execution Conditions Precedent: On or before the date of this Agreement Lessee shall furnish the following to Lessor in each case in form and substance satisfactory to the Lessor (acting reasonably):

(a)	Signing Authority: written evidence of appropriate corporate action authorizing the execution, delivery and performance of this Agreement and each other Operative Document and the leasing of the Aircraft hereunder and appointing a specified Person or Persons to execute this Agreement and each other Operative Document on Lessee’s or the relevant Lessee Affiliate’s behalf, and a specimen of the signature of each Person authorized to execute the Agreement on behalf of Lessee and each relevant Lessee Affiliate;

(b)	Know Your Customer: all such documentation and information from Lessee and each relevant Lessee Affiliate as requested by Lessor in respect of its “Know Your Customer” checks, anti-money laundering checks and any other similar requirements; and all such checks and requirements shall be satisfactory to Lessor in its sole and absolute discretion;

(c)	Process Agent Letter: from the process agent appointed by Lessee accepting such appointment, together with an irrevocable power of attorney for lawsuits and collections granted to such process agent, and duly granted before a Mexican notary public under Mexican law;

(d)	Due Execution Opinion: an opinion issued by independent counsel acceptable to Lessor in the State of Incorporation confirming the due execution of the Agreement and each other Operative Document by Lessee and each relevant Lessee Affiliate, and that the Agreement and each other Operative Document constitutes the legal valid and binding obligations of Lessee and each relevant Lessee Affiliate enforceable in accordance with its terms subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and general principles of equity;

(e)	Approvals: evidence of the issue of each approval, license and consent (other than the Post Delivery Authorizations and Filings) which may be required in relation to or in connection with the remittance to Lessor in Dollars of all amounts payable under this Agreement and each other Operative Document or the performance by Lessee and each relevant Lessee Affiliate of any of its other obligations hereunder or thereunder or, if no such approvals are required, a statement to that effect included in the legal opinion referred to in paragraph 1.1(d).

Pre Delivery Conditions Precedent

1.2	On or before the Scheduled Delivery Date, Lessee shall provide the following each in full force as of the Delivery Date and each in form and substance satisfactory to Lessor (acting reasonably):

(a)	Corporate Documents: (to the extent not provided pursuant to paragraph 1.1(a)) a certified copy of (i) the constitutional documents (estatutos sociales) of Lessee and each relevant Lessee Affiliate, (ii) the resolutions of the board of directors of Lessee and of each relevant Lessee Affiliate or other written evidence of appropriate corporate action authorizing the execution, delivery and performance of this Agreement and each other Operative Document and the leasing of the Aircraft hereunder and appointing a specified Person or Persons to execute this Agreement and each other Operative Document on its behalf and each other Operative Document and (iii) a specimen of the signature of each Person authorized to execute the Agreement and each other Operative Document on behalf of Lessee and of each relevant Lessee Affiliate;

(b)	Opinion: a legal opinion or opinions issued by independent legal counsel acceptable to Lessor in the State of Incorporation and the State of Registration substantially in the Agreed Form;

(c)	Approvals and consents: evidence of the issue of each authorization, approval, consent and notification which may be required in relation to, or in connection with, the remittance to Lessor in Dollars of all amounts payable under this Agreement and under each other Operative Document or the performance by Lessee of any of its other obligations hereunder or thereunder or, if no such approvals are required, a statement to that effect included in the legal opinion described in paragraph 1.2(b);

(d)	Licenses: copies of Lessee’s air transport license, air operator’s certificates, concession and all other licenses, certificates and permits required by Lessee in relation to, or in connection with, the operation of the Aircraft;

(e)	Intentionally Left Blank;

(f)	Air Traffic Control Letter: a letter in Agreed Form from Lessee addressed to Servicios a la Navegación en el Espacio Aéreo Mexicano, Aeropuertos y Servicios Auxiliares, and each other relevant air traffic control authority or airport authority pursuant to which Lessee authorizes the addressee to issue to Lessor, upon Lessor’s request at any time that Lessor, following consultation with Lessee (unless a Default exists), reasonably believes Lessee may not have paid any such sum when due , a statement of account of all sums due by Lessee to such authority in respect of all aircraft (including the Aircraft) operated by Lessee, such letter to be in the Agreed Form;

(g)	Deregistration Power of Attorney: the Deregistration Power of Attorney, in Spanish and in English, duly notarized and legalized;

(h)	Insurance: a certificate of insurance and reinsurance evidencing the due compliance by Lessee with the insurances required to be maintained pursuant to this Agreement together with a broker’s letter of undertaking;

(i)	Financial Statements: the balance sheet of Lessee as of December 31, 2006 and its profit and loss account, cashflow statement and the notes to its financial statements in each case relating to the fiscal year then ended and all certified by the independent auditors of Lessee;

(j)	Payments: all sums due to Lessor under this Agreement on or before the Delivery Date including the first payment of Rent and the Deposit;

(k)	Maintenance: a copy of the preamble and matrix from the Agreed Maintenance Program;

(l)	Acceptance Certificate: the Acceptance Certificate, dated and fully completed, and executed by Lessee;

(m)	International Registry: evidence in a priority search certificate from the International Registry that there are no International Interests, prospective International Interests or other interests registered in the International Registry in relation to the Airframe or any Engine;

(n)	UCC: Financing Statements with respect to this Agreement and the Aircraft in a form acceptable to Lessor duly executed and delivered by Lessee and duly filed in each jurisdiction requested by Lessor;

(o)	Mexican Asset Tax: if such law or any successor or similar law is in effect, evidence that Lessee has elected to consider the Aircraft as part of its assets for the purpose of the Mexican Asset Tax Law (Ley del Impuesto al Activo) or any successor or similar law then in effect, in the form of a file-stamped copy of the letter from Lessee to the Mexican Ministry of Finance and Public Credit in which Lessee makes such election; and

(p)	General: such other documents and financial information as Lessor may reasonably request.

Delivery Conditions Precedent

1.3	On the Delivery Date the following conditions shall be satisfied (and confirmed by a certificate of an authorized signatory of Lessee dated the Delivery Date):

(a)	Default: no Default shall have occurred and be continuing or might result from the leasing of the Aircraft to Lessee under this Agreement;

(b)	Registration: receipt by Lessor of evidence that on the Delivery Date, except for the Post-Delivery Authorizations and Filings, all Pre-Delivery Authorizations and Filings and all other filings, registrations and recordings have been made, and that all other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of this Agreement and to protect the rights and interests of Lessor in the Aircraft and, if applicable, the Security Trustee as mortgagee and/or assignee; and

(c)	Representations and Warranties: Lessee shall repeat the representations and warranties in paragraph 1 of Schedule 2 (Representations and Warranties).

(d)	Aircraft Sale and Delivery: (i) The Aircraft shall be new “ex factory” in substantially the condition required under Schedule 6 hereof; (ii) Lessor shall have received (x) a certified copy of the full export certificate of airworthiness in relation to the Aircraft issued by the LBA, (y) evidence satisfactory to Lessor that a valid Certificate of Registration for the Aircraft will be issued in the name of the Lessee with the Lessor’s interest noted on the register by the Aviation Authority and confirmation from the Aviation Authority that it will issue a full certificate of airworthiness upon Delivery, together with a true and correct copy of the current valid air operator’s certificate and airline operation license, or equivalent, of the Lessee, permitting the Lessee to operate aircraft of the same type as the Aircraft, issued by the Aviation Authority and (z) the conditions precedent to the Lessor’s obligation to purchase the Aircraft provided for in the Aircraft Purchase Agreement shall have been satisfied; (iii) Airbus shall have transferred good and marketable title to the Aircraft to Lessor free and clear of all Security Interests, except this Agreement, and Lessor shall have accepted the same in accordance with the Aircraft Purchase Agreement; (iv) receipt by Lessor of originals (or copies of originals are not practically available) of all Operative Documents duly executed by the parties thereto (other than Lessor); and (v) receipt by Lessor of originals of the Aircraft Manufacturer delivery documents including Bill of Sale (duly translated into Spanish, and duly notarized and legalized) from Airbus, buyer furnished equipment listings in respect of the Aircraft and legal opinions.

All opinions, certificates issued by Lessee, letters and instructions described herein as addressed to Lessor shall also be addressed to Owner Participant.

2. Waiver: Each of the conditions precedent set out in paragraph 1 of this Schedule 3 are for the sole benefit of the Lessor and maybe waived or deferred in whole or in part with or without conditions. If any condition precedent set out in paragraph 1.1 is not satisfied on the date of execution of this Agreement and/or any condition precedent set out in paragraph 1.2 is not satisfied on the Scheduled Delivery Date, and/or any condition precedent set out in paragraph 1.3 is not satisfied on the Delivery Date and the Lessor (in its absolute discretion) agrees to deliver the Aircraft to Lessee, Lessee shall ensure that such conditions precedent are fulfilled within 15 days after the Delivery Date and Lessor may treat the failure of Lessee to do so as an Event of Default.

3. Conditions Precedent to be Satisfied by Owner Participant: Lessee’s obligations to accept delivery and lease the Aircraft from Owner Participant are subject to receipt by Lessee from Owner Participant on or before the Delivery Date of the following, each in form and substance reasonably satisfactory to Lessee:

(a)	Constitutional Documents: a copy of the constitutional documents of Owner Participant; and

(b)	Resolutions: a copy of a resolution of the board of directors or other written evidence of appropriate corporate action of Owner Participant approving the terms of, and the transactions contemplated by, this Agreement, resolving that Owner Participant enter into this Agreement and authorizing a specified Person or Persons to execute this Agreement; and

(c)	Confirmation of Irish Tax Residency: Evidence reasonably satisfactory to Lessee confirming Owner Participant’s status as a resident of Ireland for tax purposes.

Schedule 4

*****

	*****	*****	*****
Period 1	*****	*****	*****
Period 2	*****	*****	*****
Period 3	*****	*****	*****
Period 4	*****	*****	*****
Period 5	*****	*****	*****
Period 6	*****	*****	*****
Period 7	*****	*****	*****
Period 8	*****	*****	*****
Period 9	*****	*****	*****
Period 10	*****	*****	*****
Period 11	*****	*****	*****
Period 12	*****	*****	*****
Period 13	*****	*****	*****
Period 14	*****	*****	*****
Period 15	*****	*****	*****
Period 16	*****	*****	*****

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 5

INSURANCE REQUIREMENTS

Types of Insurance

1.	The Insurances required to be maintained are as follows:

(a)	Hull All Risks of loss or damage whilst flying and on the ground with respect to the Aircraft on an agreed value basis for the Agreed Value and with a deductible not exceeding ***** each claim, or such other amount agreed by Lessor from time to time;

(b)	Hull War and Allied Perils, being such risks excluded from the Hull All Risks Policy to the fullest extent available from the leading international insurance markets, including confiscation and requisition by the State of Registration, for the Agreed Value;

(c)	All Risks (including War and Allied Risk except when on the ground or in transit other than by air) property insurance on all Engines and Parts when not installed on the Aircraft on an “agreed value” basis for their full replacement cost and including engine test and running risks;

(d)	Aircraft Third Party, Property Damage, Passenger, Baggage, Cargo and Mail and Airline General Third Party (including Products) Legal Liability for a combined single limit (bodily injury/property damage) of an amount not less than the Minimum Liability Coverage for the time being for any one occurrence each aircraft (but in respect of products and personal injury liability, this limit may be an aggregate limit for any and all losses occurring during the currency of the policy). War and Allied Risks are also to be covered under the policy to the fullest extent available from the leading international insurance markets and customarily obtained by similarly situated operators (which coverage shall include but not be limited to an extended war risk coverage endorsement equivalent to the terms of AVN52D but for a combined single limit of an amount not less than the Minimum Liability Coverage).

Terms of Hull and Spares Insurance

2.	All required hull and spares insurance, so far as it relates to the Aircraft, will:

(a)	Additional Assureds: name Lessor, Owner Participant, the Security Trustee (if any) and the Financing Parties (if any) and their respective successors and permitted assigns as additional assureds for their respective rights and interests;

(b)	Settlement of Losses: name Lessor as (sole) Loss Payee for the Agreed Value and (sole) Contract Party in respect of any Total Loss of the Aircraft or Airframe for an amount equal to the Agreed Value and provide that any such Total Loss will be settled jointly by Lessor and Lessee (in respect of which settlement Lessee agrees that it shall comply with the reasonable and lawful instructions of Lessor) so long as no Event of Default has occurred and is continuing and solely with Lessor if an Event of Default has occurred and is continuing, and will be payable in Dollars directly to Lessor provided that where the loss does not exceed the Damage Notification Threshold and Lessor has not notified the insurers to the contrary, the loss will be settled with and paid to Lessee;

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

(c)	50/50 Provision: if separate hull “all risks” and “war risks” insurances are arranged, include a 50/50 provision in accordance with market practice (AVS. 103 is the current market language); and

(d)	No option to Replace: confirm that the insurers are not entitled to replace the Aircraft in the event of an insured Total Loss.

Terms of Liability Insurance

3.	All required liability insurances will:

(a)	Additional Insureds: include Lessor and each of the other Indemnitees, as additional insureds for their respective rights and interests, warranted, each as to itself only, no operational interest to the extent that Lessee has agreed to indemnify and/or hold harmless such Indemnitees;

(b)	Severability: include a severability of interests clause which provides that the insurance, except for the limit of liability, will operate to give each insured the same protection as if there was a separate policy issued to each insured;

(c)	Primary Policy: contain a provision confirming that the policy is primary without right of contribution, and the liability of the insurers will not be affected by any other insurance of which any Indemnitee or Lessee may have the benefit so as to reduce the amount payable to the additional insureds under such policies.

Terms of All Insurances

4.	All Insurances will:

(a)	Prudent Industry Practice: be in accordance with prudent industry practice of Persons operating similar aircraft in similar circumstances;

(b)	Dollars: provide cover denominated in dollars and any other currencies which Lessor may reasonably require in relation to liability insurance;

(c)	Worldwide: operate on a worldwide basis subject to such limitations and exclusions as are, from time to time, standard in the New York and/or London aviation insurance markets or as Lessor may agree;

(d)	Acknowledgement: acknowledge the insurer is aware (and has seen a copy) of this Agreement and that the Aircraft is owned by Lessor;

(e)	Breach of Warranty: provide that, in relation to the interests of each of the additional insureds, the Insurances will not be invalidated by any act or omission by Lessee, or any other Person other than the respective additional insureds seeking protection and shall insure the interests of each of the additional insureds regardless of any breach or violation by Lessee, or any other Person other than the respective additional insureds seeking protection of any warranty, declaration or condition, contained in such Insurances;

(f)	Subrogation: provide that the insurers will hold harmless and waive any rights of recourse against the additional assureds or to be subrogated to any rights of Lessor or Lessee;

(g)	Premiums: provide that the additional insureds will have no obligation or responsibility for the payment of any premiums due (but reserve the right to pay the same should any of them elect so to do) and that the insurers will not exercise any right of set-off or counter-claim in respect of any premium due against the respective interests of the additional insureds other than outstanding premiums relating to the Aircraft, any Engine or Part the subject of the relevant claim;

(h)	Cancellation/Change: provide that the Insurances will continue unaltered for the benefit of the additional insureds for at least thirty days after written notice by registered mail or fax of any cancellation, change, event of non-payment of premium or installment thereof has been sent by insurer(s) to Lessor or where an insurance broker is appointed to the insurance broker who shall promptly send on such notice to Lessor, except in the case of war risks for which seven days (or such lesser period as is or may be customarily available in respect of war risks or allied perils) will be given, or in the case of war between the five great powers or nuclear peril for which termination is automatic;

(i)	Reinsurance: reinsurance with reinsurers acceptable to Lessor acting reasonably is required and such reinsurance will:

(i)	be on the same terms as the original insurances and will include the provisions of this Schedule;

(ii)	provide that notwithstanding any bankruptcy, insolvency, liquidation, dissolution or similar proceedings of or affecting the reinsured that the reinsurers’ liability will be to make such payments as would have fallen due under the relevant policy of reinsurance if the reinsured had (immediately before such bankruptcy, insolvency, liquidation, dissolution or similar proceedings) discharged its obligations in full under the original insurance policies in respect of which the then relevant policy of reinsurance has been effected; and

(iii)	contain a “cut-through” clause in the following form (or otherwise satisfactory to Lessor):

“The Reinsurers and the Reinsured hereby mutually agree that, in the event of any claim arising under the reinsurances in respect of a total loss or other claim, as provided by the Aircraft Lease Agreement dated January 25, 2008 and made between Lessor and Lessee, such claim is to be paid to the Person named as sole loss payee under the primary insurances, the Reinsurers will in lieu of payment to the Reinsured, its successors in interest and assigns pay to the Person named as sole loss payee under the primary insurances effected by the Reinsured that portion of any loss due for which the Reinsurers would otherwise be liable to pay the Reinsured (subject to proof of loss), it being understood and agreed that any such payment by the Reinsurers will (to the extent of such payment) fully discharge and release the Reinsurers from any and all further liability in connection therewith; subject to such provisions not contravening any Law of the State of Incorporation;”

(j)	Initiating Claims: contain a provision entitling Lessor or any insured party to initiate a claim under any policy in the event of the refusal or failure of Lessee to do so; and

(k)	Indemnities: insure (to the extent of the risks covered by the policies) the indemnity provisions of this Agreement.

Deductibles

5.	Lessee shall be responsible for any and all deductibles under the Insurances.

Application of Insurance Proceeds

6.	The Insurances will be endorsed to provide for payment of proceeds as follows:

(a)	Total Loss: all insurance payments received as the result of a Total Loss occurring during the Term will be paid to Lessor, and Lessor will pay the balance of those amounts to Lessee after deduction of the Agreed Value and all other amounts which may be or become payable by Lessee to Lessor under this Agreement;

(b)	Exceeding Damage Notification Threshold: all insurance proceeds of any property, damage or loss to the Aircraft, any Engine or any Part occurring during the Term not constituting a Total Loss and in excess of the Damage Notification Threshold will be paid to Lessor and applied in payment (or to reimburse Lessee) for repairs or replacement property upon Lessor being satisfied that the repairs or replacement have been effected in accordance with this Agreement. Any balance remaining shall be paid to and may be retained by Lessor;

(c)	Below Damage Notification Threshold: insurance proceeds in amounts below the Damage Notification Threshold may be paid by the insurer directly to Lessee;

(d)	Liability Proceeds: all insurance proceeds in respect of third party liability will, except to the extent paid by the insurers to the relevant third party, be paid to Lessor to be paid directly in satisfaction of the relevant liability or to Lessee in reimbursement of any payment so made; and

(e)	Default: notwithstanding the foregoing paragraphs, if at the time of the payment of any such insurance proceeds a Default has occurred and is continuing, all such proceeds will be paid to or retained by Lessor to be applied toward payment of any amounts which are or become payable by Lessee pursuant to this Agreement and the Other Agreements in such order as Lessor may elect with any remainder after payment of all amounts payable hereunder or thereunder to be paid to Lessee.

To the extent that insurance proceeds are paid to Lessee, Lessee agrees to comply with the foregoing provisions and apply or pay over such proceeds as so required.

Schedule 6

*****

In order for the Lessor to be obligated to purchase the Aircraft and lease it to the Lessee hereunder, the Aircraft shall be new “ex-factory” and substantially comply with the following specifications (which description shall not be deemed a covenant, representation, warranty or guaranty to Lessee with respect to the Aircraft, all of which are waived and disclaimed as provided in the Agreement):

Specification

General Model	A320-XXX
Engine Type / SLST	V2527M A5
APU Mfgr & Model	Honeywell, model 131-9A
Registration	Mexico
Manufacturer’s Serial #s	3672
Year Built	2008 (November)
ETOPS	No
Autoland Capability	Category 3B
WEIGHTS, FUEL & Max Taxi	77,000 kgs
CARGO VOLUME Max Take Off	77,000 kgs
Max Zero Fuel	62,500 kgs
Max Landing	66,000 kgs
Fuel Capacity	6,302 gallons / 41,291 lbs
INTERIOR Seating Configuration	174 - All Economy
Coat closet Cabin	Yes, 2 in the front before row 1 of seats
Lavatories	1 fwd cabin, 2 aft cabin lavs are vacuum type)
Seat Vendor, First	N/A
Seat Pitch, First	N/A
Seat Vendor, Coach	RECARO Model 3510
Seat Pitch, Coach	30 inches except as noted on LOPA
Escape Path Lighting Location	Floor Mounted
Escape Path Lighting Vendor	PER / Lufthansa Guideline 400
Vendor, Galley G1 and G5	Driessen for Fwd. and Aft Galley G1 and G5
Airphone	None
Audio/Visual Entertainment	PANASONIC MPES. 16 PSU mounted 10.4” retractable LCD monitors.
SYSTEMS Wheels & Brakes	B F Goodrich
Brake Fans	B F Goodrich
Electrical	115v AC / 28v DC. 90kva
Hydraulic	3,000psi, Eaton pumps

***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Avionics Equipment

Significant avionics equipment includes the following:

Quantity	Equipment Supplier	Part Number

3 Radio Tuning Panels	THALES AVIONICS	C12848CA01
2 HFS-900 HF Data Radios	Collins	822-0330-020
3 VHF-900 VHF Data Radios	Collins	822-1047-030
1 SELCAL Control Panel	TEAM	BC2065C
1 SELCAL Decoder	Coltech	1200008-000
1 Communications Mgmt Unit	N/A	N/A
1 CVR (2 hour)	Allied Signal Avionic	980-6022-001
1 DFDAU	SAGEM	ED48A100
1 DFDR	Honeywell	980-4700-042
1 Accelerometer	AMETEK AEROSPACE	3001-01-111
2 Multi-Mode Receiver, ILS/GPS	Collins	22-1152-121
2 Low Range Radio Altimeter	Collins	822-0334-020
1 Wx Radar w/ PredictiveWindshear	Collins	822-1710-202
1 Weather Radar Control Panel	Collins	622-5130-820
1 TCAS II Computer	Honeywell	7517900-10003
2 ATC Mode S Transponder	Collins	822-1338-021
1 TCAS Control Panel	THALES AVIONICS	C12404AB02
2 VOR/Marker Beacon Receiver	Collins	822-0297-020
2 DME Interrogator	Collins	822-0329-020
2 Multipurpose CDU	Honeywell	4077880-982
2 FMC w/ Update and 1 MB Nav DB	Honeywell	C13042BA01
1 EGPWS Computer	Allied Signal	965-1676-002

EPAC Ref.	Title
Introduction of A319-100 Standard Specification at Issue 5

ATA 02	Certification
02.10.100/06	High altitude certification up to 14100 ft
02.10.104/20	Certification of dynamically tested passenger seats - all classes
02.10.111/01	Compliance with FAA type certification requirements
02.10.120/01	15 knots tailwind certification at Take - off
02.10.120/02	15 knots tailwind certification at landing
02.12.108/01	Extended environmental envelope ( ISA + 40 )
02.12.140/03	Compliance with FAR 121.344
02.35.135/XX	Cabin BFE equipment turned into SSBFE
02.35.135/XX	Avionics BFE equipment turned into SSBFE
02.40.101/01	External livery
ATA 03	Weights
03.20.400/XX	Design weights MTOW 77 T/ MLW 64.5 T / MZW 61 T
03.20.400/02	Design weights increased to MTOW 75.5 T/MLW 62.5 T/MZFW 58.5 T
ATA 11	Placards and markings
11.00.104/03	Identification plates
11.00.104/26	Cockpit identification plate on lavatory partition
11.00.105/03	Installation of additional identification plate on rear LH fuselage (FAA requirements)
11.00.136/01	Second language for residual cabin and cargo pressure doors
11.20.106/05	Exterior placards and markings in Spanish and English
11.30.100/01	Bilingual cabin placards for passengers per customized definition
11.30.111/36	Bilingual EEPMS exit identifier - English below (vertical) and second language (Horiz.) - Airsignal
11.30.122/07	Installation of placards on emergency equipment containers
11.30.127/72	Installation of additional placards in lavatories
11.20.115/07	Ram Air Turbine - bilingual markings (English / Spanish)
11.20.119/01	NLG permanent steering markers (+/-95° wheels positions)
11.20.125/07	RVSM markings
11.20.128/67	Air conditioning packs outlet (RAM AIR)
11.20.128/75	Additional external markings
ATA 21	Air conditioning
21.27.108/01	Avionics ventilation air filter PALL APME QB0452
21.27.109/04	Installation of two ozone catalytic converters (A318 type)
21.30.000/20	Non installation of RPCU
21.50.050/01	Installation of A318 type ECS
ATA 22	Auto flight
22.70.100/XX	FMS alternate equipment
ATA 23	Communications
23.73.144/01	Flashing steward call light
23.00.132/30	ELT installation - BFE
23.11.115/14	Installation of one HF system - COLLINS 900 - DIGITAL ATENNA COUPLER - BFE
23.13.101/02	Installation of third RMP 8.33 KHz capable
23.50.138/04	Cockpit hand microphone alternate equipment – Holmberg

EPAC Ref.	Title

23.51.136/06	Installation of Plantronics Boom-sets
23.71.103/10	Solid State Cockpit Voice Recorder (SSCVR) – Honeywell
Global	IFE system- PANASONIC
23.36.007/01	Wiring provisions for digital server system (SC-A and crew panel) – PANASONIC
23.36.105/04	Provisions for VCC in OHSC aft of door 1 LH
Global	CIDS Changes – GLOBAL
23.73.144/01	Flashing steward call light
ATA 24	Electrical power
24.00.335/01	Installation of additional electrical outlets 115V/60Hz in cockpit
Provisions and installation of in-seat PC power outlets (2 outlets per triple seat)
ATA 25	Cabin & cockpit
Global	Cabin layout TBA
Provisions for cabin conversion to TACA definition
Interior colour scheme
25.24.125/01	OHSC alternate door – Increased Volume
Global	Cargo compartment – full bulk with reinforced floor panels
25.50.137/01	Rubber seal profile in cargo compartment floor panels
25.61.112/01	Installation of slide raft at FWD and AFT doors
25.45.212/03	Lavatory wash basin – installation of stainless steel
25.28.103/02	From dispersion-adhesive to double- sided adhesive tape
25.35.130/04	Installation of electrical galley catering equipment (BFE) (change 1)
25.35.131/03	Installation of non-electrical galley catering equipment (BFE) (change 1)
25.35.132/02	Installation of non-electrical galley catering/loose equipment (BFE) (change 1)
25.45.201/18	Installation of holder for soap bottles celeste
25.67.001/01	Installation of medical outlets in Aft RH PSU channel (115V/400Hz and 28VDC/360W)
25.28.142/XX	Non Textile Floor covering selection
Cabin emergency equipment
ATA 26	Fire protection
26.21.104/XX	Engine fire exting. Alternate equipment – PACIFIC SCIENTIFIC
ATA 27	Flight Controls
27.92.101/02	Visual/Aural indication of simultaneous side stick action
ATA 29	Hydraulic Power
29.10.110/09	Hydraulic Engine Driven Pumps (EDPs) – EATON AEROSPACE
29.21.104/07	Electropumps – EATON AEROSPACE
ATA 30	Ice and Rain Protection
30.11.101/01	Wing anti-ice valve alternate equipment – Honeywell
ATA 31	Indicating/Recording
31.33.050/24	FDIMU – Alternate equipment
31.33.200/01	SSFDR alternate equipment (256 w/s capable) – HONEYWELL
31.52.102/02	ECAM OEB reminder function activation on FWC
31.60.120/01	Installation of LCD EIS2 – Thales Avionics
ATA 32	Landing gear
32.00.100/02	Installation of full electrically signaled braking system
32.10.103/01	Small bore inflation valve on NLG & MLG BF Goodrich wheels (without indicator)
32.40.113/25	Installation of wheels and brakes – GOODRICH DURACARB
32.41.111/01	Main Landing Gear (MLG) tire selection – MICHELIN

EPAC Ref.	Title

32.41.120/05	Nose Landing Gear (NLG) tire selection – MICHELIN
32.48.200/XX	Installation of universal brake cooling fans
ATA 33	Lights
33.50.110/41	Installation of floor mounted EEPMS – Lufthansa Technik (with cover) / Exit identifier Airsigna
ATA 34	Navigation
34.10.117/04	ADIRS alternate equipment – HONEYWELL
34.13.105/01	Installation of aspirated TAT probes – Rosemount
34.13.106/01	Pitot Probes alternate equipment – BF GOODRICH
34.20.202/02	Installation of ISIS
34.41.300/05	Single weather radar with PWS function activated and multi-scan capability – Rockwell Collins
34.42.101/07	Radio altimeter – alternate equipment
34.42.117/01	Radio altitude automatic call-out
34.43.200/35	Installation of TCAS – change 7
34.48.132/01	Activation of the GEOMETRIC ALTITUDE function in the EGPWS
34.48.132/02	Activation of the Peaks function in the EGPWS
34.48.132/03	Activation of the Obstacle function in the EGPWS
34.50.104/04	DDRMI VOR / ADF / DME
34.58.313	Multi Mode Receiver (MMR) alternate equipment – ROCKWELL COLLINS
ATA 35	Oxygen
35.11.101/01	Alternate flight crew oxygen cylinder 115 Cu/ft (steel)
35.20.104/01	Identification of pax chemical oxygen generators
35.21.106/01	Installation of four masks per double triple seats
35.31.108/04	Installation of a Scott Aviation PBE in cockpit (BFE) P/N 802300-14
ATA 36	Pneumatic
36.110.05/01	Engine bleed air alternate supply system
ATA 38	Water/Waste
38.41.101/01	Pressurization of potable water system
38.10.104/02	Installation of water conditioner in potable water system (A318 A319 A321)
ATA 46	ATSU
46.21.102/08	Upgraded standard Airbus AOC software for ATSU – Rockwell-Collins
ATA 49	APU
49.00.105/04	APU alternate equipment – ALLIED SIGNAL 131-9A
ATA 51	Structure
51.22.201/02	Basic paint system selection – PPG AEROSPACE
ATA 52	Doors
52.51.100/00	Installation of intrusion & penetration resistant cockpit door
ATA 55	Stabilizers
55.30.101/01	Installation of erosion protection on vertical stabilizer leading edge – Stainless steel
ATA 56	Windows
56.10.102/02	Cockpit alternate front windows – SAINT-GOBAIN SULLY
56.10.102/13	Cockpit alternate lateral windows – SAINT-GOBAIN SULLY
ATA 72	Engines
72.00.119/XX	Engines selection

Schedule 7

PRE-DELIVERY PROCEDURE

1. Prior to the Delivery Date, subject to the requirements of any purchase agreement in respect of the Aircraft, Lessor shall give Lessee an opportunity to inspect the Aircraft and to participate as observer with up to two representatives of Lessee on the Aircraft in a demonstration flight of the Aircraft (not to exceed two hours’ duration) at such location as Lessor shall notify to Lessee to ensure that the Aircraft meets the Delivery Condition Specifications.

2. Lessee shall enter into the Participation Agreement, in the form agreed between Owner Participant and Lessee on or prior to the date of this Agreement, which shall govern, inter alia, the rights of Lessee pursuant to this clause 2.

3. If Lessee notifies Lessor of any non-conformity of the Aircraft with the Delivery Condition Specification observed during the inspection or demonstration flight (and such non-conformity is recorded in the flight log in the case of a demonstration flight) Lessor will (subject to paragraph 4) correct or procure the correction of such non-conformity as promptly as practicable and make the Aircraft available for re-inspection by Lessee.

4. If Lessor notifies Lessee that it does not intend to correct any defect because in the opinion of Lessor it is impracticable or prohibitively expensive to do so, either Lessor or Lessee will be entitled to terminate this Agreement by written notice to the other party and the provisions of clause 3.4(b) shall apply.

Indemnity

5. Lessee is responsible for and shall indemnify and hold harmless the Indemnitees from and against all Losses arising from death or injury to any observer representative or any employee of Lessee in connection with any demonstration flight or inspection of the Aircraft by Lessee.

Licenses

6. It is the responsibility of Lessee to obtain all licenses, permits or approvals necessary to export or transport the Aircraft from the Delivery Location.

7. Lessor will provide Lessee with any required data and information relating to the Aircraft or Lessor for the purposes of obtaining such licenses, permits or approvals.

Schedule 8

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Schedule 9

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Schedule 10

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Schedule 11

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1.	List of manuals

Basic:

1.	Airplane Flight Manual

2.	Flight crew operating Manual

3.	Trim Sheet

4.	Quick Reference Handbook

5.	Weight and Balance Manual

6.	Performance Engineer’s Programs

7.	Airbus A [xxx-xxx] Standard Specification [xxx xxxxx] issue [x], revision [x] dated [xx xx xxx] and as amended to include all Lessee standard SCNs (Specification Change Notices)

8.	Performance Programs Manual

9.	Aircraft Maintenance Manual

10.	Wiring Diagram Manual

11.	Power Plant Build-up Manual

12.	Engine Brochures

13.	APU Log Book (with manufacturer delivery documents)

14.	Illustrated Parts Catalogue

15.	Illustrated Parts catalogue (Airframe) Additional Cross Reference Table

16.	Structural Repair Manual

17.	Nacelle Structural Repair Manual

18.	Engine Maintenance Manual

19.	Illustrated Parts catalogue (power-plant)

20.	Master Minimum Equipment List

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21.	Maintenance Planning Document

22.	Component Maintenance Manuals (Vendor and Manufacturer)

23.	Engineering and Tooling Drawings

24.	Maintenance Facility Planning

25.	Support Equipment Summary

26.	Tool and Equipment bulletins

27.	Tools and equipment Drawings

28.	Tools and equipment index

29.	Illustrated tools and Equipment Manual

30.	Technical Publications Combined Index

31.	Trouble shooting Manual

32.	Component Documentation Status

33.	Component Evolution List

34.	Cable Fabrication Manual

35.	Standards Manual

36.	Parts usage

37.	Schedule (drawing Nomenclature)

38.	Process and Materials Specification

39.	Installation and Assembly Drawings

40.	Airplane Characteristics for Airport Planning

41.	ATA breakdown index

42.	CADETS (technical Publications Training)

43.	Aircraft Recovery Manual

44.	Crash Crew Chart

45.	Cargo Loading system Manual

46.	List of applicable publications

47.	List of radio active and hazardous elements

48.	Livestock transportation Manual

49.	Service Bulletins

50.	Service information letters

51.	Supplier Product Support Agreements

52.	Transportability Manual

53.	Vendor Information Manual

54.	Vendor Information Manual for Ground Support Equipment

55.	Maintenance Review Board

56.	Non Destructive Testing Manual

57.	Power Plant Build up Manual

58.	Aircraft Schematics Manual

59.	Aircraft Wiring Lists

60.	Aircraft Wiring Manual

61.	Component Location Manual

62.	Consumable Material List

63.	Duct Repair Manual

64.	Electrical Load Analysis

65.	Electrical Standards Practices Manual

66.	Electrical Standards Practices Booklet

67.	Fuel Pipe Repair Manual

68.	Maintenance Planning Task Cards

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The Technical Records and Manuals shall be in English, shall include those as of the Delivery Date, shall include those required during the Term to comply with EASA Regulation 2042 and JAR OPS 1 and shall otherwise be as detailed below.

All documents shall be presented in a good, legible condition and, if applicable, sorted and/or bound together in a manner appropriate to the document type, loose page documents shall be grouped together in a secure manner and in the correct numerical or chronological order. Distinct groups, packages or boxes of documents shall be numbered and labeled according to their content and a master index of all packages or boxes shall be provided.

1.	CERTIFICATES

(a)	Certificate of Airworthiness (current).

(b)	Current Aircraft Registration Certificate.

(c)	Original Export Certificate of Airworthiness from State of Manufacture.

(d)	Current Export Certificate of Airworthiness from State of Registration.

(e)	Export Certificate of Airworthiness for fitted engines if not original to the Aircraft (Copy).

(f)	Radio Station License (current).

(g)	Noise certificate (current).

(h)	Registration cancellation notice (if issued by State of Registration).

(i)	Air Operator Certificate (Lessee).

(j)	RVSM, B-RNAV, P-RNAV, ATC transponder, Altimeter and pitot / static check certification as applicable and as required by the FAR part 43 and 91.

(k)	Certificate of most recent Release to Service (copy).

(l)	Certificate of Sanitary Construction (Galleys) if applicable.

(m)	All Supplemental Type Certificates (STC) applied to the Aircraft (Copies).

2.	AIRCRAFT STATUS SUMMARIES

All status summary document to be signed and dated on final page by the Lessee’s Quality Manager and all other pages initialed.

(a)	Aircraft record of flight time and cycles (listing accumulated hours and cycles on specific dates).

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(b)	Airworthiness Directive Applicability and Compliance status Reports (Airframe, Engines and Appliances) Format/content as follows:

(i)	Airworthiness Directives listed in a chronological order.

(ii)	All Airworthiness Directives applicable to the Aircraft, Engine, APU or Aircraft Appliance type listed as follows:

(A)	AD number.

(B)	AD effective date.

(C)	Title.

(D)	Applicability status.

(E)	Accomplishment status.

(F)	Date or hours /cycles at last accomplishment action.

(G)	Date or hours /cycles of next action due (if applicable).

(c)	Manufacturer’s Airworthiness Directive compliance Status at time of Manufacture.

(d)	Manufacturer Service Bulletin Compliance Report for the Aircraft, Engine, APU and the Aircraft Appliances. Format/content as follows:

(i)	SB number.

(ii)	SB effective date.

(iii)	Title.

(iv)	Applicability status.

(v)	Accomplishment status.

(vi)	Date or hours /cycles at last accomplishment action.

(vii)	Date or hours /cycles of next action due (if applicable).

(e)	Corrosion Prevention and Control Program Task Status (showing last accomplishment and next due for each task) if applicable, listing the Corrosion Prevention and Control Program Tasks in a numerical order.

(f)	Aging Aircraft Inspection and Modification Program tasks status (showing task number, termination status as applicable, last accomplishment and next due for each item if open) if applicable. Manner of presentation as follows:

(g)	List of Operator implemented Modifications Incorporated (Engineering Orders applied to Airframe, Engines and Appliances). Format/content as follows:

(i)	Operator Modifications listed in numerical order.

(ii)	Cross reference document between Operators modification number and original engineering source /vendor document provided.

(iii)	Air Authority/FAA/JAA/State of Manufacture type certificate data approval for modification provided.

(h)	Structural Repair File with a detailed structural Map showing exact location of all external repairs and damages indicating their status in accordance with the Manufacturers structural repair manual showing general size and location of each external repair and basis for approval). Format/content as follows:

(i)	Records of accomplishment or compliance of each indexed repair provided as follows:

(A)	Original signed /certified “dirty finger print” records.

(B)	Presented in binder (or binders).

(C)	Numbered and sorted by index number.

(ii)	Records for Major Repairs or repairs that do not conform to the Manufacturer’s Structural Repair Manual accompanied by the appropriate Engineering Approval document issued by the State of Manufacture Airbus RAS.

(i)	List of Major Alterations and Supplemental Type Certificate’s Incorporated (STC’s) (with reference to approved documentation used to accomplish).

(j)	List and Status of Airframe Life Limited Parts (if any) with full back to birth traceability support documents. Format/content as follows:

(i)	Each Life Limited Part fitted to the Airframe listed by part number and unique serial number.

(ii)	Detailed full back to birth traceability file supplied for each individual Life Limited Part detailing on /off transaction history.

(iii)	Original Airworthiness tag document issued when the Life Limited Parts was new (such as the manufacturer’s tag, certificate of conformity or readiness log document as appropriate) provided.

(iv)	Full back to birth traceability file for each Life Limited Part provided, to include the Airworthiness approval tag (JAA form 1 or FAA form 8130-3 or equivalent) pertaining to each subsequent (if any) on/off transaction up to and including installation on the subject airframe.

(v)	Supplied tags and any other appropriate certified document or job-card indicating hours /cycles or calendar time at each on/off demonstrating unbroken trace of the Hours /cycles or calendar time from birth up to current time.

(k)	List and Status of Landing Gear Life Limited Parts for each Landing Gear with full back to birth traceability support documents Format/content as follows:

(i)	Each Life Limited Part fitted to Landing Gear listed by part number and unique serial number.

(ii)	Detailed full back to birth traceability file supplied for each individual Life Limited Part detailing on /off transaction history.

(iii)	Original Airworthiness tag document issued when the Life Limited Parts was new (such as the manufacturer’s tag, certificate of conformity or readiness log document as appropriate) provided.

(iv)	Full back to birth traceability file for each Life Limited Part provided, to include the Airworthiness approval tag (JAA form 1 or FAA form 8130-3 or equivalent) pertaining to each subsequent (if any) on/off transaction up to and including installation on the subject airframe.

(v)	Supplied tags and any other appropriate certified document or job-card indicating hours /cycles or calendar time at each on/off demonstrating unbroken trace of the Hours /cycles or calendar time from birth up to current time.

(l)	List and Status of Engine Life Limited Parts with full back to birth traceability support documents. Format/content as follows:

(i)	Each Life Limited Parts fitted to the engine identified by part number and unique serial number.

(ii)	Detailed full back to birth traceability file supplied for each individual Life Limited Part detailing on /off transaction history.

(iii)	Original Airworthiness tag document issued when the Life Limited Parts was new (such as the manufacturer’s tag, certificate of conformity or readiness log document as appropriate) provided.

(iv)	Full back to birth traceability file for each Life Limited Part provided, to include the Airworthiness approval tag (JAA form 1 or FAA form 8130-3 or equivalent) pertaining to each subsequent (if any) on/off transaction up to and including installation on the subject airframe.

(v)	Supplied tags and any other appropriate certified document or job-card indicating hours /cycles or calendar time at each on/off demonstrating unbroken trace of the Hours /cycles or calendar time from birth up to current time.

(m)	List and Status of Auxiliary Power Unit (APU) Life Limited Parts (if any) with full back to birth traceability support documents Format/content as follows:

(i)	Life Limited Part fitted to the APU identified by part number and unique serial number.

(ii)	Detailed full back to birth traceability file supplied for each individual Life Limited Part detailing on /off transaction history.

(iii)	Original Airworthiness tag document issued when the Life Limited Parts was new (such as the manufacturer’s tag, certificate of conformity or readiness log document as appropriate) provided.

(iv)	Full back to birth traceability file for each Life Limited Part provided, to include the Airworthiness approval tag (JAA form 1 or FAA form 8130-3 or equivalent) pertaining to each subsequent (if any) on/off transaction up to and including installation on the subject airframe.

(v)	Supplied tags and any other appropriate certified document or job-card indicating hours /cycles or calendar time at each on/off demonstrating unbroken trace of the Hours /cycles or calendar time from birth up to current time.

(vi)	Check/Inspection History and Current Status.

(n)	List and Current Status of Time-Controlled Components Format/content as follows:

(i)	Time-Controlled Components fitted to the Aircraft listed by part number and unique serial number.

(ii)	Airworthiness approval tag (JAA form 1 or FAA form 8130-3 or equivalent) provided for Time-Controlled Components.

(o)	Inventory of Installed Serialized On-Condition/Condition Monitored Components. Format/content as follows:

(i)	Serialized Components fitted to the Aircraft listed by part number and unique serial number.

(ii)	Airworthiness approval tag (JAA form 1 or FAA form 8130-3 or equivalent) provided for Serialized Components.

(p)	List of Deferred Maintenance Items (if no Deferred Maintenance Items are “open” at transfer, a signed statement to that effect is required).

List and Status of any Out-of-Phase Checks, Special Inspection Requirements, Time Limited Repairs, etc. (If none exist or if requirements are incorporated into aircraft status reports, then a signed statement to that effect is required.)

(q)	Supplemental Structural Inspection (SSID) Status (if applicable) (showing last accomplishment and next due for each task). Format/content as follows:

(i)	listing the Supplemental Structural Inspections in a numerical or chronological order as applicable.

3.	AIRCRAFT MAINTENANCE RECORDS

(a)	Aircraft Flight and Maintenance Log Sheets (minimum of operation back to previous highest level Airframe Structural Check).

(b)	Airframe inspection, maintenance, modification and repair documents with maintenance and/or inspection signatures (as required) and description of work done.

(c)	Last “A”, and all systems “C” Checks, and Airframe 6 Year Block Structural Check and Airframe 12 Year Block Structural Check (or equivalents) (In the event that a check is performed in phases, all phases necessary to constitute a complete block check are required. In the event that check content varies by multiples of the check, all multiples necessary to constitute a complete cycle are required).

(d)	Airworthiness Directive, Service Bulletin and Modification compliance documents including engineering orders, drawings, shop cards, etc., as necessary to establish method of compliance, quality control acceptance, and approval authority.

(e)	Corrosion Prevention and Control Program compliance documents and inspection findings as applicable including records of accomplishment or compliance provided (the original signed /certified “dirty finger print” workcards).

(f)	Documentation for Operator Modifications such as engineering orders, drawings, FAA form 8110-3, Supplemental Type Certificates, Master Change Notice, FAA type certificate conformity approval from manufacturer or approved design organization etc., as necessary to define work done, certification basis, and approval authority.

(g)	Supporting Documentation for Operator Modifications such as engineering orders, drawings, FAA form 8110-3, Supplemental Type Certificates, Master Change Notice, FAA type certificate conformity approval from manufacturer or approved design organization etc., as necessary to define work done, certification basis, and approval authority.

(h)	Aircraft weight and balance records (including weight change ledger, most recent weighing report and individual flight control weight and balance data).

(i)	Test Flight Reports.

(j)	X-Ray Inspection findings (pictures/film) as applicable.

4.	AIRCRAFT HISTORY RECORDS

(a)	Service Difficulty Reports, Lessee System Reliability reports and equivalent.

(b)	Accident and Incident Reports (if none, then a signed “no Incident /Accident” statement from operator’s Quality Control Manager).

(c)	Aircraft Log Book(s) and Aviation Authority Operation and Modification Log Book(s) (as applicable).

5.	ENGINE RECORDS (FOR EACH ENGINE)

Each status summary signed and dated on the final page by the Lessee’s Quality Manager and all content pages initialed.

(a)	Certified statement as to following:

(i)	time and cycles since new

(ii)	time and cycles since overhaul on each engine module

(iii)	flying hours and cycles in lessee’s operation

(b)	Engine Master Record (record of installation and removal and accumulated flight time and cycles for Engine and each module installed at Redelivery Date)

(c)	List of Operator Modifications Incorporated, if any including supporting documentation with Manufacturer approval

(d)	List of all Major Repairs and Alterations, if any

(e)	Check/Inspection Status

(f)	Accessory Status sheet with certified TSO for each rotable item installed

(g)	Last overhaul tags (or copies) for each of the accessory rotables

(h)	Engine Build Specifications

(i)	(Repair, overhaul and inspection documents such as JAA form 1, FAA 8130-3 and FAA form 337 for each shop visit (minimum acceptable is shop visit history through last Engine Performance Restoration shop visit and if different, last overhaul of each module)

(j)	List of current Line Replaceable Units (LRU)/QEC Items missing from engine (if applicable for a spare Engine redelivery or off-wing Engine)

(k)	Engine Condition Monitoring Report for the three (3) months prior to redelivery

(l)	Last three (3) months of aircraft flight/technical logs to which engine was fitted

(m)	Reason for last engine removal, engine change paperwork and date of engine removal

(n)	Most recent certified engine borescope (videotaped)

(o)	Most recent fuel, oil sampling, magnetic chip detector and vibration survey results

(p)	Most recent on-wing ground performance run specifying engine OATL (outside air temperature limit) at rated thrust

(q)	Last certified Test Cell Run specifying engine OATL

(r)	Engine Oil used

(s)	Any incidents during operation since last performance restoration shop visit with action taken i.e. IFSD/FOD/oil loss etc.

6.	APU RECORDS

(a)	Certified statement as to following:

(i)	hours and cycles since new

(ii)	hours and cycles since overhaul

(iii)	hours and cycles since hot section inspection

(iv)	lessee’s method for APU time accrual i.e. 1:1 with aircraft hours and cycles

(b)	APU Master Record (record of installation and removal and accumulated time and cycles)

(c)	List of Operator Modifications Incorporated, if any including supporting documentation with Manufacturer approval

(d)	(Accessory Status Sheet with certified time since overhaul for each rotable item installed

(e)	Last overhaul tags (or copies) for each of the accessory rotables

(f)	Certified and Updated APU Log Book from new (with manufacturer delivery documents)

(g)	Repair, overhaul and inspection documents such as FAA Forms 337 (minimum acceptable is shop visits through last APU Performance Restoration /Hot section Inspection/ overhaul)

(h)	Documents demonstrating installation and full traceability back to birth (to new) for each Life Limited Part

(i)	List of Line Replaceable Units (LRU)/QEC Rotable items missing from APU (if any for any spare APU redelivery)

(j)	Last three (3) months of aircraft flight/technical logs to which APU was fitted

(k)	Reason for last APU removal, removal paperwork and date of APU removal

(l)	Most recent certified APU borescope report (videotape)

(m)	Most recent APU on-wing health check datasheets

(n)	Last certified test cell run

7.	MISCELLANEOUS TECHNICAL DOCUMENTS

(a)	Maintenance Program Specifications including a cross-reference to Manufacturer’s maintenance planning document

(b)	Reference material necessary for interpretation of status summaries, i.e. Operator part numbers Cross Reference to Manufacturer’s part numbers

(c)	Interior configuration drawings as follows:

(i)	L.O.P.A.

(ii)	Emergency Equipment Locations

(iii)	Galley Drawings

(iv)	Cargo Loading System layout

(d)	Aircraft Readiness Log (or parts configuration Status document)

(e)	Loose Equipment Inventory

(f)	Seat, cushion and fabric cover Material Burn Test documents for JAR25.853

(g)	Flight Data Recorder – Print / Copy of Last Read-Out with all exceedences (if any) identified and parameter accuracy confirmed

8.	AIRCRAFT STATUS SUMMARIES

(a)	Airworthiness Directive Applicability and Compliance status at time of Manufacture

(b)	Manufacturer Service Bulletin Compliance Report for the Aircraft, Engine, APU and the Aircraft Appliances

(c)	[Airbus A [xxx-xxx] Standard Specification J [xxx xxxxx] issue [x], revision [x] dated [xx xx xxx] and as amended to include all Lessee standard SCNs (Specification Change Notices)]

(d)	Loose Equipment Inventory

(e)	Seat, cushion and fabric cover Material Burn Test documents for JAR 25/FAR 25.853 (If BFE)

Schedule 12

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Schedule 13

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 14

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.

Schedule 15

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***** Confidential portions of the material have been omitted and filed separately with the Securities and Exchange Commission.